Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

among

ACMP HOLDINGS, LLC,

as Initial Borrower,

APOLLO CAPITAL MARKETS MANAGEMENT, L.P.,

as Investment Manager,

SUMITOMO MITSUI BANKING CORPORATION,

as Lead Arranger, Administrative Agent and Letter of Credit Issuer,

MIZUHO BANK LTD.,

as Lead Arranger

and

The Lenders from time to time party hereto

Dated as of April 1, 2022

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

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EXHIBITS

EXHIBIT A-1:	Schedule of Investors

EXHIBIT A-2:	Schedule of Included Investors

EXHIBIT B:	Form of Promissory Note

EXHIBIT C:	Form of Request for Borrowing

EXHIBIT D:	Form of Rollover/Conversion Notice

EXHIBIT E:	Form of Request for Letter of Credit

EXHIBIT F:	Form of Facility Increase Request

EXHIBIT G:	Form of New Lender Joinder Agreement

EXHIBIT H-1:	Form of Borrower Security Agreement

EXHIBIT H-2:	[Reserved]

EXHIBIT H-3:	Form of Feeder Fund Security Agreement

EXHIBIT H-4:	Form of Apollo Investor Security Agreement (Offshore Feeder)

EXHIBIT H-5:	Form of Apollo Investor Security Agreement (Onshore Feeder)

EXHIBIT I-1:	Form of Collateral Account Control Agreement

EXHIBIT 1-2:	[Reserved]

EXHIBIT J:	Form of Call Notice

EXHIBIT K-1:	Form of Investor Notice (Cayman)

EXHIBIT K-2:	Form of Comfort Letter ([***])

EXHIBIT K-3:	Form of Comfort Letter (Apollo)

EXHIBIT L-1:	Form of Responsible Officer Certificate (Initial Borrower)

EXHIBIT L-2:	Form of Responsible Officer Certificate (Initial Feeder Funds)

EXHIBIT M:	Form of Assignment and Acceptance Agreement

EXHIBIT N:	Form of Qualified Purchaser Certificate

EXHIBIT O:	Form of Compliance Certificate

EXHIBIT P:	Form of Included Investor Designation Letter

EXHIBIT Q:	Form of Qualified Borrower Joinder Agreement

EXHIBIT R:	Form of Feeder Fund Acknowledgement and Confirmation

EXHIBIT S:	Form of Beneficial Ownership Certificate

SCHEDULES

SCHEDULE 13.07	Addresses for Notices

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of April 1, 2022, by and among ACMP HOLDINGS, LLC, a Delaware limited liability company (the “Initial Borrower”), APOLLO CAPITAL MARKETS MANAGEMENT, L.P., a Delaware limited partnership, (the “Investment Manager”), as the manager of the Initial Borrower, the banks and financial institutions listed on the signature page hereof as the Initial Lenders (the “Initial Lenders”), SUMITOMO MITSUI BANKING CORPORATION, a foreign banking corporation organized under the laws of Japan (“SMBC”), as administrative agent (together with any successor appointed pursuant to Section 12.09 below, the “Administrative Agent”) for the Lenders (as hereinafter defined), Letter of Credit Issuer (hereinafter defined) and Lead Arranger, MIZUHO BANK, LTD., as Lead Arranger and each of the other lending institutions that becomes a lender hereunder (the “Additional Lenders,” together with the Initial Lenders, herein collectively referred to as the “Lenders”; and each individually referred to as a “Lender”).

RECITALS

A. WHEREAS, each of Apollo Capital Markets Partnership (Offshore), L.P., a Cayman Islands exempted limited partnership, acting by its general partner, the General Partner, (the “Offshore Feeder”) and Apollo Capital Markets Partnership, L.P., a Delaware limited partnership, acting by its general partner, the General Partner, (the “Onshore Feeder” and collectively with the Offshore Feeder, the “Initial Feeder Funds”) have subscribed to and invested, directly or indirectly in the Initial Borrower;

B. WHEREAS, the Initial Borrower has requested that Lenders make loans, and participate in letters of credit: (i) to finance the costs and expenses to be incurred by the Initial Borrower under its Organizational Documents (as hereinafter defined) and (ii) to provide working capital and for other purposes permitted under its Organizational Documents and the Subscription Agreements, including paying expenses and carrying on the day-to-day business of the Initial Borrower; and

C. WHEREAS, Lenders are willing to lend funds, and participate in letters of credit, upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:

SECTION 1. DEFINITIONS

1.01 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.01 or in the Section or recital referred to:

“Additional Collateral Account” is defined in Section 5.02(a)(iv) hereof.

“Additional Lenders” is defined in the preamble of this Credit Agreement.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrative Agent” is defined in the preamble of this Credit Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person (whether or not existing as of the Closing Date) that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Affiliated Investor” shall mean an Investor that is an Affiliate of a Borrower, Feeder Fund or General Partner.

“Affiliated Investor Party” means any Investor Party that is an Affiliate of a Borrower, Feeder Fund or General Partner.

“Agent-Related Persons” means Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“AIV Borrowers” means each Alternative Investment Vehicle which, subsequent to the Closing Date, agrees in writing to become an AIV Borrower hereunder; and “AIV Borrower” means any AIV Borrower, individually.

“Alternative Investment Vehicle” means an alternative investment vehicle of the Initial Borrower, the Initial Feeder Funds, a Qualified Borrower, an Alternative Investment Vehicle or an additional Feeder Fund (including, an “Alternative Investment Vehicle” as may be defined in the Partnership Agreement of such entities as in effect on the Closing Date or as of the date such entity is added under Section 7.04, 7.05, or 10.13 hereof, as applicable).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Loan Parties and Parallel Fund Borrowers from time to time concerning or relating to bribery, corruption or money laundering, including the U.S. Foreign Corrupt Practices Act, including, in each case, any regulations thereunder and as may be amended from time to time.

“Apollo” means Apollo Global Management, Inc., a Delaware corporation, and its subsidiaries.

“Apollo Investor” means each Investor that is a Subsidiary or an Affiliate of, or whose parent, Sponsor, Responsible Party or Credit Provider is Apollo Parent.

“Apollo Investor Security Agreement” means a security agreement substantially in the form of Exhibit H-4 or Exhibit H-5 (as applicable), by and among each Apollo Investor, its general partner, the Feeder Fund or the Borrower, as applicable, and the Administrative Agent.

“Apollo Parent” means Apollo Management Holdings, L.P., a Delaware limited partnership.

“Applicable Margin” means [***] basis points per annum.

“Applicable Rating Requirement” means for any Included Investor that is (or whose Credit Provider, if applicable, is):

(a) an Apollo Investor, a Rating of BBB/Baa2 or higher with respect to Apollo Parent;

(b) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB/Baa2 or higher;

(c) (i) an [***], as an insurance company, Best’s Rating of BBB+ or higher and a Rating of BBB/Baa2 or higher, and (ii) for any other insurance company, a Best’s Rating of A- or higher and a Rating of BBB/Baa2 or higher;

(d) an ERISA Investor or nominee of an ERISA Investor, in addition to the Sponsor’s Rating of BBB/Baa2 or higher, a minimum Funding Ratio for such ERISA Investor based on the Rating of its Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or lower	80%

(e) a Governmental Plan Investor, or the Responsible Party with respect to such Governmental Plan Investor, in addition to the Responsible Party’s Rating of BBB/Baa2 or higher, a minimum Funding Ratio for the pension fund based on the Rating of its Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB+/Baa1 or lower	80%

(f) a [***], a Rating of A/A2 with respect to the [***]; or

(g) otherwise a Rated Investor, a Rating of BBB/Baa2 or higher with respect to either the Rated Investor or the Rated Investor’s Credit Provider (if applicable).

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Rating Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, that Rating shall apply. If the Rating of any such Included Investor falls below its applicable Rating, then such Included Investor shall be deemed to have failed the Applicable Rating Requirement.

“Approved Lending Entity” means any Lending Entity that is administered or managed by: (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” is defined in Section 13.13(c) hereof.

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 13.13(c) hereof, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be in the form of Exhibit M attached hereto.

[***]

“Automatic Step-Up Date” means April 1, 2022.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Facility Amount or (b) ninety percent (90%) of the Remaining Capital Commitments of the Included Investors.

“Available Tenor” means, as of any date of determination and with respect to the relevant then-current Benchmark, as applicable, (a) if the then-current Benchmark is a future looking term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) if clause (a) does not apply, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date; provided that “Available Tenor” shall be determined on an individual basis in respect of each then-current Benchmark. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Regulation Y and Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank Subsidiary of such bank holding company.

“Base Rate” means, on any day, the greatest of: (a) the Prime Rate, (b) Spread Adjusted Term SOFR for a one month Interest Period plus one hundred basis points (1.00%) per annum or (c) the Federal Funds Rate plus fifty basis points (0.50%) per annum. For the avoidance of doubt, in the event that any such rate is negative, such rate shall be deemed to be zero.

“Base Rate Conversion Date” is defined in Section 2.03(d) hereof.

“Base Rate Loan” means a Loan in Dollars which is one of a group of Borrowings or Rollovers and which constitutes a portion of the principal amount of the Obligations with respect to which the interest rate is calculated by reference to the Base Rate.

“Benchmark” means, initially, with respect to any (i) Daily Simple SOFR Loan, the Daily Simple SOFR or (ii) Term SOFR Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.08.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) with respect to any Benchmark Transition Event for a then-current Benchmark, the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clauses (1) through (2) above would be less than the zero (0), the Benchmark Replacement will be deemed to be zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means for the purposes of clause (2) of the definition of “Benchmark Replacement”, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrowers decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent in consultation with the Borrowers decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to the then-current, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clause (a) or clause (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.08 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.08.

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation with respect to such “legal entity customer”, which certification shall be substantially in the form of Exhibit S hereto.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower Party” means any of the Loan Parties or any Affiliate of a Loan Party; and collectively, “Borrower Parties”.

“Borrower Representative” means Investment Manager.

“Borrower Security Agreement” means each security agreement substantially in the form of Exhibit H-1, by and among the applicable Borrower, Investment Manager and the Administrative Agent.

“Borrowers” means the Initial Borrower, together with each other Person which, subsequent to the Closing Date, agrees in writing to become a Qualified Borrower hereunder; and “Borrower” means any Borrower, individually.

“Borrowing” means a disbursement made by Lenders of any of the proceeds of the Loans when such disbursement increases the outstanding principal amount of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base Deficiency” is defined in Section 2.01(e)(i) hereof.

“Business Day” means any day of the year except a Saturday, Sunday or any other day on which commercial banks in New York or London are authorized or required by law to close, and such day is not a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Call Notice” means, as applicable, (a) means a “Call Notice” as such term is defined in the Partnership Agreement or Subscription Agreement of the Initial Borrower or the Initial Feeder Funds, as applicable, as in effect on the Closing Date (or in the case of a Qualified Borrower, Alternative Investment Vehicle or additional Feeder Fund, in the Organizational Documents of such Qualified Borrower, Alternative Investment Vehicle or additional Feeder Fund as of the date such entity is added under Section 7.04, 7.05, or 10.13 hereof, as applicable); (b) with respect to the Common Commitment, a capital call to the Common LPs; (c) with respect to the Preferred Commitment, a request by the applicable Feeder Fund to its Preferred LPs to purchase Preferred Securities; and (d) with respect to the Preferred Contingently Callable Commitment, a capital call to the Preferred LPs; in each case, such Call Notice shall be substantially in the form of Exhibit J hereto, with information and blanks appropriately inserted and completed in conformity therewith.

“Capital Commitment” means for any Investor, as applicable, (a) the “Capital Commitment” of such Investor, as such term is defined in the Partnership Agreements or Subscription Agreements of the Initial Borrower or Initial Feeder Funds, as applicable, as in effect on the Closing Date (or in the case of a Qualified Borrower or additional Feeder Fund, in the Organizational Documents of such Qualified Borrower or additional Feeder Fund as of the date such entity is added under Section 7.04 or 7.05 hereof, as applicable); (b) the Common Commitment; (c) the Preferred Commitment and (d) the Preferred Contingently Callable Commitment. “Capital Commitments” shall mean the aggregate Capital Commitments of all Investors.

“Capital Contribution” means for any Investor, the payments made by an Investor to the applicable Borrower, Feeder Fund or Alternative Investment Vehicle with respect to such Investor’s Capital Commitment to such Borrower or Feeder Fund (or in the case of an Alternative Investment Vehicle, the relevant Borrower or Feeder Fund); and “Capital Contributions” shall mean the aggregate Capital Contributions of all Investors. For the avoidance of doubt, an Investor’s Capital Contribution shall include any amounts contributed by a Preferred LP in respect of its Preferred Commitment.

“Capital Demand” means a call upon one or more of the Investors, pursuant to a Call Notice to fund all or any portion of the Remaining Capital Commitments of such Investors pursuant to and in accordance with the Partnership Agreements of the Borrowers or Feeder Funds, as applicable.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Liability, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the Letter of Credit Issuer, as applicable, in each case which documents are hereby consented to by the Lenders.

“CIMA” is defined in Section 9.16 hereof.

“Closing Date” means the date that all of the conditions precedent set forth in Section 7.01 hereof are satisfied or waived.

“Compliance Certificate” is defined in Section 9.01(a)(iii) hereof.

“Collateral” is defined in Section 5.01(a) hereof.

“Collateral Account” means any of the Initial Borrower Collateral Account, Offshore Feeder Collateral Account, Onshore Feeder Collateral Account and Additional Collateral Accounts, as applicable; and collectively, the “Collateral Accounts”.

“Collateral Account Control Agreement” means a collateral account control agreement executed and delivered by the depository bank, the Administrative Agent, and the Initial Borrower or a Feeder Fund or such other entity that has a Collateral Account, as applicable, and, to the extent required in accordance with the terms hereof, its general partner or equivalent.

“Collateral Documents” means, collectively, without limitation, the Security Agreements, the Feeder Fund Acknowledgment and Confirmation and all documentation relating to the Administrative Agent’s Lien on all Collateral Accounts; and any documents or instruments amending, restating or supplementing the same; and any other security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and/or continue a security interest in the Collateral for the Loans.

“Comfort Letter” means a letter executed by (i) the [***] and at least one [***] in favor of the Administrative Agent, substantially in the form of Exhibit K-2 attached hereto; and (ii) Apollo Parent and the Apollo Investor in favor of the Administrative Agent, substantially in the form of Exhibit K-3 attached hereto, in each case acceptable to the Administrative Agent in its reasonable discretion, as amended, restated, amended and restated, modified or supplemented from time to time.

“Commitment” means, for each Lender, the amount set forth opposite its signature on this Credit Agreement, on its respective New Lender Joinder Agreement (substantially in the form of Exhibit G), or on its respective Assignment and Acceptance Agreement (substantially in the form of Exhibit M), as the case may be, as the Commitment may be (a) increased from time to time by the Borrowers pursuant to Section 2.13 or automatically increased on the Automatic Step-Up Date or (b) reduced from time to time by the Borrowers pursuant to Section 3.06 or, if a Successful Syndication has not occurred on or before the Syndication Deadline, automatically reduced after the Syndication Deadline.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Common Commitment” means the capital commitment of a Common LP to the Onshore Feeder pursuant to Sections 7(c) and 8(c) of the Onshore Feeder’s Partnership Agreement and its Subscription Agreement (if any) (or in the case of an additional Feeder Fund, pursuant to the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Common LP” means a limited partnership in the Onshore Feeder that is a “Common LP” as such term is defined in Section 7(c) of the Onshore Feeder’s Partnership Agreement (or in the case of an any additional Feeder Fund, the meaning given to such term pursuant to the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Competitor” means any Person engaged in the same or substantially similar line of business as the Borrowers, General Partner or any Affiliate of such Person (unless such Affiliate is a Lender on the Closing Date), as determined in good faith.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning any or all of the Borrower Parties which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of any Borrower Party pursuant to this Credit Agreement orally or in writing to Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that:

(a) was or became generally available to the public at or prior to such time (unless divulged by Administrative Agent, Agent-Related Persons or any Lender or Administrative Agent’s or Lender’s respective attorneys, certified public accountants, officers, directors, employees or agents); or

(b) was or became available to Administrative Agent or a Lender or to Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from any source other than any Borrower Party or its representatives at or prior to such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a RFR Loan to a RFR Loan from one Interest Period to the next Interest Period.

“Controlled Group” means a corporation, trade or business (whether or not incorporated) that is, along with any Loan Party, a member of a controlled group of trades or businesses as described in Section 414 of the Internal Revenue Code.

“Conversion Date” is any RFR Conversion Date or Base Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.03(d) hereof.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.03(d) or Section 4 hereof of one Type of Loan into another Type of Loan.

“Corporation Documents” means, for any corporation, exempted company or company, (a) a true copy of the bylaws, memorandum and/or articles of association governing such corporation, exempted company or company, with all amendments thereto, certified by a Responsible Officer of the corporation, exempted company or company as being true, correct and complete, and (b) the articles or certificate of incorporation or association or articles of association, as applicable, evidencing the incorporation of such corporation, exempted company or company and all amendments (or other modifications) thereto currently certified by the applicable authority for the country or state or jurisdiction of incorporation.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, restatements and modifications hereof and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Provider” means a Person providing a guaranty or other credit support instrument, in form and substance acceptable to Administrative Agent, of the obligations of an Included Investor to make Capital Contributions in order to repay the Obligations hereunder in accordance with the relevant Borrower’s or Feeder Fund’s Organizational Documents.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Dollars, the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) Business Days prior to (x) if such SOFR Rate Day is a Business Day, such SOFR Rate Day, or (y) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, plus (ii) 0.10% (10 basis points) and (b) zero.

If by 5:00 pm (New York time) on the second (2nd) Business Day immediately following any applicable SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Obligations.

“Default” means the occurrence of any condition, act, or event which, but for the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means, for any amount, on any day, the lesser of: (a) the applicable interest rate for such outstanding amount (including the Applicable Margin) in effect on such day (or if no interest rate is otherwise applicable, the Base Rate) plus two percent (2%); or (b) the Maximum Rate. Overdue interest, fees and other amounts shall bear interest at the Base Rate plus two percent (2%).

“Defaulting Investor” is defined in Section 2.01(d) hereof.

“Defaulting Partner” means (a) a “Defaulting Limited Partner” as such term is defined in the Partnership Agreements as of the Closing Date or (b) for any Borrower or Feeder Fund which is not a partnership, a defaulting member, shareholder or equivalent under the applicable Organizational Document of such Borrower or Feeder Fund.

“Defaulting Lender” means any Lender that: (a) has failed to make its Pro Rata Share of any disbursement required to be made in respect of any Loan within three (3) Business Days of when due; (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute; (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding; (d) has notified the Borrowers, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to this Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in a manner reasonably satisfactory to the Administrative Agent or the Borrowers, as applicable, that it will comply with the terms of this Credit Agreement relating to its obligation to fund prospective Loans; (f) has, or has an entity that controls such Lender that has, become the subject of a bankruptcy or insolvency proceeding or (g) has become the subject of a Bail-in Action.

“Disqualified Lender” means any Person identified in writing by the Borrowers to the Administrative Agent on or prior to the Closing Date as a Disqualified Lender, which list may be updated from time to time after the Closing Date subject to the Administrative Agent’s reasonable consent, which consent shall not be unreasonably withheld or delayed, provided that such consent shall not be required to update the list for Competitors.

“Division” and “Divide” mean, with respect to a limited liability company, limited partnership or other business entity, any division under Section 18-217 of the Delaware Limited Liability Company Act, or any similar statute in other jurisdictions applicable to such Person, and shall include the filing of any certificate or plan of Division by such Person.

“Dollars” and the sign “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any of the following as long as, in each case, it is (i) not a Competitor and (ii) a Qualified Purchaser:

(a) a Lender;

(b) an Affiliate of a Lender (provided that a Lender’s assignment to an Affiliate of such Lender which Affiliate is a competitor of Borrower, shall, unless an Event of Default exists, be subject to the written consent of Borrower), so long as the assigning Lender is not released from its obligations hereunder;

(c) an Approved Lending Entity; or

(d) any other Person (other than a natural person) that is a commercial bank, finance company or other financial institution having total assets of at least $500,000,000 with a substantial portion of its business being the making of secured and unsecured loans and approved by:

(i) Administrative Agent;

(ii) in the case of any assignment of a Commitment, the Letter of Credit Issuer; and

(iii) the Borrower Representative (such approval not to be unreasonably withheld or delayed), which approval shall not be required if, at the time any assignment is effected in accordance with Section 13.13(c) hereof, (x) an Event of Default pursuant to Section 11.01(a), Section 11.01(i) or Section 11.01(j) exists or (y) any other Event of Default exists and has not been cured or waived within 30 days (except that such assignment will be subject to Borrower’s consent in the case of a contemplated assignment to a Competitor);

provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) any Borrower or any of its Affiliates or Subsidiaries or (ii) any Disqualified Lender.

“Environmental Complaint” means any claim, complaint, pleading, order, demand, citation, liability letter or notice issued, in writing, to any Loan Party by any Person with regard to, the Release or threat of Release, of any Hazardous Material, any Environmental Liability, or any other environmental health or safety matter affecting any Loan Party.

“Environmental Laws” means all applicable laws, rules, codes, orders, decrees, judgments, injunctions, ordinances and regulations issued, promulgated or entered by any Governmental Authority relating to any type of pollution or to protection of human health or safety or the environment or aspects of environment, including, without limitation, the protection of natural resources or the use, handling, management, discharge, disposal or Release of Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to any Loan Party.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorney, expert and laboratory fees and disbursements, resulting from the violation or alleged violation of any Environmental Law, the handling or presence, the Release or threatened Release, of any Hazardous Material, the imposition of any Environmental Lien, or otherwise arising under any Environmental Law, or resulting from any common or civil law cause of action asserted by any Person arising out of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority imposed: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Investor” means an Investor that is:

(a) an ERISA Plan;

(b) any “plan” defined in Section 4975(e) of the Internal Revenue Code that is subject to Section 4975(c) of the Internal Revenue Code; or

(c) an entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Asset Regulations.

“ERISA Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA.

“Erroneous Payment” is defined in Section 2.18(a) hereof.

“Erroneous Payment Deficiency Assignment” is defined in Section 2.18(d) hereof.

“Erroneous Payment Return Deficiency” is defined in Section 2.18(d) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 11.01 hereof.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Administrative Agent and each Lender, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed on it, by the jurisdictions (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 4.04(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” is defined in Section 2.01(d) hereof.

“Extending Lender” is defined in Section 2.14(a)(iii) hereof.

“Facility Amount” means (i) prior to the Automatic Step-Up Date, $1,000,000,000 and (ii) on and after the Automatic Step-Up Date, $1,500,000,000; provided that if a Successful Syndication has not occurred on or before the Syndication Deadline, after the Syndication Deadline, [***]; in each case as such amount may be, from time to time, (a) increased pursuant to Section 2.13 hereof or (b) reduced pursuant to Section 3.06 hereof.

“Facility Increase” is defined in Section 2.13(a).

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.13, as set forth in the Fee Letter.

“Facility Increase Request” means the notice in the form of Exhibit F pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.13.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules or guidance adopted pursuant thereto or to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, on any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” shall mean that certain fee letter agreement by and between the Initial Borrower and Administrative Agent, dated as of April 1, 2022 and each other fee letter from time to time identifying itself as such.

“Feeder Fund” means (a) the Offshore Feeder, (b) the Onshore Feeder and (c) any other “Feeder Fund” becoming party hereto pursuant to Section 7.05; and collectively, the “Feeder Funds”.

“Feeder Fund Acknowledgment and Confirmation” means an acknowledgment and confirmation substantially in the form of Exhibit R, made by a Feeder Fund and the General Partner in favor of a Borrower and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time; and collectively, the “Feeder Fund Acknowledgment and Confirmations”.

“Feeder Fund Security Agreement” means each security agreement substantially in the form of Exhibit H-2, by and among the applicable Feeder Fund and General Partner in favor of a Borrower and collectively, the “Feeder Fund Security Agreements”.

“Foreign Lender” means any Lender that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Funding Accounts” means the accounts maintained by Administrative Agent for the purpose of funding Loans and receiving and disbursing payments hereunder.

“Funding Ratio” means:

(a) for a Governmental Plan Investor or an ERISA Investor not covered by clause (b) below, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s annual report or audited financial statements, as applicable; or

(b) for an ERISA Investor, that is subject to Form 5500-series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reporting on the most recently filed Form 5500 by such Pension Plan Investor with the United States Department of Labor.

“General Partner” means ACS GP, LLC, a Delaware limited liability company.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such in the United States by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date of this Credit Agreement, so as to properly reflect the financial position of the applicable Loan Party, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any foreign governmental authority, the Cayman Islands, the United States of America, any state of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court or any accounting or other advisory board to any of the foregoing, having jurisdiction over any Loan Party, General Partner, Administrative Agent, any Lender, or the Letter of Credit Issuer (as the context requires), or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that is an employee benefit plan as defined in Section 3(3) of ERISA and that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranteed Obligations” is defined in Section 6.01(a) hereof.

“Guarantees” is defined in Section 6.01(f) hereof.

“Guarantor” means any Borrower or any Feeder Fund, in its capacity as Guarantor of its respective Subsidiary Borrower; and collectively, the “Guarantors”.

“Guaranty” means an agreement between a Guarantor and a Lender evidencing such Guarantor’s Guaranteed Obligations to such Lender, as such agreement may be amended from time to time.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent:

(a) to purchase any such Indebtedness or other obligation or any property constituting security therefor;

(b) advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person;

(c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or

(d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term Guaranty Obligations shall not include:

(i) endorsements or instruments for deposit or collection in the ordinary course of business,

(ii) deposits or other obligations to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, including, but not limited to, completion guarantees,

(iii) contingent liabilities under payment, performance or completion guarantees, purchase and sale agreements or joint venture agreements to the extent that any such contingent obligations are not being enforced by beneficiaries thereunder; and

(iv) contingent obligations under customary “carve outs” in non-recourse loan documentation, including, but not limited to, environmental indemnities, guarantees of environmental indemnitees and guarantees of non-recourse carve-outs which are usual and customary in like transactions involving incurrence of such obligations or liabilities made by Subsidiaries of such Person.

The amount of any Guaranty Obligations hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligations is made.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to:

(a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended;

(b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; and

(c) any substance or material defined as a “pollutant or contaminant” or a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response,

Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. that poses a threat to human health, safety and the environment, including, without limitation, petroleum, petroleum products and petroleum waste materials, radioactive materials and toxic microorganisms such as mold.

“Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by any Borrower.

“Honor Date” is defined in Section 2.12(c)(i) hereof.

“Included Investor” means any Investor (other than a Defaulting Investor):

(a) on the Closing Date:

(i) is set forth as an Included Investor in Exhibit A-2 hereto on the Closing Date, which shall be supplemented from time to time by Administrative Agent pursuant to an Included Investor Designation Letter from time to time in accordance with the terms of this Credit Agreement to reflect the Investors qualifying as Included Investors as of the applicable date;

(ii) that (A) has (or that has a Credit Provider, Sponsor or Responsible Party that has) met the Applicable Rating Requirement or (B) is otherwise designated as a Non-Rated Included Investor in writing pursuant to an Included Investor Designation Letter countersigned by the Administrative Agent and all Lenders that are Lenders on the Closing Date;

(iii) that has delivered a fully executed Subscription Agreement and side letter, if any, which such letter is acceptable to the Administrative Agent; and

(iv) (x) if such Investor is an Apollo Investor, that has provided (i) an Apollo Investor Security Agreement and (ii) a Comfort Letter (Apollo), or (y) such Investor is a [***], that has provided a Comfort Letter ([***]),

(b) subsequent to the Closing Date, subject to the requirements of items (a)(ii), additional Investors may be designated as Included Investors:

(i) by the Lead Arrangers, if (A)(1) (x) such Investor (or their Credit Providers, Sponsors or Responsible Parties) is determined by the Lead Arrangers to meet the Applicable Rating Requirement, (y) such Investor is an Apollo Investor and has provided (i) an Apollo Investor Security Agreement and (ii) a Comfort Letter (Apollo), or (z) such Investor is a [***] and has provided a Comfort Letter ([***]), or (2) such Investor is otherwise designated by the Administrative Agent and all Lenders as a Non-Rated Included Investor as confirmed in writing by the Administrative Agent pursuant to an Included Investor Designation Letter and (B) such Investor otherwise delivers to the Administrative Agent documentation consistent with documentation required to be delivered by the Included Investors on the Closing Date; and

(ii) such Investor has provided the Administrative Agent with information necessary to permit Administrative Agent to comply with OFAC, Sanctions, know-your-customer and other applicable regulatory requirements.

“Included Investor Designation Letter” means a letter, in the form of Exhibit P hereto requesting Administrative Agent to approve the Investor(s) named in such letter as “Included Investor(s)” under this Credit Agreement.

“Increase Effective Date” is defined in Section 2.13(b).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on an unconsolidated balance sheet of such Person (other than trade accounts payable in the ordinary course of business);

(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(f) all Guaranty Obligations of such Person;

(g) the principal portion of all obligations of such Person under:

(i) Capital Leases; and

(ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles;

(h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares;

(i) all net obligations of such Person in respect of Hedging Agreements; and

(j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).

The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 13.06(b) hereof.

“Initial Borrower” is defined in the preamble of this Credit Agreement.

“Initial Borrower Collateral Account” is defined in Section 5.02(a)(i) hereof.

“Initial Lenders” is defined in the preamble of this Credit Agreement.

“Interest” means for any Investor, (i) the “limited partner interest” of such Investor, as such term is defined and/or used in the Partnership Agreement of a Borrower or a Feeder Fund, as applicable, in a Borrower or Feeder Fund, as applicable, or (ii) with respect to a Qualified Borrower, the membership, partnership, limited partner, cooperative or shareholder interest of an Investor in such Qualified Borrower under the Organizational Documents of such Qualified Borrower as of the date such Qualified Borrower is added under Section 7.04 hereof; and collectively, the “Interests”.

“Interest Option” means (i) the Spread Adjusted Term SOFR, (ii) Daily Simple SOFR and (iii) the Base Rate.

“Interest Payment Date” means:

(a) as to any Base Rate Loan, the first Business Day of each fiscal quarter for interest due through the last day of the preceding fiscal quarter, commencing on the first of such days to occur after such Base Rate Loan is made or after any RFR Loan is Converted to a Base Rate Loan, or such earlier date as such Base Rate Loan shall mature, by acceleration or otherwise, and on any Conversion Date;

(b) as to any Term SOFR Loan (i) in respect of which the applicable Borrower has selected a one-month, three-month or six-month Interest Period, the last day of such Interest Period for such Term SOFR Loan (or the next succeeding Business Day if such day is not a Business Day), and (ii) in respect of which the applicable Borrower has selected a six-month, the day of the month corresponding to the Borrowing date of such Term SOFR Loan occurring each third calendar month during such Interest Period for such Term SOFR Loan (or the next succeeding Business Day if such day is not a Business Day);

(c) as to any Daily Simple SOFR Loan, the last day of the Interest Period of such Daily Simple SOFR Loan, or such earlier date as such Daily Simple SOFR Loan shall mature, by acceleration or otherwise;

(d) the Maturity Date; and

(e) as to any Loan, the date of any prepayment made hereunder, as to the amount prepaid.

“Interest Period” means (a) with respect to any Daily Simple SOFR Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related Base Rate Conversion Date or RFR Conversion Date (as applicable) pursuant to Section 2.03 hereof) and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; and (b) with respect to any Term SOFR Loan, the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related Conversion Date pursuant to Section 2.03 hereof) and ending on (but excluding) the corresponding date one (1), three (3) or six (6) months thereafter, from such date, each as a the applicable Borrower shall elect in accordance with Section 2.03 hereof (it being agreed that no tenor removed from this definition pursuant to Section 4.08(d) shall be available for so long as such tenor remains unavailable); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (i) above, end on the last Business Day of the following calendar month; and

(iii) in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investments” shall have the meaning of “Portfolio Investments” as defined in the applicable Partnership Agreement of the Initial Borrower as in effect on the Closing Date (or in the case of a Qualified Borrower, in the Organizational Documents of such Qualified Borrower as of the date such Qualified Borrower is added under Section 7.04 hereof).

“Investment Exclusion Event” means, with respect to any Investor, the exclusion or excuse of any Investor from participating in any Investment or Investments pursuant to the Partnership Agreement of an Initial Borrower or Feeder Fund, as applicable (including, in each case, any similar exclusion or excuse of any Investor in any applicable side letter).

“Investment Manager” is defined in the preamble of this Credit Agreement.

“Investment Period” means “Commitment Period” as defined in the Partnership Agreements.

“Investor” shall mean (i) each “Common LP”, “Preferred LP” and “Limited Partner” under, and as defined in, the applicable Partnership Agreement of the Initial Borrower and the Initial Feeder Funds as in effect on the Closing Date, (ii) any “Common LP”, “Preferred LP” and “Limited Partner” under, and as defined in, the Partnership Agreement or Organizational Document of a Feeder Fund, Alternative Investment Vehicle or Parallel Fund as of the date such Feeder Fund, Alternative Investment Vehicle or Parallel Fund is added under Section 7.05 or 10.13 hereof, as applicable, or (iii) in the case of a Feeder Fund, Alternative Investment Vehicle or Parallel Fund that is not a limited partnership, each “Limited Partner”, “Common LP”, “Preferred LP”, “Member,” “Shareholder” or the equivalent term therefor, under and as defined in the Organizational Documents of such Feeder Fund, Alternative Investment Vehicle or Parallel Fund as of the date such Feeder Fund, Alternative Investment Vehicle or Parallel Fund is added under Section 7.05 or 10.13 hereof, as applicable); and collectively, “Investors”.

“Investor Notice” is defined in Section 5.01(b) hereof.

“Investor Party” means any Credit Provider, Sponsor or Responsible Party of an Investor.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Request for Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and any Borrower or in favor of the Letter of Credit Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, with respect to any Person, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances and codes of a Governmental Authority and administrative or judicial precedents or authorities legally binding on such Person, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lead Arrangers” means SMBC and Mizuho Bank Ltd.

“Lenders” means the Initial Lenders and each of the Additional Lenders that shall become a Lender hereunder pursuant to Section 13.13(c) hereof.

“Lending Entity” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Letter of Credit” means any letter of credit in such standard form used, which shall be subject to rules of the ISP, and issued in Dollars by the Letter of Credit Issuer from time to time pursuant to Section 2.12 hereof either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Applicable Margin” means an interest rate spread and letter of credit fee equal to [***] basis points per annum.

“Letter of Credit Application” means an application and agreement for standby letter of credit by and between a Borrower and the Letter of Credit Issuer in a form reasonably acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Letter of Credit Expiration Date” means the day that is the earlier of: (a) thirty (30) days prior to the Stated Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), provided however, that the Letter of Credit Expiration Date may be extended one (1) year after the Stated Maturity Date (or further extended with the Letter of Credit Issuer’s express consent, in its sole discretion) so long as such Letter of Credit is Cash Collateralized thirty (30) days prior to the Stated Maturity Date; or (b) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.

“Letter of Credit Issuer” means for all Letters of Credit issued or to be issued, SMBC, or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and is approved by the Borrowers.

“Letter of Credit Liability” means the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount, if any, drawn under Letters of Credit for which the Letter of Credit Issuer, Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a Conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.12 hereof, including, without limitation, all L/C Borrowings.

“Letter of Credit Sublimit” means, at any time, an amount equal to thirty percent (30%) of the Facility Amount.

“Lien” means any charge, mortgage, lien, assignment by way of security, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise.

“LLC Documents” means, for any limited liability company, (a) a true copy of the limited liability company agreement of such limited liability company, with all amendments thereto, certified by a managing member or manager of such limited liability company as being true, correct and complete, and (b) a certificate of formation or registration evidencing the formation or registration of such limited liability company and all amendments thereto currently certified by the applicable authority for the state or jurisdiction of formation or registration.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each Letter of Credit Application, each Letter of Credit, each of the Collateral Documents, each Qualified Borrower Joinder Agreement, each Included Investor Designation Letter, and such other agreements and documents, and any amendments, restatements or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents.

“Loan Party” means any Borrower, Guarantor, or Feeder Fund; and collectively, the “Loan Parties”.

“Loans” means the group of RFR Loans and Base Rate Loans made by Lenders to Borrowers pursuant to the terms and conditions of this Credit Agreement.

“Material Adverse Effect” means a material adverse effect on:

(a) the ability of the Loan Parties to perform their obligations under any of the Loan Documents to which they are a party, taken as a whole;

(b) the validity or enforceability of any of the Loan Documents;

(c) the rights and remedies of Lenders, Letter of Credit Issuer and Administrative Agent under any of the Loan Documents, taken as a whole;

(d) the payment of the principal of or interest on the Loans or other amounts payable in connection therewith in accordance with the terms hereof; or

(e) the Lenders’ rights in and to, or the security interest granted in the Collateral.

“Maturity Date” means the earliest of:

(a) the Stated Maturity Date;

(b) the date upon which Administrative Agent declares the Obligations due and payable during the occurrence and continuance of an Event of Default; and

(c) the date upon which Borrowers terminate the Commitments in full pursuant to Section 3.06 hereof or otherwise.

“Maximum Rate” means, during the Commitment Period, on any day, the highest non-usurious rate of interest (if any) permitted by applicable law on such day.

“Moody’s” means Moody’s Investors Service or any successor thereto.

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“Non-Extending Lender” means a Lender that does not consent to extending the Stated Maturity Date pursuant to Section 2.14 hereof.

“Non-Rated Included Investor” means any Investor that does not, or whose Credit Provider, Sponsor, or Responsible Party does not, meet the Applicable Rating Requirement and is approved by the Administrative Agent and all Lenders as an Included Investor.

“Note” is defined in Section 3.01 hereof, and any promissory note delivered in substitution or exchange therefor, as such note may be amended, restated, reissued, extended or modified; and “Notes” means all Notes, collectively.

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrowers (including in their capacity as Guarantors) to Lenders, and all renewals and extensions thereof (including, without limitation, Loans and Letter of Credit Liability), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity and guarantee provisions hereof) or represented by the Notes and each Letter of Credit Application, and all interest accruing thereon, and attorneys’ fees incurred in the documentation, enforcement or collection thereof to the extent due and payable in accordance with the terms hereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of Borrowers to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Offshore Feeder” is defined in Recital A hereof.

“Offshore Feeder Collateral Account” is defined in Section 5.02(a)(ii) hereof.

“Onshore Feeder” is defined in Recital A hereof.

“Onshore Feeder Collateral Account” is defined in Section 5.02(a)(iii) hereof.

“Organizational Document” means any of the Partnership Documents, Preferred Purchase Agreements, the Corporation Documents or LLC Documents, in each case with all amendments thereto, of any Loan Party or General Partner as certified by a Responsible Officer of the applicable Loan Party or General Partner as being true, correct and complete; and collectively as the “Organizational Documents.”

“Other Connection Taxes” means, with respect to the Administrative Agent or a Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or a Lender and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 4.04(b) hereof.

“Outstanding Balance” means at any time, and from time to time, with respect to each Loan, the initial principal amount for such Loan, plus all Borrowings thereafter under such Loan, minus all principal repayments made by or on behalf of the applicable Borrower on such Loan.

“Parallel Fund” means a parallel vehicle of the Initial Borrower or a Qualified Borrower (including a “Parallel Fund” as may be defined in the Organizational Documents of such entities as of the date such entity is added under Section 7.04 hereof).

“Parallel Fund Borrowers” means each Parallel Fund which, subsequent to the Closing Date, agrees in writing to become a Parallel Fund Borrower hereunder; and “Parallel Fund Borrower” means any Parallel Fund Borrower, individually.

“Participant” is defined in Section 13.13(b) hereof.

“Participant Register” is defined in Section 13.13(b) hereof.

“Partnership Agreements” means, as applicable (a) with respect to the Initial Borrower, that certain Amended and Restated Limited Liability Company Agreement dated as of February 15, 2022; (b) with respect to the Offshore Feeder, that certain Second Amended and Restated Agreement of Exempted Limited Partnership, dated March 10, 2022; (c) with respect to the Onshore Feeder, that certain Third Amended and Restated Limited Partnership Agreement, dated March 28, 2022; (d) each partnership agreement governing a Qualified Borrower delivered to the Administrative Agent pursuant to Section 7.04(e) hereof; and (h) each limited partnership agreement or exempted limited partnership agreement governing a Feeder Fund delivered to the Administrative Agent pursuant to Section 7.05(b) hereof, as each may be amended from time to time; and “Partnership Agreement” means any of the foregoing, individually.

“Partnership Documents” means, for any partnership or exempted limited partnership, (a) a true copy of the partnership agreement or exempted limited partnership agreement governing such partnership or exempted limited partnership, with all amendments thereto, certified by the general partner of such partnership or exempted limited partnership as being true, correct and complete, and (b) if applicable, a certificate of limited partnership or certificate of registration of exempted limited partnership evidencing the formation and/or registration (as applicable) of such limited partnership or exempted limited partnership and all amendments thereto currently certified by the applicable authority for the state or jurisdiction of formation and/or registration (as applicable).

“Patriot Act” is defined in Section 13.24 hereof.

“PDF” is defined in Section 13.23 hereof.

“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.

“Permitted Liens” means (a) Liens imposed by law for taxes, assessments or governmental charges or claims that are not material or that are not yet due or are being contested in accordance with the terms hereof, (b) Liens securing statutory obligations (including, without limitation, Liens of warehousemen, mechanics, materialmen, or carriers) in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings, promptly initiated and diligently conducted, (c) Liens securing statutory obligations or surety or appeal bonds made in the ordinary course of business, (d) customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries and (e) any Lien created under any Loan Document.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, nonprofit corporation, partnership, exempted limited partnership, exempted company, special limited partnership, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization, whether or not having corporate legal personality in its jurisdiction or incorporation, formation, registration or organization.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, including single employer and multiemployer plans to which Section 4021(a) of ERISA applies.

“Plan Asset Regulations” means the “plan asset regulations” under ERISA as set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Preferred Commitment” means the capital commitment of a Preferred LP to the Onshore Feeder, as further described in Sections 7(b) and 8(a) of the Onshore Feeder’s Partnership Agreement (or in the case of an additional Feeder Fund, the meaning given to such term pursuant the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Preferred Contingently Callable Commitment” means “Preferred Contingently Callable Commitment” as such term is defined in Section 8(b) of the Onshore Feeder’s Partnership Agreement (or in the case of an any additional Feeder Fund, the meaning given to such term pursuant to the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Preferred LP” means a limited partnership in the Onshore Feeder that is a “Preferred LP” as such term is defined in Section 8(a) of the Onshore Feeder’s Partnership Agreement (or in the case of an any additional Feeder Fund, the meaning given to such term pursuant to the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Preferred Maximum Commitment” means the “Preferred Maximum Commitment” as such term is defined in Section 8(a) of the Onshore Feeder’s Partnership Agreement (or in the case of an any additional Feeder Fund, the meaning given to such term pursuant to the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Preferred Purchase Agreement” means (a) with respect to the Onshore Feeder, the Amended and Restated Perpetual Preferred Equity Securities Purchase Agreement dated as of March 7, 2022, between, among others, the Onshore Feeder and the [***], pursuant to which the [***] has committed to purchase the Preferred Securities of the Onshore Feeder and (b) with respect to any additional Feeder Fund, any applicable purchase agreement to purchase Preferred Securities of such Feeder Fund as of the date such entity is added under Section 7.05 hereof.

“Preferred Security” means a senior ranking interest in the Onshore Feeder, as further described in Sections 7(b) and 8(a) of the Onshore Feeder’s Partnership Agreement (or in the case of an additional Feeder Fund, the meaning given to such term pursuant to the Organizational Documents of such Feeder Fund as of the date such entity is added under Section 7.05 hereof).

“Prime Rate” means, for any date, a per annum rate equal to the rate of interest set forth for such date as published in The Wall Street Journal as the “prime rate” for such date. The Prime Rate may be, but is not intended to be, the lowest rate of interest charged by the Administrative Agent, any Lender, the Letter of Credit Issuer or any other financial institution in connection with extensions of credit to borrowers. If The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Principal Obligation” means the sum of: (a) the aggregate amount of the Outstanding Balance of all Loans; and (b) the aggregate amount of the Letter of Credit Liability.

“Private Funds Act” is defined in Section 9.16 hereof.

“Prohibited Event” is defined in Section 4.07 hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means for each Lender, the percentage obtained from the fraction:

(a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or

(b) in the event all of the Commitments are zero (0): (i) the numerator of which is the Obligations outstanding with respect to such Lender; and (ii) the denominator of which is the total Obligations outstanding; provided, however for purposes of Section 3.04 hereof, and at any time of measurement, (i) the numerator shall be the amount due and payable to the Lender under its Loan at such time and (ii) the denominator shall be all amounts due and payable to the Lenders under all Loans at such time.

“Qualified Borrower” means any entity which is an AIV Borrower, Parallel Fund Borrower, SPV Borrower, or Subsidiary Borrower, which entity may be organized in the United States or outside of the United States, (a) of which a Borrower or General Partner or an Affiliate thereof is the sole general partner, sole managing member, controlling shareholder or sole manager, (b) the Indebtedness of which entity that is owed to the Lenders is unconditionally guaranteed by Guarantors pursuant to the terms of this Credit Agreement, and (c) which entity has executed and delivered to the Administrative Agent a Qualified Borrower Promissory Note and such other documents as set forth in Section 7.04 hereof.

“Qualified Borrower Joinder Agreement” means an agreement among a Qualified Borrower, and the Administrative Agent to admit such Qualified Borrower as a Borrower pursuant to Section 7.04 hereof, substantially in the form of Exhibit Q attached hereto, as such agreement may be amended, restated or modified from time to time.

“Qualified Borrower Promissory Note” means any Note made by a Qualified Borrower.

“Qualified Purchaser” is defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or any “qualified institutional buyer” as contemplated by Rule 2a51-1(g) of the Investment Company Act of 1940, as amended.

“Qualified Purchaser Certificate” means a certificate delivered by a Qualified Purchaser in substantially the form of Exhibit N.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor, or Responsible Party that has a Rating). In the event that both an Investor and its Sponsor or Responsible Party have a Rating, the higher Rating of the two shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), credit enhancement program rating, claims paying rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR for Dollars, 11:00 a.m. (New York time) on the day that is two (2) Business Days preceding the date of such setting or (b) such other time reasonably determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” is defined in Section 13.13(f) hereof.

“Regulation D”, “Regulation T,” “Regulation U,” and “Regulation X” mean Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements applicable to partner banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Capital Commitment” means the aggregate of (a) the “Unfunded Commitment” in the Partnership Agreement or Subscription Agreement of the Initial Borrower and the Initial Feeder Funds, as applicable, as in effect on the Closing Date (or in the case of a Qualified Borrower or additional Feeder Fund, in the Organizational Documents of such Qualified Borrower or additional Feeder Fund as of the date such entity is added under Section 7.04 or 7.05 hereof, as applicable), (b) the unfunded Common Commitment, (c) the unused Preferred Commitment, and (d) and without duplication of (c) above, the unused Preferred Contingently Callable Commitments.

“REOC” means a “real estate operating company” as such term is defined in 29 C.F.R §2510.3101(e) of the regulations of the United States Department of Labor.

“Request for Borrowing” is defined in Section 2.03 hereof.

“Request for Letter of Credit” is defined in Section 2.12(b) hereof.

“Required Lenders” means, at any time: (a) the Lenders (other than the Defaulting Lenders) holding an aggregate Pro Rata Share of greater than fifty percent (50%) of the Commitments (excluding the Commitments of any Defaulting Lenders); or (b) at any time that the Commitments are zero (0), the Lenders (other than the Defaulting Lenders) owed an aggregate Pro Rata Share of greater than fifty percent (50%) of the Obligations outstanding at such time, provided that, at any time that there is more than one Lender, the Required Lenders shall be comprised of at least two (2) Lenders.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means:

(a) in the case of a corporation or exempted company, its president, vice president, executive vice president, secretary, assistant secretary, treasurer, assistant treasurer or any director;

(b) in the case of a limited partnership or exempted limited partnership, any responsible officer, director or manager of its general partner or of its ultimate general partner, as the case may be, acting on behalf of such general partner or ultimate general partner in its capacity as general partner or ultimate general partner, as the case may be; and

(c) in the case of a limited liability company, the responsible officer of such limited liability company or, if there is no such responsible officer, a manager, sole member, or managing member, director or the individual acting on behalf of such director, manager, sole member or managing member in its capacity as director, manager, sole member or managing member.

“Responsible Party” means, for any Governmental Plan Investor:

(a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and

(b) otherwise, the Governmental Plan Investor itself.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Dollars, SOFR.

“RFR Conversion Date” is defined in Section 2.03 hereof.

“RFR Loan” means a Daily Simple SOFR Loan or a Term SOFR Loan, as the context may require.

“Rollover” means the renewal of any RFR Loan or Base Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.03 hereof.

“Rollover Notice” is defined in Section 2.03(c) hereof.

“Sanctioned Country” means, at any time, a country or territory which is the target of comprehensive Sanctions (as of the date of this Agreement, Iran, Syria, Cuba, North Korea and Crimea).

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated Persons or other similar list maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, or appropriate Japanese Governmental Authority or Cayman Islands Governmental Authority, (b) any Person located in, organized, formed and/or registered or incorporated (as applicable) in, a citizen of, or resident in a Sanctioned Country, (c) any Person owned 50% or more by such Persons described in clauses (a) or (b), or (d) an agency or instrumentality of, or entity owned 50% or more by, the government of a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (c) a Japanese Governmental Authority imposing, administering or enforcing similar types of sanctions or trade embargoes or (d) the Cayman Islands government.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc.

“Security Agreements” means each Borrower Security Agreement, Feeder Fund Security Agreement and each other security agreement substantially in the form of Exhibit H-1 or Exhibit H-3, by and among a Borrower or Feeder Fund, as applicable, and its general partner, sole managing member, controlling shareholder or sole manager, and the Administrative Agent; and collectively, the “Security Agreements”.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date of this Credit Agreement and from time to time hereafter, and any successor statute.

“SMBC” is defined in the preamble of this Credit Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” is defined in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” is defined in the definition of “Daily Simple SOFR”.

“Special Investment Vehicle” means a special purpose vehicle of the Initial Borrower, the Initial Feeder Funds, a Qualified Borrower or an additional Feeder Fund (including, an “SPV” as may be defined in the Organizational Documents of such entity as of the date such entity is added under Section 7.04 or 7.05 hereof, as applicable).

“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Spread Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) (i) [***] for an Available Tenor of one-month’s duration, (ii) [***] for an Available Tenor of three-months’ duration, and (iii) [***] for an Available Tenor of six-months’ duration; provided that if Spread Adjusted Term SOFR as so determined shall ever be less than zero, then Spread Adjusted Term SOFR shall be deemed to be zero.

“SPV Borrowers” means each Special Investment Vehicle which, subsequent to the Closing Date, agrees in writing to become a SPV Borrower hereunder; and “SPV Borrower” means any SPV Borrower, individually.

“Stated Maturity Date” means April 1, 2025, which date may be extended pursuant to Section 2.14 hereof.

“Subject Purposes” is defined in Section 7.03(i).

“Subordinated Claims” means all claims, debts and liabilities of any Investor (in its capacity as Investor) owed to any Loan Party, other than claims with respect to Capital Commitments, Remaining Capital Commitments, Capital Contributions or the management fees (pursuant to the Partnership Agreements as in effect on the Closing Date as may be amended in accordance with the terms hereof (or in the case of a Qualified Borrower, in the Organizational Documents of such Qualified Borrower as of the date such Qualified Borrower is added under Section 7.04 hereof)), whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Investor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the applicable Loan Party. Subordinated Claims shall include, without limitation, all rights and claims of the Loan Parties against the Investor under the Organizational Documents of any Loan Party, other than claims with respect to Capital Commitments, Remaining Capital Commitments or Capital Contributions.

“Subscription Agreement” means the applicable Subscription Agreement, if any, with respect to each Investor, entered into by such Investor in connection with its subscription for an Interest in a Borrower or Feeder Fund; and collectively, the “Subscription Agreements”.

“Subsidiary” of a Person means a corporation, exempted company, limited liability company, joint venture, partnership, exempted limited partnership, Special limited partnership or other business entity of which a majority of the outstanding shares of capital stock or other interests having general voting power under ordinary circumstances to elect a majority of the board of directors or other governing body of such entity, irrespective of whether or not at the time stock or other interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Borrowers” means any Subsidiary of an Initial Borrower, an AIV Borrower, a SPV Borrower or a Parallel Fund Borrower whose obligations under this Credit Agreement are guaranteed by such Initial Borrower, such AIV Borrower, such SPV Borrower or such Parallel Fund Borrower, and who, subsequent to the Closing Date, agrees in writing to become a Subsidiary Borrower hereunder; and “Subsidiary Borrower” means any Subsidiary Borrower, individually.

“Subsidiary Notes” means each of the Notes made by any Subsidiary Borrower.

“Successful Syndication” means that SMBC’s “Commitment” as Lender is equal to or less than [***].

“Syndication Deadline” means April 1, 2023.

“Taxes” is defined in Section 4.04(a) hereof.

“Term SOFR” means the Term SOFR Rate for a tenor comparable to such Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York time) on any Periodic Term SOFR Determination Day the Term SOFR Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; provided further, if the Term SOFR Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of the loan documentation.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Spread Adjusted Term SOFR.

“Term SOFR Rate” means the forward-looking term rate based on Term SOFR.

“Transaction Party” is defined in Section 13.21 hereof.

“Transfer” means a transfer, sale, assignment, exchange, conveyance or other disposition, or the act of so doing, as the context requires.

“Transferee” means the Person to whom a Transfer is to be made.

“Transferor” means the Investor that proposes to effect a Transfer.

“Type of Loan” means any type of Loan (i.e., a Base Rate Loan or RFR Loan).

“UCC” is defined in Section 7.01(e) hereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.04(e).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” is defined in Section 2.12(c)(i) hereof.

“VCOC” means a “venture capital operating company” within the meaning of 29 C.F.R. §2510.3-101(d) of the regulations of the United States Department of Labor.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document. From the date hereof, all references in the Loan Documents to the “Credit Agreement” shall be deemed to be references to this Credit Agreement.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) Any representation, warranty or other statement made by a Borrower or the Investment Manager contained herein, or in any other Loan Document or certificate to be delivered in connection herewith or therewith, (i) with respect to any Affiliated Investor, any Affiliated Investor Party, or any information furnished by or on behalf of any of the foregoing, shall be deemed to be made by such Borrower or Investment Manager “to the best of its knowledge” and (ii) with respect to any Investor which is not an Affiliated Investor, any Investor Party which is not an Affiliated Investor Party or any information furnished by or on behalf of any of the foregoing, shall be deemed to be made by such Borrower or Investment Manager “to its knowledge”. For the avoidance of doubt, the qualifications deemed made in this Section 1.02(d) shall also apply to the condition precedent contained in Section 7.03(c) hereof.

(e) References in this Credit Agreement to any action, omission or holding of property by any Person which is an exempted limited partnership shall be deemed to refer to the action, omission or holding of property by such Person acting through its general partner (or such general partner’s general partner, as the case may be).

1.03 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.04 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 4.08, whether upon the occurrence of a Benchmark Transition Event, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. REVOLVING CREDIT LOAN AND LETTERS OF CREDIT

2.01 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, during the Commitment Period, Lenders agree: (i) to extend to Borrowers a revolving line of credit in Dollars; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of a Borrower.

(b) Limitation on Borrowings and Re-Borrowings. Notwithstanding anything to the contrary herein contained, none of the Lenders shall be required, with respect to a particular Borrower, to advance any Borrowing or Rollover or cause the issuance of Letters of Credit hereunder if:

(i) after giving effect to such Borrowing, Rollover, or issuance of such Letter of Credit: (A) the Principal Obligation would exceed the Available Commitment; or (B) the principal amount of the Letter of Credit Liability would exceed the Letter of Credit Sublimit; provided that the foregoing restriction with respect to Rollovers shall apply only to the extent of the amount such Rollover exceeds the Available Commitment; or

(ii) an Event of Default or a Default exists.

Conversions to Base Rate Loans shall be permitted in the case of clauses (ii) or (iii) above, unless Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 11.02 hereof.

(c) [Intentionally Omitted].

(d) Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor or, if applicable, a Sponsor, Responsible Party, or Credit Provider of such Included Investor (such Investor hereinafter referred to as a “Defaulting Investor”), then such Investor shall no longer be an Included Investor:

(i) it shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or provisional liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Person’s reorganization or appointing a receiver, custodian, trustee, intervenor, liquidator or provisional liquidator of such Person or of all or substantially all of its assets, and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days;

(iii) such Included Investor shall repudiate or declare unenforceable its obligation to make Capital Contributions to the applicable Loan Party with respect to its Remaining Capital Commitment when called pursuant to a Call Notice, or it shall challenge or raise any defense to its obligation to make Capital Contributions to the applicable Loan Party with respect to its Remaining Capital Commitment when called pursuant to a Call Notice or such Included Investor shall otherwise disaffirm any material provisions or obligations of any of the applicable Organizational Documents, and Administrative Agent shall determine, in its good faith discretion, that such challenge, defense or disaffirmation is materially adverse to Lenders’ rights hereunder (or as a third party beneficiary under Section 11.18 (or such other corresponding section) of the applicable Partnership Agreement);

(iv) such Included Investor shall fail to make a Capital Contribution when required under the applicable Partnership Agreement (or, if the applicable Borrower or Feeder Fund is not a partnership or exempted limited partnership, under the applicable Organizational Documents of such Borrower or Feeder Fund) pursuant to a Call Notice, following any notice or cure periods permitted under the applicable Organizational Documents, or shall otherwise be in payment default or other material default under the applicable Organizational Documents, following any applicable notice requirements or cure periods;

(v) such Included Investor shall Transfer its Interest or withdraw from the applicable Loan Party in violation of any of the Loan Documents; provided that if such Investor shall transfer less than all of its Interest in such Loan Party, only the portion Transferred in violation of any of the Loan Documents shall be subject to exclusion;

(vi) such Included Investor shall fail to maintain the Applicable Rating Requirement for such Investor required in the definition of Applicable Rating Requirement in Section 1 hereof;

(vii) any representation or warranty made under any Organizational Documents of any Loan Party executed by such Person shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty was made, and, if the adverse effect of the failure of such representation or warranty is susceptible to cure, such Person shall fail to cure such adverse effect within twenty (20) days after Administrative Agent’s delivery of notice thereof to the Borrower Representative;

(viii) in the case of a Non-Rated Included Investor, the occurrence of any circumstance or event which has a material and adverse effect on the ability of such Investor to fulfill its obligations under its Partnership Agreement and Subscription Agreements (or, if the applicable Loan Party is not a partnership or exempted limited partnership, under the applicable Organizational Documents of such Loan Party);

(ix) in the case of each Investor that is an Included Investor pursuant to clause (a)(ii)(B) of the definition of “Included Investor,” Administrative Agent notifies Borrower Representative of the failure to meet the conditions set forth in the applicable Included Investor Designation Letter;

(x) in the case of a Non-Rated Included Investor, it shall fail to maintain a net worth (or, if calculated instead, net assets) (determined in accordance with Generally Accepted Accounting Principles), measured at the end of each fiscal year of such Investor, of at least seventy-five percent (75%) of such Investor’s, Sponsor’s, or Responsible Party’s initial net worth (or if calculated instead, net assets), measured at the end of the fiscal year preceding its admittance as an Investor;

(xi) the Credit Provider of such Investor, if any, shall disclaim in writing its obligations under any guaranty provided by such Credit Provider;

(xii) the General Partner consents to the creation of any Lien by such Investor on its Interest in any Initial Feeder Fund and such Investor creates or incurs such Lien;

(xiii) such Investor shall become subject to a permitted withdrawal or its Capital Commitment and Remaining Capital Commitment shall become subject to a permitted redemption under Section 10.05(c) hereof (provided that, in the case where only a portion of such Investor’s Capital Commitment and Remaining Capital Commitment is subject to such redemption, there will be an Exclusion Event only with respect to the portion of such Investor’s Capital Commitment and Remaining Capital Commitment subject to such redemption);

(xiv) in the case of a Non-Rated Included Investor and to the knowledge of the Borrowers, any final judgment or decree which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor (measured as of the date of its initial designation as an Included Investor) shall be rendered against such Person, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days of issuance, or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree, and in any such case, such judgment or decree shall not otherwise be covered by insurance in an amount that would cause any uninsured potential liability not to exceed fifteen percent (15%) of the net worth of such Investor; or

(xv) any Borrower or General Partner cancels, reduces, excuses, terminates or abates the Remaining Capital Commitment of such Included Investor without the prior written consent of the Lenders, provided that if an Investor is excused or precluded from a specific Capital Commitment in accordance with the terms of the applicable Partnership Agreement or side letter or its Remaining Capital Commitment is otherwise reduced or abated (including as a result of any Investment Exclusion Event), the portion of the Remaining Capital Commitment so excused, precluded, reduced or abated shall be excluded from the Available Commitment but the Investor will not be deemed to be subject to an Exclusion Event;

then Administrative Agent shall, upon written notice to Borrower Representative, treat such Defaulting Investor’s Capital Commitment and Remaining Capital Commitment as zero for purposes of: (A) calculating the aggregate Remaining Capital Commitment of the Included Investors with respect to this Credit Agreement, (B) calculating the Available Commitment, and (C) calculating whether a mandatory prepayment is required to be made by the Borrowers pursuant to Section 2.01(e) hereof. At such time as no Exclusion Event applies to such Defaulting Investor and such Defaulting Investor meets the Applicable Rating Requirement, such Defaulting Investor may be reinstated as an Included Investor upon the written request of Borrower Representative and in each case subject to the approval of Administrative Agent.

(e) Mandatory Prepayment.

(i) Excess Loans Outstanding. If at any time the Principal Obligation exceeds the Available Commitment (“Borrowing Base Deficiency”), as determined by the Administrative Agent and notified to the Borrowers on any Business Day, including, without limitation, as a result of an Exclusion Event or an Investment Exclusion Event, then Borrowers shall prepay the Loans in part or in whole, such that after giving effect to such prepayments the Principal Obligation does not exceed the Available Commitment within (A) three (3) Business Days to the extent such funds are available in the Collateral Accounts or any other account maintained by the Loan Parties and have not been committed to an Investment prior to the occurrence of such Borrowing Base Deficiency event; provided, that, if such funds have been committed to an Investment prior to the occurrence of such Borrowing Base Deficiency event, such funds shall not be used by any Borrower for any purpose other than to prepay the Loans until Administrative Agent has received evidence of the issuance of Call Notices in the amount of such Borrowing Base Deficiency being delivered to the Included Investors; and (B) fifteen (15) Business Days to the extent that it is necessary for any Loan Party to issue a Call Notice to fund such required payment (and such Loan Party shall issue such Call Notices promptly after obtaining the knowledge of such event and such excess shall be paid immediately after the Capital Contributions relating to such Call Notice are received).

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 2.01(e)(i) above is attributable to undrawn Letters of Credit, Borrowers shall pay such excess to the Administrative Agent, when required pursuant to the terms of Section 2.01(e)(i) above, for deposit in a segregated interest-bearing cash collateral account, as security for such portion of the Obligations. Unless otherwise required by Law, upon: (A) a change in circumstances such that the Principal Obligation no longer exceeds the Available Commitment; or (B) the full and final payment of the Obligations, the Administrative Agent shall return to Borrowers any amounts remaining in said cash collateral account.

2.02 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, during the Commitment Period, each Lender severally agrees to make Loans to Borrowers at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment at any such time; provided, however, that, after making any such Loans: (i) such Lender’s Pro Rata Share of the Principal Obligation would not exceed such Lender’s Commitment as of such date; and (ii) the Principal Obligation would not exceed the Available Commitment. Subject to the foregoing limitation, Borrowers may borrow, repay without penalty or premium, and reborrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.02 shall be made ratably by the applicable Lenders in proportion to each Lender’s Pro Rata Share of the Available Commitment. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.06(a) hereof would exceed the Maximum Rate in effect with respect to such Loan.

2.03 Manner of Borrowing. Borrower Representative shall give Administrative Agent notice of the date of each requested Borrowing by the applicable Borrower hereunder, which notice shall be either (x) in writing or (y) by telephone, followed by prompt delivery to Administrative Agent of written confirmation thereof (in each case, a “Request for Borrowing”), and which notice shall be irrevocable and effective upon receipt by Administrative Agent. Each Request for Borrowing shall be delivered to Administrative Agent, no later than 11:00 a.m. (New York time): (a) for any Base Rate Loan, at least one (1) Business Day prior to the requested date of funding of such Loan (regardless of amount), and (b) for any RFR Loan, at least three (3) Business Days prior to the requested date of funding of such Loan (regardless of amount). Each Request of Borrowing must specify: (w) the Borrower requesting such Borrowing; (x) the amount of such Borrowing; (y) whether such Borrowing shall be a Term SOFR Loan, Daily Simple SOFR Loan or a Base Rate Loan; and (z) with respect to a Term SOFR Loan, the Interest Period therefor. Any Request for Borrowing received by Administrative Agent after 11:00 a.m. (New York time) shall be deemed to have been given by such Borrower on the next succeeding Business Day, in the case of a Base Rate Loan or RFR Loan.

(a) Request for Borrowing. Each Request for Borrowing delivered by Borrower Representative shall be in the form attached hereto as Exhibit C (with blanks appropriately completed in conformity herewith) containing representations and warranties by such Borrower confirming the satisfaction of the conditions precedent set forth in Section 7.03 hereof.

Each Request for Borrowing delivered by Borrower Representative shall be irrevocable and binding on the applicable Borrower, and Borrowers, jointly and severally, shall indemnify Lenders against any cost, loss, or expense incurred by the applicable Lenders (other than loss of margin spread), or any of them, as a result of any failure to fulfill, on or before the date specified in the Request for Borrowing, the conditions to such Borrowing set forth herein, including, without limitation, any cost, loss, or expense incurred by reason of the liquidation or redeployment of the deposits or other funds acquired by Lenders, or any of them, to fund the Borrowing (if such Borrowing is intended as a RFR Loan) to be made by Lenders as a part of such Borrowing when such Borrowing, as a result of such failure, is not made on such date. A certificate of Administrative Agent setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof in reasonable detail and the calculation thereof, shall be delivered to Borrower Representative and shall, in the absence of a manifest error, be conclusive and binding.

(b) Request for Current Rates. Prior to making a Request for Borrowing, Borrower Representative may (without specifying whether the anticipated Borrowing shall be a Base Rate Loan or RFR Loan) request that Administrative Agent provide it with the most recent Base Rate, Term SOFR Rate and Daily Simple SOFR Rate available to Lenders in Dollars. Administrative Agent shall endeavor, unless such rates are generally unavailable pursuant to Section 4.02 hereof or otherwise, to provide such quoted rates to such Borrower within two (2) Business Days after such request; provided, however, that Administrative Agent’s failure to timely provide such rates shall not relieve such Borrower of its obligations hereunder.

(c) Rollovers. No later than 11:00 a.m. (New York time), at least three (3) Business Days prior to the termination of each Interest Period, Borrower Representative, for any Borrower, shall give Administrative Agent a written notice, substantially in the form of Exhibit D attached hereto (the “Rollover Notice”), whether it desires to renew such Loan. The Rollover Notice shall also specify the Interest Option and the length of the Interest Period selected by such Borrower with respect to such Rollover upon the expiration of such Interest Period. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent. If Borrower Representative fails to timely give Administrative Agent the Rollover Notice with respect to any RFR Loan, such Borrower shall be deemed to rollover such RFR Loan and to have elected an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(d) Conversions. Each Borrower shall have the right, with respect to: (i) any Base Rate Loan, on any Business Day (a “RFR Conversion Date”), to Convert such Base Rate Loan to a RFR Loan; and (ii) any RFR Loan, on any Business Day (a “Base Rate Conversion Date”) to Convert such RFR Loan to a Base Rate Loan; provided, however, that such Borrower shall, on such Base Rate Conversion Date, make the payments required by Section 4.03 hereof, if any, in either case, by such Borrower, for itself, giving Administrative Agent written notice substantially in the form of Exhibit D attached hereto (a “Conversion Notice”) of such selection no later than 11:00 a.m. (New York time) in the case of a RFR Loan (regardless of amount) at least three (3) Business Days, prior to the RFR Conversion Date or the Base Rate Conversion Date, as applicable, related to Conversion requests. Each Conversion Notice shall be irrevocable and effective upon notification thereof to Administrative Agent.

(e) Number of RFR Loans. Notwithstanding anything to the contrary contained herein, no more than six (6) (or such higher number acceptable to the Administrative Agent in its sole discretion) RFR Loans for each Borrower, and fifteen (15) in the aggregate, may be outstanding hereunder at any one time during the Commitment Period.

(f) Agent Notification of Lenders. Administrative Agent shall promptly notify each applicable Lender of (i) its receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice from Borrower Representative, and (ii) receipt of a prepayment notice from a Borrower, delivered to Administrative Agent pursuant to Section 3.05 hereof; and in any event, Administrative Agent shall notify each applicable Lender of the subject Borrowing, Conversion, Rollover or prepayment and the amount of such Borrowing, Conversion, Rollover or prepayment, such Lender’s Pro Rata Share thereof, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest, all to the extent applicable, with sufficient time for such Lender to administer and to give effect to such Borrowing, Conversion, Rollover or prepayment prior to the effective date of the Borrowing, Conversion, Rollover or prepayment, as the case may be.

2.04 Minimum Loan Amounts. Each RFR Loan shall be in an amount of at least $500,000, and each Base Rate Loan shall be in an amount of at least $500,000; provided, however, that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.12(d) hereof.

2.05 Funding. Each Lender shall make the proceeds of its Pro Rata Share of each applicable Borrowing available to Administrative Agent at its Funding Account for the account of the applicable Borrower specified in the Request for Borrowing, no later than 11:00 a.m. (New York time) on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall deposit such proceeds in immediately available funds in each such Borrower’s separate account maintained with Administrative Agent not later than 1:00 p.m. (New York time) on the borrowing date or, if requested by Borrower Representative in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time; and if such funds are received after such time, then such funds shall be treated for all purposes as having been received by a Borrower on the next Business Day following receipt of such funds; provided, however, that if, on the date the applicable Request for Borrowing with respect to such Borrowing is given, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be first applied to the payment in full of any such L/C Borrowings before they are made available to the applicable Borrower as provided above. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to Administrative Agent on the applicable borrowing date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to Administrative Agent on the applicable borrowing date, then Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at a rate per annum equal to the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower by Administrative Agent and ending on (but excluding) the date Administrative Agent recovers the amount from such Lender; or (b) if a Lender fails to pay its amount upon Administrative Agent’s demand, then from the applicable Borrower (i) promptly on demand, to the extent such funds are available in the Collateral Accounts or in any other accounts maintained by such Borrower; and (ii) otherwise, to the extent that it is necessary for any Loan Party to issue a Call Notice to fund such required payment, within fifteen (15) Business Days after Administrative Agent’s demand (the applicable Loan Party shall issue such necessary Call Notice and such required payment shall be made promptly after the related Capital Contributions are received); together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date Administrative Agent recovers the amount from the applicable Borrower. Subject to the continuing responsibilities of each Lender under Section 13.13(b) hereof, the liabilities and obligations of each Lender hereunder shall be several and not joint, and neither Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Each Lender hereunder shall be liable to Borrowers only for the amount of its respective Commitment.

2.06 Interest Rate.

(a) Rate.

(i) The unpaid principal amount of each Base Rate Loan shall bear interest at a rate per annum which shall from day to day be equal to the Base Rate in effect from day to day.

(ii) The unpaid principal amount of each Term SOFR Loan shall bear interest at a rate per annum which shall be equal to the Spread Adjusted Term SOFR plus the Applicable Margin.

(iii) The unpaid principal amount of each Daily Simple SOFR Loan shall bear interest at a rate per annum which shall be equal to Daily Simple SOFR plus the Applicable Margin.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest under each Loan shall become effective, without prior notice to Borrowers, automatically as of the opening of business of Administrative Agent on the date of said change. Interest on the unpaid principal balance of each RFR Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days. Interest on the unpaid principal balance of each Base Rate Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days (or 366, as the case may be). If any principal of, or interest on, the Obligations is not paid when due, then (in lieu of the interest rate provided in Section 2.06(a) above) such past due principal and interest shall bear interest at the Default Rate from the date it was due to, but excluding, the date it is paid. If any other Event of Default hereunder shall arise, then (in lieu of the interest rate provided in Section 2.06(a) above) the principal amount of each Loan in effect at such time shall bear interest at the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

2.07 Determination of Rate. Administrative Agent, subject to Section 4.02 hereof and clause (b) of the definition of Interest Period, shall determine each interest rate applicable to the Borrowings hereunder. Administrative Agent shall give prompt notice to Borrowers and to Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.08 Payment of Guaranty. In consideration of: (a) Lenders’ agreement to advance funds to a Subsidiary Borrower pursuant to Sections 2.01 and 2.02 hereof, to cause Letters of Credit to be issued for the account of a Subsidiary Borrower pursuant to Section 2.12 hereof, and (b) the agreement of the applicable Lenders to accept the guarantees of the applicable Borrowers in support thereof pursuant to Section 6.01(a) hereof, Subsidiary Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Lenders, within the limits of the Available Commitment, to disburse directly, as a Borrowing hereunder, to the Lenders, with notice to the applicable Subsidiary Borrowers, in immediately available funds, an amount equal to the amount due and owing under this Credit Agreement, any Note or any other Loan Document, together with all interest, reasonable costs and expenses and fees due to the Lenders pursuant thereto in the event Administrative Agent shall have not received payment of such Obligations when due. Administrative Agent will promptly notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof, provided, that the failure to give such notice shall not affect the validity of the disbursement, and Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by Administrative Agent to the Lenders shall be deemed to be a Base Rate Loan pursuant to Section 2.03 hereof in the amount of the Note so paid, and Borrower Representative shall be deemed to have given to Administrative Agent in accordance with the terms and conditions of Section 2.03 hereof a Request for Borrowing with respect thereto. Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.09 Use of Proceeds of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used for the purposes permitted under the Borrowers’ Organizational Documents and all related documentation including Subscription Agreements, as the case may be. None of the Lenders or Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to Borrowers’ use of the proceeds of the Loans or the Letters of Credit, and none of the Lenders or Administrative Agent shall be obligated to determine whether or not Borrowers’ use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under Borrowers’ Organizational Documents. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lenders or Administrative Agent as to whether any investment by Borrowers is permitted by the terms of their respective Organizational Documents.

2.10 Administrative Agent Fees. Borrowers shall pay to Administrative Agent fees in consideration of the arrangement of the Commitments, which fees shall be payable in amounts and on the date agreed to among the Initial Borrower and Administrative Agent in the Fee Letter.

2.11 Unused Commitment Fee. In addition to the payments provided for in Section 3 hereof, Borrowers shall pay to Administrative Agent, for the account of each Lender, according to its Pro Rata Share, in respect to the average daily amount of the Facility Amount, which was unused (through the extension of Loans or issuance of Letters of Credit) during the immediately preceding quarter calculated on the basis of actual days elapsed in a year consisting of 360 days (the “Unused Portion”), (i) if the Unused Portion is greater than or equal to 50% of the Facility Amount, a fee computed at the rate of [***] per annum of the Unused Portion and (ii) if the Unused Portion is less than 50% of the Facility Amount, a fee computed at the rate of [***] per annum, in each case payable in arrears on the first Business Day of each quarter for the preceding quarter. Borrowers and Lenders acknowledge and agree that the commitment fees payable hereunder are bona fide commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to Borrowers as described herein and for no other purposes.

2.12 Letters of Credit.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions hereof, on any Business Day during the Commitment Period: (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.12: (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of a Borrower, in aggregate face amounts that shall be not less than $100,000, as Borrower Representative may request (except to the extent a lesser amount is requested by Borrower Representative and agreed by Administrative Agent and the Letter of Credit Issuer), and to amend or extend Letters of Credit previously issued by it; and (2) to honor drawings under the Letters of Credit; and (B) each Lender severally agrees to participate in Letters of Credit issued for the account of a Borrower and any drawings thereunder; provided, however, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit: (1) the Principal Obligation will not exceed the Available Commitment; and (2) the Letter of Credit Liability will not exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, a Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Letter of Credit Issuer shall have the right to approve the form of Letter of Credit requested, if such form of Letter of Credit is not based on the form of the Letter of Credit Issuer.

(ii) The Letter of Credit Issuer shall not issue any Letter of Credit, if: (A) the expiry date of such Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Letter of Credit Issuer has approved such expiry date in its sole discretion; or (B) the expiry date of such Letter of Credit would occur after the Letter of Credit Expiration Date, without the consent of all Lenders.

(iii) The Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it (for which the Letter of Credit Issuer is not otherwise compensated hereunder); (B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the Letter of Credit Issuer; (C) such Letter of Credit is to be denominated in a currency other than Dollars; (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or (E) a default of any Lender’s obligations to fund hereunder exists or any Lender is at such time a Defaulting Lender hereunder, unless the Letter of Credit Issuer has entered into satisfactory arrangements with Borrowers or such Lender to eliminate the Letter of Credit Issuer’s actual risk with respect to such Lender.

(iv) The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if: (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower Representative delivered to the Letter of Credit Issuer (with a copy to Administrative Agent) substantially in the form of Exhibit E hereto (a “Request for Letter of Credit”), appropriately completed and signed by a Responsible Officer of Borrower Representative. Such Request for Letter of Credit must be received by the Letter of Credit Issuer and Administrative Agent not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit (or such later date and time as Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Request for Letter of Credit, together with a Letter of Credit Application, shall specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, the related Request for Letter of Credit shall specify in form and detail satisfactory to the Letter of Credit Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, Borrower Representative shall furnish to the Letter of Credit Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or Administrative Agent may reasonably require. Upon each such application and request, the applicable Borrower shall be deemed to have automatically made to the Administrative Agent, each applicable Lender, and the Letter of Credit Issuer the representations and warranties set forth in such Request for Letter of Credit.

(ii) Promptly after receipt of any Request for Letter of Credit, the Letter of Credit Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Request for Letter of Credit from Borrower Representative and, if not, the Letter of Credit Issuer will provide Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Lender, Administrative Agent or any Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 7 hereof shall not then be satisfied as of the date of such notice, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s applicable Pro Rata Share times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to Borrower Representative and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participation.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Letter of Credit Issuer shall notify Borrower Representative and Administrative Agent thereof. Not later than 11:00 a.m. (New York time) on the date of any payment by the Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Letter of Credit Issuer through Administrative Agent in an amount equal to the amount of such drawing. If a Borrower fails to so reimburse the Letter of Credit Issuer by such time, Administrative Agent shall promptly notify each Lender, in respect of its respective Commitment, of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.04 hereof for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Available Commitment and the conditions set forth in Section 7.03, and, if applicable, Section 7.04, hereof (other than the delivery of a Request for Borrowing). Any notice given by the Letter of Credit Issuer or Administrative Agent pursuant to this Section 2.12(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as Letter of Credit Issuer) shall upon any notice pursuant to Section 2.12(c)(i) hereof make funds available to Administrative Agent for the account of the Letter of Credit Issuer at Administrative Agent’s Funding Account in an amount equal to its applicable Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.12(c)(iii) hereof, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. Administrative Agent shall remit the funds so received to the Letter of Credit Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 7.03, and, if applicable, Section 7.04, hereof cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the Letter of Credit Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.12(c)(i) hereof shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.12.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.12(c) to reimburse the Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Letter of Credit Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.12(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Letter of Credit Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.12(c) is subject to the conditions set forth in Section 7.03, and, if applicable, Section 7.04, hereof (other than delivery of a Request for Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.12(c) by the time specified in Section 2.12(c)(ii) hereof, the Letter of Credit Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. A certificate of the Letter of Credit Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.12(c) hereof, if Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of cash collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.12(c)(i) hereof is required to be returned under any of the circumstances described in Section 13.04 hereof (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the Letter of Credit Issuer its applicable Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit issued for the benefit of such Borrower and to repay each L/C Borrowing attributable to such Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower.

The Borrower Representative shall promptly examine a draft of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower Representative’s instructions or other irregularity, Borrower Representative will promptly notify the Letter of Credit Issuer. In the absence of the Letter of Credit Issuer’s gross negligence, bad faith or willful misconduct, each Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, any Agent-Related Person or any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence bad faith, or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Request for Letter of Credit. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, any Agent-Related Person, or any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.12(e) hereof; provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Letter of Credit Issuer’s gross negligence, bad faith or willful misconduct or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of Administrative Agent: (x) if the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing; or (y) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the applicable Borrower shall immediately Cash Collateralize the then-outstanding amount of the Letter of Credit Liability (determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Sections 2.01(e) and 3.06 hereof set forth certain additional requirements to deliver cash collateral hereunder. Each Borrower hereby grants to Administrative Agent, for the benefit of the Letter of Credit Issuer and the applicable Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at SMBC (provided that (A) any interest accrued on any such deposit account shall be payable to the applicable Borrower only upon the full and final payment of the Obligations; and (B) upon the occurrence of an Event of Default, any such interest accrued to the date thereof shall be applied to reduce the Principal Obligation).

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(i) Applicability of ISP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

2.13 Increase in the Facility Amount.

(a) Request for Increase. Provided there exists no Default or Event of Default, and subject to compliance with the terms of this Section 2.13, subject to the approval of the Administrative Agent, the Borrowers may at any time prior to the Stated Maturity Date request an increase of the Facility Amount to an amount not exceeding $2,000,000,000. Such increase may be made in one or more requested increases, in $10,000,000 increments, or such lesser amount to be agreed between the Borrowers and the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).

(b) Effective Date. The Borrowers shall specify the requested effective date of any Facility Increase in the Facility Increase Request, subject to the approval of the Administrative Agent (such effective date of any Facility Increase, the “Increase Effective Date”) and the Administrative Agent shall notify the Borrowers and the Lenders of the actual Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Borrowers shall deliver to Administrative Agent a Facility Increase Request and resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect;

(ii) on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee;

(iii) if applicable, the Borrowers shall execute replacement Notes payable to the Administrative Agent reflecting the Facility Increase;

(iv) as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(v) no Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase; and

(vi) on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 13.13(c) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility. No Lender will be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase.

(d) Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.13) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.03 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.03 as a result of such reallocation occurring on any date other than an Interest Payment Date.

2.14 Extension of Stated Maturity Date.

(a) So long as no Default or Event of Default shall have occurred and be continuing, upon:

(i) receipt by Administrative Agent of a written request from Borrower at least thirty (30) days prior to the Stated Maturity Date then in effect;

(ii) payment by Borrower to Administrative Agent of an extension fee equal to [***] of the then Facility Amount subject to extension for the ratable benefit of the Extending Lenders based on their share of the extended Facility Amount; and

(iii) approval of the Administrative Agent (in its sole discretion) and each Lender that expressly consents (in its sole discretion) to the requested extension in writing to the Administrative Agent (each an “Extending Lender”) (it being understood that no extension shall require the consent of any Lender other than the then-Extending Lenders), the Stated Maturity Date may be extended for two (2) additional terms of no longer than twelve (12) months each.

(b) At the request of Borrower or Administrative Agent, Borrower shall enter into an amendment to this Credit Agreement and, if requested, Borrower shall issue replacement Notes, in each case reflecting the foregoing.

2.15 Letter of Credit Fees. The applicable Borrower shall pay:

(a) to the Administrative Agent for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable per annum fee equal to the Letter of Credit Applicable Margin on the average daily face amount of each Letter of Credit, calculated on the actual number of days each such Letter of Credit is outstanding in a year consisting of 360 days, less the amount of any draws on such Letter of Credit payable in arrears in quarterly installments, on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the first of such dates to occur after the issuance date of such Letter of Credit and continuing for so long as such Letter of Credit remains outstanding; and

(b) to the Administrative Agent for the benefit of the Letter of Credit Issuer, in consideration of the issuance and fronting of Letters of Credit, a non-refundable fronting fee equal to [***] on the undrawn amount of each Letter of Credit issued pursuant to this Credit Agreement, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter (if applicable) on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.03. In addition, the applicable Borrower Party shall pay directly to the Letter of Credit Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

The Borrowers, Lenders and the Letter of Credit Issuer acknowledge and agree that the letter of credit fees payable hereunder are bona fide letter of credit fees and are intended as reasonable compensation to Lenders and the Letter of Credit Issuer for committing to make funds available to Borrowers as described herein and for no other purposes.

2.16 Computation of Interest and Fees. All computations of fees shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.04 hereof bear interest for one day.

2.17 Appointment of Borrower Representative. Each Borrower hereby designates the Investment Manager as its representative and agent on its behalf for the purposes of issuing Requests for Borrowing and Rollover/Conversion Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.18 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but in any event excluding any Loan Party and their Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies at law or in equity, including without restricting any of Administrative Agent’s rights to at any time demand a return of any Erroneous Payment during the duration of this Credit Agreement, the Administrative Agent will make any such demand under this clause (a) with respect to an Erroneous Payment not later than two (2) Business Days from the date that such funds were received by a Payment Recipient), (i) such Erroneous Payment comprised of funds of the Administrative Agent shall at all times remain the property of the Administrative Agent, (ii) such Erroneous Payment comprised of funds of any Borrower shall at all times remain the property of such Borrower, and (iii) such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). To the extent that any demand under this clause (a) with respect to an Erroneous Payment is made: (x) within three (3) Business Days that any such funds were received in error by a Payment Recipient, such Payment Recipient shall repay the Erroneous Payment, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent and (y) after three (3) Business Days any such funds were received in error by a Payment Recipient, such Payment Recipient shall repay the Erroneous Payment together with interest thereon in respect of each day from and including the date that Administrative Agent demands repayment of such Erroneous Payment (or portion thereof) to the date such amount is repaid to the Administrative Agent; in each case, in same day funds with a rate of interest equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) an error may have been made (in the case of immediately preceding clause (x) or (y)), or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.18(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Credit Agreement; provided that to the extent (i) such Erroneous Payment is comprised of the Administrative Agent’s funds and (ii) the amounts owing to such Lender constitute Loans, the Loans held by such Lender shall remain Loans hereunder and shall be deemed to be assigned to the Administrative Agent and the Administrative Agent shall become a Lender holding such Loans.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (such assignment of Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic communication method pursuant to Section 12.18(b) hereof, as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the applicable Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(e) The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or held on behalf of, a Borrower for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by such Borrower.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 3. PAYMENT OF OBLIGATIONS

3.01 Revolving Credit Notes.

(a) Promissory Notes. The Loans made by each Lender to a Borrower hereunder shall be evidenced by a single promissory note of such Borrower. Each Note shall be substantially in the form of Exhibit B attached hereto, dated the date of this Credit Agreement with blanks appropriately completed in conformity herewith) payable to the order of each such Lender (each, a “Note”) in a principal amount equal to the lesser of: (i) such Lender’s Commitment; and (ii) the aggregate unpaid principal amount of all Loans made by such Lender. Each Lender shall have the right to have its Note, subdivided into denominations no smaller than $1,000,000.00, by exchange for promissory notes of lesser denominations or otherwise. Borrowers agree, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 13.13(c) hereof, in renewal of and substitution for the Notes previously issued by Borrowers to the affected Lender, and such previously issued Notes shall be returned to the applicable Borrower marked “replaced.” Further, upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of a Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, and an indemnification reasonably acceptable to Borrower Representative, the appropriate Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

(b) Recordation or Endorsement. The date, amount and interest rate of each Loan made by each Lender to Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender in its books and, prior to any transfer of the Note endorsed by such Lender on the schedule attached to its Note or any continuation thereof; provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of Borrowers to make a payment when due of any amount owing hereunder or under its Note in respect of the Loans made by such Lender.

3.02 Payment of Obligations. The remaining unpaid principal amount of the Obligations, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

3.03 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.05 hereof, notwithstanding whether Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from Borrower Representative, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent in the appropriate Funding Account.

(b) Interest Payment Dates. Accrued and unpaid interest (i) on the Obligations shall be due and payable in arrears on each Interest Payment Date, and on the Maturity Date and (ii) on any obligation of a Borrower hereunder on which such Borrower is in default shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. If, at any time, Administrative Agent shall not have received on the date due, any payment of interest upon the Loans or any fee described herein, Administrative Agent may direct the disbursement of funds from the applicable Collateral Accounts to applicable Lenders to the extent available therein for payment of any such amount and to the extent such funds have not been committed to an Investment prior to such date. Thereafter, if the amount available in the applicable Collateral Accounts is not sufficient for the full payment of such amounts due, Administrative Agent may, without prior notice to or the consent of Borrowers, within the limits of the Available Commitment, disburse to Lenders in immediately available funds an amount equal to the interest or fee due to the applicable Lenders, which disbursement shall be deemed to be a Base Rate Loan pursuant to Section 2.03 hereof, and the applicable Borrowers shall be deemed to have given to Lenders in accordance with the terms and conditions of Section 2.03 hereof a Request for Borrowing with respect thereto. After any disbursement of funds from the Collateral Accounts to the applicable Lenders, as contemplated in this Section 3.03(c), Administrative Agent shall promptly deliver written notice of such disbursement to Borrower Representative; provided, however, that the failure of Administrative Agent to give such notice will not affect the validity of such disbursement, and Administrative Agent shall provide the applicable Lenders with notice thereof.

3.04 Payments on the Obligations.

(a) Payments Generally. All payments of principal of, and interest on, the Obligations under this Credit Agreement by Borrowers to or for the account of Lenders, or any of them, shall be made by Borrowers without condition or deduction for any counterclaim, defense, recoupment or setoff, for receipt by Administrative Agent on the relevant due date before 2:00 p.m. (New York time), in federal or other immediately available funds to the appropriate Funding Account. Funds received after 2:00 p.m. (New York time) shall be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in Section 13.13 hereof, each Lender shall be entitled to receive its applicable Pro Rata Share of each payment received by Administrative Agent hereunder, for the account of the Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. Administrative Agent and each Lender hereby agree that payments to Administrative Agent by Borrowers of principal of, and interest on, the Obligations by Borrowers to or for the account of Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of Borrowers’ obligations with respect to any such payments, and Administrative Agent shall indemnify, and each Lender shall hold harmless, Borrowers from any claims asserted by any Lender in connection with Administrative Agent’s duty to distribute and apportion such payments to Lenders in accordance with this Section 3.04 and pursuant to Section 2.14 with respect to payments due to any Non-Extending Lenders with respect to any extension of the Stated Maturity Date to which they did not consent. All payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all actual out-of-pocket costs, expenses and other fees (including reasonable attorneys’ fees) arising and owed by Borrowers under the terms hereof; (ii) second, against all accrued and unpaid interest on the Obligations as of the date of such payment; (iii) third, against the Principal Obligation due and owing as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

(b) Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower Representative prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that a Borrower will not make such payment, Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect.

3.05 Voluntary Prepayments. Borrowers may, without premium or penalty, prepay the principal of the Obligations then outstanding, in whole or in part, at any time or from time to time upon: (i) one (1) Business Day prior written notice from Borrower to Administrative Agent for Base Rate Loans; and (ii) three (3) Business Days prior written notice from Borrower Representative to Administrative Agent for RFR Loans; provided, however, (a) that any such voluntary prepayment shall be credited in the priority set forth in Section 3.04(a) hereof, and (b) that if Borrowers shall prepay the principal of any RFR Loan on any date other than the last day of the Interest Period applicable thereto, Borrowers shall make the payments required by Section 4.03 hereof. All RFR Loan prepayments must be made on a Business Day.

3.06 Reduction of Facility Amount or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, Borrower Representative may terminate the Commitments, or reduce the Facility Amount without premium or penalty by giving prior irrevocable written notice to Administrative Agent of such termination or reduction at least one (1) Business Day prior to the effective date of such termination or reduction (which date shall be specified by Borrower Representative in such notice):

(a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.05 hereof; or (ii) in the case of a reduction of the Facility Amount, upon payment of the amount by which the outstanding Obligations exceed the Facility Amount resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.05 hereof; provided, however, that except in connection with a termination of the Commitments, the Facility Amount may not be reduced such that, upon such reduction, the Facility Amount is less than the Letter of Credit Liability; and

(b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent for deposit in a segregated interest bearing cash collateral account, as security for such Letter of Credit Liability, an amount equal to such Letter of Credit Liability then outstanding at the time such notice is given, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, upon the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of

Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, the Administrative Agent shall return to Borrowers any amounts remaining in said cash collateral account; provided, however, that to the extent individual Letters of Credit expire, the Administrative Agent will return to Borrowers the corresponding amount of the expired Letter of Credit Liability.

Notwithstanding the foregoing: (1) any reduction of the Facility Amount shall be in increments of $5,000,000; and (2) in no event shall a reduction by Borrowers of the Facility Amount reduce the Facility Amount to $10,000,000 or less (except for a termination of all the Commitments and prepayment in full of the Obligations). Promptly after receipt of any notice of reduction or termination, Administrative Agent shall notify each Lender of the same. Any reduction of the Facility Amount or termination of the Commitments pursuant to this Section 3.06 shall be permanent and shall reduce the applicable Commitments of the applicable Lenders on a Pro Rata Share basis.

3.07 Lending Office. Each Lender may: (a) designate its principal office or a foreign branch, Subsidiary or Affiliate of such Lender as its lending office (and the office to whose accounts payments are to be credited) for any RFR Loan; (b) designate its principal office or a branch, Subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any Base Rate Loan and (c) change its lending offices from time to time by notice to Administrative Agent and Borrower Representative; provided that such designation or change will not increase any obligation of any Borrower hereunder, or affect the Funding Accounts into which payments with respect to Loans are made. In such event, such Lender shall continue to hold the Note evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.05 hereof, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by Borrower Representative for such Borrowing period. All Letters of Credit shall permit presentment for payment in such Letter of Credit Issuer’s office located in New York, New York.

3.08 Currency of Payment. All payments made or required to be made by or on behalf of Borrowers pursuant to this Credit Agreement shall be made in the currency borrowed without reduction, setoff or counterclaim whatsoever; provided, however, that in the event that a Borrower is prevented by a Governmental Authority from making such payment in the currency borrowed, Borrower Representative shall forthwith give notice of such circumstance to Administrative Agent. The Borrower Representative, Administrative Agent and the Lenders shall attempt to make an alternative arrangement for such payments; provided, that in the event that Lenders, Administrative Agent and Borrower Representative cannot agree on an alternative arrangement, all such payments shall be made in the amount of such obligation.

SECTION 4. CHANGE IN CIRCUMSTANCES.

4.01 Requirement of Law.

(a) If the introduction or adoption of or any change after the date of this Credit Agreement in, under or pursuant to any Requirement of Law (other than with respect to any amendment made to a Lender’s certificate of incorporation and by-laws or other organizational or governing documents of a Lender or the Letter of Credit Issuer) or any change in the interpretation or application thereof or compliance by Lender or the Letter of Credit Issuer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date of this Credit Agreement:

(i) shall subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, the Notes, any Loan made by such Lender (including a Loan deemed to be made as a result of its participation in a Letter of Credit) or any Letter of Credit issued by the Letter of Credit Issuer (excluding Connection Income Taxes, clauses (b) through (d) of the definition of Excluded Taxes, and Indemnified Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, Loans, Letters of Credit or other extensions of credit by, or any other acquisition of funds by, any office of any Lender or the Letter of Credit Issuer which is not otherwise included in the determination of the Term SOFR Rate hereunder; or

(iii) shall impose on Lender, or the Letter of Credit Issuer any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or the Letter of Credit Issuer, by an amount which such Lender or the Letter of Credit Issuer reasonably deems to be material, of making, participating in, continuing or maintaining any Loan, issuing a Letter of Credit, or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Borrowers shall promptly pay such Lender or the Letter of Credit Issuer, as the case may be, upon such Lender’s or Letter of Credit Issuer’s demand such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer for such increased cost or reduced amount receivable; provided, that, to the extent that it is necessary for a Borrower to issue a Call Notice to fund such required payment, Borrowers shall make such payment within fifteen (15) Business Days after demand.

(b) If a Lender or the Letter of Credit Issuer shall have reasonably determined that the adoption of or any change after the date of this Credit Agreement in, under or pursuant to any Requirement of Law (other than with respect to any amendment made to the certificate of incorporation and by-laws or other organizational or governing documents of such Lender or, as the case may be, the Letter of Credit Issuer) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or the Letter of Credit Issuer or any corporation controlling such Lender or the Letter of Credit Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date of this Credit Agreement shall have the effect of reducing the rate of return on such Lender’s, the Letter of Credit Issuer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender, the Letter of Credit

Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, the Letter of Credit Issuer’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or the Letter of Credit Issuer, as the case may be, to be material, then from time to time, Borrowers shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, upon such Lender’s or Letter of Credit Issuer’s demand such additional amount or amounts as will compensate such Lender, or the Letter of Credit Issuer for such reduction; provided, however, that such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to Borrowers, and shall not be duplicative of any amount paid by Borrowers pursuant to clause (a) above; provided, further, that, to the extent that it is necessary for a Borrower to issue a Call Notice to fund such required payment, Borrowers shall make such payment within fifteen (15) Business Days after demand.

(c) Borrowers shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the RFR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided Borrower Representative shall have received at least ten (10) days prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender; provided, however, that such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to Borrowers, and shall not be duplicative of any amount paid by Borrowers pursuant to clauses (a) or (b) above. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten (10) days from receipt of such notice. Notwithstanding anything to the contrary contained in this clause (c), to the extent that it is necessary for a Borrower to issue a Call Notice to fund any payment required pursuant to this clause (c), Borrowers shall make such payment within fifteen (15) Business Days after demand.

(d) If a Lender or the Letter of Credit Issuer becomes entitled to claim any additional amounts pursuant to this Section 4.01, it shall promptly notify Borrower Representative of the event by reason of which it has become so entitled.

4.02 Limitation on Types of Loans; Illegality. Subject to Section 4.08 hereof, if the Administrative Agent reasonably determines (with respect to Term SOFR Loans, on or prior to the first day of any Interest Period for any Term SOFR Loan) in connection with any request for a RFR Loan or Conversion to or Continuation thereof that (a) Term SOFR or Daily Simple SOFR cannot be determined pursuant to the definition thereof: or (b) the then-current Benchmark does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrowers and all Lenders. Upon notice thereof by the Administrative Agent to the Borrowers, (i) the obligation of the Lenders to make or maintain RFR Loans shall be suspended (to the extent of the affected RFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice and (ii) with respect to the Term

SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending Request for Borrowing, Conversion or Continuation of such RFR Loans (to the extent of the affected RFR Loans or affected Interest Periods) or, failing that, will be deemed to have Converted such Request for Borrowing of RFR Loans into a Request for Borrowing for Base Rate Loans, without reference to Term SOFR.

4.03 Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrowers shall promptly compensate such Lender for any loss, cost or expense incurred by it as a result of: (a) any Continuation, Conversion, payment or prepayment of any RFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); provided, however, that Borrowers shall not be required to pay any of the foregoing amounts to Lenders due to a prepayment pursuant to clause (b) of Section 3.05 hereof as a result of a Lender failing to make its Pro Rata Share of any requested Borrowing as required hereunder; (b) any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any RFR Loan on the date or in the amount notified by Borrower Representative; or (c) any assignment of a RFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower Representative pursuant to Section 13.13(c) hereof; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

4.04 Taxes.

(a) Payments Free of Taxes. Except as provided in this Section 4.04, any and all payments by or on account of the Borrowers to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities, including any interest, additions to tax or penalties with respect thereto (together with all such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and all liabilities, including any interest, additions to tax or penalties applicable thereto, being hereinafter referred to as “Taxes”).

(b) Payment of Other Taxes. In addition, Borrowers shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes and any other excise Taxes or similar charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Gross Up. If Borrowers shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable by or on account of any Borrower under any Loan Document to the Administrative Agent or any Lender then, (i) Borrowers shall be entitled to make such deductions or withholdings, (ii) if such Tax is an Indemnified Tax, the sum payable by the Borrower to the Administrative Agent or Lender, as applicable, shall be increased as necessary so that after making all required deductions or withholdings of Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 4.04), the Administrative Agent and such Lender receive an amount equal to the sum it would have received had no such deductions or withholdings been made, and (iii) Borrowers shall timely pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws.

(d) Indemnification. (i) Borrowers agree to indemnify the Administrative Agent and each applicable Lender for (1) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.04) paid by the Administrative Agent or such Lender (as the case may be), and (2) any liability (including penalties, interest and any reasonable expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 4.04(d) shall be made within 30 days after the date the Administrative Agent or such Lender makes a written demand therefor. (ii) Each Lender agrees to indemnify the Administrative Agent for (1) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.13(b) relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d)(ii).

(e) Prescribed Forms. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.:

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed copies of IRS Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

d. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.2(f). “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.04 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Evidence of Payment. Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by Borrowers, Borrower Representative shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment. Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by Lenders or the Administrative Agent, the Lenders or Administrative Agent, as the case may be, shall furnish to the Borrower Representative the original or certified copy of the receipt evidencing such payment.

4.05 Request for Compensation.

(a) Certificate. If requested by Borrower Representative in connection with any claim or demand for compensation under Section 4.01, 4.03 or 4.04 hereof, as the case may be, a Lender shall provide to Borrower Representative, with a copy to the Administrative Agent, a certificate, which shall be conclusive in the absence of manifest error, setting forth in reasonable detail the basis for such claim or demand, the amount required to be paid by Borrowers to such Lender and the computations made by such Lender to determine such amount. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof; provided, that, to the extent that it is necessary for a Borrower to issue a Call Notice to fund such required payment, Borrowers shall make such payment within fifteen (15) Business Days after receipt of such certificate.

(b) Refund. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 4.01, 4.03 or 4.04 hereof (including by the payment of additional amounts pursuant to Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 4.01, 4.03 or 4.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (b), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (b) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(c) Mitigation Obligations; Designation of a Different Lending Office. If any Lender makes a claim or demand for compensation under Section 4.01 or Section 4.04 hereof, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01 or Section 4.04 hereof, then the applicable Borrowers may, upon notice to such Lender and the Administrative Agent, require such Lender to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. If any Lender has declined or is unable to designate a different lending office in accordance with this Section 4.05(c), then the applicable Borrowers may remove or replace such Lender in accordance with Section 13.15 hereof.

Notwithstanding anything to the contrary herein, no Lender shall have the right to demand any payment or compensation under Section 4.01, 4.03 or 4.04 hereof: (i) with respect to any period more than one hundred eighty (180) days after the date of the occurrence of the event which caused such amounts to be due pursuant to such Sections and (ii) unless demand thereunder is made in accordance with a policy of the Lender being applied in good faith to all Borrowers similarly situated. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under Section 4.04 hereof as promptly as practicable, but in any event within one hundred eighty (180) days, after such Lender obtains actual knowledge thereof; if any Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable under Section 4.04 hereof, only be entitled to payment for such compensation relating to the period from and after the date one hundred eighty (180) days prior to the date that such Lender does give such notice. Any amount payable by any Borrower on account of Section 4.01, 4.03 or 4.04 hereof shall not be duplicative of: (i) any amount paid under any other of such Sections or (ii) any amounts included in the calculation of a RFR or Base Rate, as applicable.

4.06 Survival. Without prejudice to the survival of any other agreement of Borrowers hereunder, all of Borrowers’ obligations under this Section 4 shall survive following termination of the Commitments and payment in full of all the other Obligations and so long as there has been no gross negligence, bad faith or willful misconduct by the Administrative Agent and the Lenders; provided, however, that the provisions of this Section 4 shall terminate three (3) years following payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents.

4.07 Prohibited Event. In the event a Lender notifies Administrative Agent that, subsequent to the Closing Date, such Lender or any of its Affiliates: (i) has become a fiduciary with respect to any ERISA Investor in connection with its investment in any Loan Party or this transaction; or (ii) has acquired any discretionary authority or control with respect to any ERISA Investor’s investment in any Loan Party, or renders any investment advice (within the meaning of 29 C.F.R. §2510.3-21(c)) with respect to such investment, the parties hereby agree that the event described in clause (i) or (ii) above (the “Prohibited Event”) shall be deemed to have caused a prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code, with respect to the transactions described in this Credit Agreement, and the parties to this Credit Agreement shall cooperate with each other to correct such prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code. Notwithstanding anything in this Credit Agreement to the contrary, any such correction shall prevent the Lender from receiving any direct or indirect fees, loan repayments, or any other benefits from such ERISA Investor. If Administrative Agent determines at any time in its reasonable discretion that any of the corrections described herein are insufficient to correct the prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code, then the parties shall also cooperate to replace such affected Lender.

4.08 Benchmark Replacement.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document (other than as provided in the definition of Benchmark Replacement Conforming Changes).

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the occurrence of any Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrowers or any Lender (or group of Lenders) pursuant to this Section 4.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.08.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including, without limitation, the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any affected Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all affected Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the applicable Borrower(s) may revoke or cancel any Request for Borrowing for, Conversion to or Continuation of, a RFR Loan that would bear interest by reference to such Benchmark until the applicable Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark and, failing that, such Borrower will be deemed to have converted any such Request for Borrowing for, Conversion to or Continuation of, a RFR Loan into a Base Rate Loan. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the applicable then-current Benchmark will not be used in any determination of the Base Rate. Upon any such prepayment or Conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 4.03.

SECTION 5. SECURITY

5.01 Liens and Security Interest.

(a) Capital Commitments and Collateral Account. To secure:

(i) the Feeder Funds’ payment and performance of their respective obligations to make Capital Contributions as an Investor in the applicable Borrower or another Feeder Fund under the applicable Partnership Agreement, pursuant to the Feeder Fund Security Agreements, each Feeder Fund and General Partner shall grant, to the maximum extent permitted by applicable law, to the applicable Borrower or another Feeder Fund for the ultimate benefit of the applicable Borrower, a perfected, exclusive first priority security interest and Lien in and to all of the collateral described therein (subject to Permitted Liens), including, to the extent of such Feeder Fund’s and General Partner’s interests therein, (A) the Remaining Capital Commitments of its Investors, whether now owned or hereinafter acquired, (B) any rights to make Capital Demands and issue Call Notices, (C) any rights to receive in the account of such Feeder Fund the payment of Capital Contributions from its Investors and (D) and (v) if applicable, all of Feeder Fund’s rights and remedies under each Feeder Fund Security Agreement and Feeder Fund Acknowledgment and Confirmation executed by another Feeder Fund for the benefit of, or ultimately pledged to or otherwise secured in favor of (or assigned to), the Feeder Fund;

(ii) the Borrowers’ payment and performance of the Obligations and the applicable Guarantors’ payment and performance of their respective Guaranteed Obligations, pursuant to the Borrower Security Agreements, each Borrower and Investment Manager shall grant, to the maximum extent permitted by applicable law, to Administrative Agent, for the benefit of (A) itself, (B) each Lender (to secure the applicable Borrower’s payment obligations to the applicable Lenders in respect of Loans made by the applicable Lenders to such Borrower) and (C) the Letter of Credit Issuer (to secure the applicable Borrower’s payment obligations to the Letter of Credit Issuer in respect of Letters of Credit to such Borrower), a perfected, exclusive first priority security interest and Lien in and to all of the collateral described therein (subject to Permitted Liens), including, to the extent of such Borrower’s and Investment Manager’s interests therein, (i) the Remaining Capital Commitments of its Investors, whether now owned or hereinafter acquired, (ii) any rights to make Capital Demands and issue Call Notices, (iii) any rights to receive in the account of such Borrower the payment of Capital Contributions from its Investors, and (iv) any rights pledged or assigned to a Borrower and/or Investment Manager pursuant to any Feeder Fund Security Agreements;

(iii) the Feeder Funds’ payment and performance of their respective obligations to make Capital Contributions as an Investor in the applicable Borrower or another Feeder Fund, each Feeder Fund and General Partner shall grant, to the maximum extent permitted by applicable law, to the applicable Borrower or another Feeder Fund, for the ultimate benefit of the applicable Borrower, a perfected, exclusive first priority security interest (subject to Permitted Liens) in the Collateral Accounts, together with all of Feeder Funds’ and General Partner’s, as applicable, right title and interest (whether now existing or hereafter created or arising) in and to the Collateral Accounts, all securities and sums now or at any time hereafter on deposit therein, credited thereto, or payable thereon, all proceeds and products thereof, and all instruments, documents, certificates and other writings evidencing the Collateral Account (all of the collateral described in Section 5.01(a)(i) to Section 5.01(a)(iii) above, collectively, the “Collateral”);

(iv) [Reserved]; and

(v) as a condition to becoming an Included Investor and pursuant to an Apollo Investor Security Agreement, each Apollo Investor and its general partner shall grant, to the maximum extent permitted by applicable law, to the applicable Borrower or Feeder Fund (to secure the obligation of the applicable Apollo Investor to the Feeder Fund or Borrower, as applicable, under the applicable Feeder Fund or Borrower Organizational Documents), for the ultimate benefit of (A) the Administrative Agent, (B) each Lender (to secure the applicable Borrower’s payment obligations to the applicable Lenders in respect of Loans made by the applicable Lenders to such Borrower) and (C) the Letter of Credit Issuer (to secure the Borrower’s payment obligations to the Letter of Credit Issuer in respect of Letters of Credit to such Borrower), a perfected, exclusive first priority security interest and Lien in and to all of (A) the remaining Capital Commitments of such Apollo Investor, whether now owned or hereinafter acquired, and (B) any rights to issue Call Notices.

For the avoidance of doubt, each of the Borrowers, the General Partner, and the Feeder Funds hereby agree and acknowledge that, pursuant to the relevant sections of the respective Partnership Agreements (to the extent provided therein): (x) the Administrative Agent and the Lenders party hereto are third-party beneficiaries to the applicable Partnership Agreements, and (y) the provisions of the applicable Partnership Agreements shall be for the benefit of, and enforceable by, the Administrative Agent for the benefit of the Lenders party hereto.

(b) Investor Notice. In connection with the security interest in and to the Collateral granted by Borrowers, Feeder Funds and General Partner, each Borrower, each Feeder Fund and General Partner shall, within thirty (30) calendar days following the Closing Date (and promptly to any additional Investors upon the admission of any such additional Investor), deliver a notice (substantially in the form attached hereto as Exhibit K-1, the “Investor Notice (Cayman)”), to each Investor of a Cayman Islands entity, each Investor Notice informing them of the entry into this Credit Agreement and the relevant Security Agreement(s) and the rights of the Administrative Agent and/or the Borrower, as applicable, to issue Call Notices in accordance with the Organizational Documents of the Borrowers and Feeder Funds.

5.02 Collateral Accounts; Capital Demands.

(a) Collateral Accounts. In order to secure further Borrowers’ and Feeder Funds’ respective payments and performance of the Obligations and Guarantors’ respective payments and performance of their respective Guaranteed Obligations, and to effect and facilitate Lenders’ right of offset, the Borrowers, Feeder Funds and General Partner hereby irrevocably appoint Administrative Agent in the name of each of the Borrowers, Feeder Funds and General Partner upon the occurrence and during the continuance of an Event of Default, to make any Capital Demands upon the applicable Investors, for payment into the applicable Feeder Fund’s Collateral Account, pursuant to the terms of the applicable Organizational Documents; and

(i) the Initial Borrower shall require that all Initial Borrower’s Investors wire transfer to Goldman Sachs Bank USA, ABA No. [***], Account No. [***] (the “Initial Borrower Collateral Account”);

(ii) the General Partner and the Offshore Feeder shall require that all of the Offshore Feeder’s Investors wire transfer to Goldman Sachs Bank USA, ABA No. [***], Account No. [***] (the “Offshore Feeder Collateral Account”);

(iii) the General Partner and the Onshore Feeder shall require that all of the Onshore Feeder’s Investors wire transfer to Goldman Sachs Bank USA, ABA No. [***], Account No. [***] (the “Onshore Feeder Collateral Account”);

(iv) the General Partner and each Alternative Investment Vehicle, Parallel Fund or additional Feeder Fund, as applicable, shall require that all of such entity’s applicable Investors, if any, wire transfer to Goldman Sachs Bank USA, ABA No. [***], to an account number to be provided by such Alternative Investment Vehicle, Parallel Fund or additional Feeder Fund, as applicable, when such entity is added under Section 7.04, 7.05 or 10.13, as applicable (each, an “Additional Collateral Account”).

In addition, each Guarantor, Borrower or Feeder Fund, as applicable, shall, upon receipt, deposit in the applicable Collateral Account any payments and monies that such Guarantor, Borrower or Feeder Fund, as applicable, receives directly from the applicable Investors as Capital Contributions. The Guarantors, Borrowers and Feeder Funds, as applicable, hereby acknowledge and agree that any and all amounts on deposit in the Collateral Accounts may be applied by the Administrative Agent during the existence of an Event of Default to the Obligations pursuant to Section 3.04.

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of Administrative Agent, the Letter of Credit Issuer or any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Demands. None of them shall be required to refer to the Organizational Documents of any Borrower, Feeder Fund or General Partner (provided that any and Call Notices issued by the Administrative Agent pursuant to the terms of the Loan Documents shall be in accordance with the Organizational Documents of the Loan Parties) or take any other action with respect to any other matter which might arise in connection with such Organizational Documents or any Capital Demand. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower, Feeder Fund, General Partner or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Demand or with respect to the investment or the use of the proceeds thereof.

(c) Capital Demands. In order that Lenders may monitor the Collateral and the Capital Commitments and Remaining Capital Commitments, none of the Borrowers, Feeder Funds or General Partner shall issue any Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering to Administrative Agent (which delivery may be via facsimile), within one (1) Business Day of issuance of the Call Notices to any Investors, copies of the Call Notice for each Investor from whom a Capital Contribution is being sought. Any attempted Call Notices by any Borrower, Feeder Fund or General Partner directing a Capital Contribution to a destination other than the Collateral Accounts, and any funding by an Investor of a Capital Contribution other than to the applicable Collateral Account, shall be void and will not satisfy an Investor’s obligation to fund its Capital Contributions; provided, however, that the Administrative Agent shall nevertheless deduct the amount of such Investor’s Capital Contribution from such Investor’s Remaining Capital Commitment for the purpose of calculating a Borrowing Base Deficiency. During the continuance of an Event of Default, any Call Notice not issued by Administrative Agent or at the direction of Administrative Agent, in accordance with Section 5.02(e) hereof, shall be void.

(d) [Intentionally Omitted.]

(e) Use of Account; Capital Demands by Administrative Agent. So long as no Default (under Section 11.01(a), (b), (i), or (j)) or Event of Default has occurred and is continuing or would result from the withdrawal of funds from any Collateral Account, and the Principal Obligation does not exceed the Available Commitment (subject to Section 2.01(e)), the Borrowers and Feeder Funds shall have sole discretion to apply the funds on deposit in any Collateral Account.

Each Borrower and Feeder Fund hereby irrevocably authorizes and directs the applicable Lenders, acting through Administrative Agent, during the continuance of an Event of Default, to charge from time to time the applicable Collateral Accounts and any other accounts of such Borrower or Feeder Fund at any Lender for amounts not paid when due (after the passage of any applicable grace period) to Lenders or any of them hereunder and under the Notes; provided, however, that promptly after any disbursement of funds from any such account to Lenders, as contemplated in this Section 5.02(e), Administrative Agent shall deliver a written notice of such disbursement to Borrower Representative. Administrative Agent, on behalf of Lenders, in accordance with the applicable Organizational Documents, is hereby authorized, in the name of Lenders or the name of the Borrowers or Feeder Funds, at any time or from time to time upon the occurrence and while an Event of Default exists, to notify any or all parties obligated to Borrowers or Feeder Funds with respect to the Capital Commitments to make all payments due or to become due thereon directly to Administrative Agent on behalf of Lenders, at a different account number, or to initiate one or more Capital Demands in order to pay the Obligations. With or without such general notification, when an Event of Default exists and is continuing, Administrative Agent, on behalf of Lenders, in accordance with the applicable Organizational Documents: (i) may make Capital Demands in the name of the Borrowers or Feeder Funds, as applicable; (ii) may take or bring in any Borrower’s name, Feeder Fund’s name, or that of Lenders all steps, actions, suits, or proceedings deemed by Administrative Agent necessary or desirable to effect possession or collection of Capital Commitments; (iii) may complete any contract or agreement of a Borrower or Feeder Fund in any way related to any of the Capital Commitments; (iv) may make allowances or adjustments related to the Capital Commitments; (v) may compromise any claims related to the Capital Commitments; or (vi) may exercise any right, privilege, power, or remedy provided to a Borrower or Feeder Fund under its Organizational Documents or the Subscription Agreements relating to the right to make Capital Demands and to receive Capital Contributions. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by Administrative

Agent or Lenders, neither Administrative Agent nor any Lender shall ever be liable for failure to exercise any right or obligation under any Loan Document, including, without limitation, to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Collateral or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to any of the Collateral. Administrative Agent shall give Borrower Representative prompt notice of any action taken pursuant to this Section 5.02(e), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers or Feeder Funds with respect to such action.

(f) Event of Default. During the existence of an Event of Default which is continuing, issuance by Administrative Agent on behalf of Lenders of a receipt to any Person obligated to pay any Capital Contribution to the Borrowers or Feeder Funds shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to Administrative Agent for the benefit of Lenders. Administrative Agent, on behalf of Lenders, is hereby authorized and empowered, during the existence of an Event of Default which is continuing, on behalf of any Borrower or Feeder Fund, to endorse the name of such Borrower or Feeder Fund upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Borrower coming into Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. Administrative Agent on behalf of Lenders is hereby granted by each Borrower, Feeder Fund or General Partner as security for its Obligations hereunder an irrevocable power of attorney, effective upon the occurrence and during the continuance of an Event of Default, which is coupled with an interest, to execute in accordance with the applicable Organizational Documents, all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, Feeder Fund, either before or after demand of payment on the Obligations but only during the existence of an Event of Default which is continuing, as shall be deemed by Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of Administrative Agent, to protect the security interests and Liens in the Collateral or the repayment of the Obligations, and neither Administrative Agent nor Lenders shall incur any liability, in the absence of gross negligence or willful misconduct, in connection with or arising from its exercise of such power of attorney. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of the relevant Borrower or Feeder Fund hereunder and shall be irrevocable.

The application by Lenders of such funds shall, unless Administrative Agent shall agree otherwise in writing, be the same as set forth in the last sentence of Section 3.04 hereof. Each Borrower acknowledges that all funds so transferred into the Collateral Accounts shall be the property of the applicable Borrowers, until applied to the Obligations.

(g) No Representations. Neither Administrative Agent nor Lenders shall be deemed to make at any time any representation or warranty as to the validity of any Call Notice nor shall Administrative Agent or Lenders be accountable for the Borrowers’, Feeder Funds’ or General Partner’s use of the proceeds of any Call Notice.

5.03 Agreement to Deliver Additional Collateral Documents. Each of the Borrowers, Feeder Funds and General Partner shall deliver such security agreements, financing statements, assignments and other collateral documents, including a Collateral Account Control Agreement with respect to any Additional Collateral Account (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent acting on behalf of Lenders may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Lenders, exclusive first priority security interests in any of the Collateral (subject to Permitted Liens), together with other assurances of the enforceability and priority of Lenders’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as Administrative Agent may reasonably require to avoid material impairment of the Liens and security interests granted or purported to be granted pursuant to this Section 5.

5.04 Lenders’ Rights of Offset. In addition to the rights granted to Administrative Agent and Lenders under Section 5.02(a) hereof, each of the Loan Parties hereby grants to each Lender a right of offset, to secure repayment of the Obligations, upon any and all monies, securities, or other property of such Loan Party and the proceeds therefrom, now or hereafter held or received by or in transit to Lenders, from or for the account of such Loan Party, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Loan Party, and any and all claims of such Loan Party against Lenders at any time existing. Lenders are hereby authorized at any time and from time to time during the existence of an Event of Default which is continuing, without notice to the Loan Parties, to offset, appropriate, apply, and enforce such right of offset against any and all items hereinabove referred to against the Obligations of the applicable Loan Parties. The Loan Parties shall be deemed directly liable to Lenders, jointly and severally, in the full amount of their respective Obligations, and Lenders shall be entitled to exercise the rights of offset provided for above. Administrative Agent, and Lenders, as applicable, shall give Borrower Representative prompt notice of any action taken pursuant to this Section 5.04, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Loan Parties with respect to such action. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

5.05 Subordination of Subordinated Claims. Upon: (a) Administrative Agent’s notification to Borrower Representative that a Borrowing Base Deficiency exists and until the mandatory prepayment pursuant to Section 2.01(e) hereof in connection therewith, if any, shall be paid and satisfied in full; or (b) the occurrence and continuation of an Event of Default, the Loan Parties shall not receive or collect, directly or indirectly from any Investor any amount upon the Subordinated Claims. Any lien, security interests, judgment liens, charges, or other circumstances upon an Investor’s assets securing the payment of Subordinated Claims, including, but not limited to, any liens or security interests on an Investor’s Interest shall be and remain inferior and subordinate in right of payment and of security to any liens, security interests, judgment liens, charges or other encumbrances upon an Investor’s assets securing such Investor’s obligations and liabilities to Lenders pursuant to any of the Collateral Documents executed by such Investor, regardless of whether such encumbrances are in favor of the Loan Parties, or Lenders and presently exist or are hereafter created or attached. Without the prior written consent of Administrative Agent, during any period in which this Section 5.05 is applicable, the Loan Parties shall not: (i) exercise or enforce any creditor’s, corporate or partnership right it may have against an Investor to collect any Subordinated Claims; (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of such Investor held by any Loan Party to collect any Subordinated Claim; or (iii) exercise any rights or remedies against an Investor under the Organizational Documents of the Loan Parties to collect on any Subordinated Claims; provided that any action taken by Administrative Agent or Lenders in any Loan Party’s name, or any action taken by the Loan Parties under any Loan Document or to comply with any Loan Document shall not be a violation of this Section 5.

SECTION 6. GUARANTY

6.01 Borrowers’ Guarantees.

(a) The Guarantees. Each Guarantor hereby, jointly and severally, guarantees to each Lender, the Administrative Agent and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower that is a direct or indirect Subsidiary of such Guarantor, respectively, the Subsidiary Notes held by Administrative Agent for the benefit of the Lenders, the Obligations of each of the Subsidiary Borrowers owed to the Lenders, and all obligations or claims with respect to such Loans or Subsidiary Notes related to or resulting from a bankruptcy of any of the Subsidiary Borrowers, insolvency of any of the Subsidiary Borrowers or other laws or regulations of general application relating to the enforcement of the Lenders’ respective rights against the Subsidiary Borrowers and all other respective Obligations of any of the Subsidiary Borrowers and all other amounts from time to time owing to the Lenders, or the Administrative Agent by the respective Subsidiary Borrowers under this Credit Agreement, the Subsidiary Notes and any of the other Loan Documents, in each case strictly in accordance with the terms thereof without set off or counterclaim (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if any of its respective Subsidiary Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the applicable Guaranteed Obligations, such Guarantor, respectively, will promptly (or within fifteen (15) Business Days if Guarantor is required to issue a Call Notice for such amount) pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The guaranty of each Guarantor as set forth in this Section 6.01 is a guaranty of payment and not a guaranty of collection.

(b) Obligations Unconditional. The obligations of each Guarantor under this Section 6.01 are absolute and unconditional, and each waives any defenses it may have arising out of the value, genuineness, validity, regularity or enforceability of the obligations of Subsidiary Borrowers under this Credit Agreement, the Subsidiary Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.01(b) that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of each Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Credit Agreement or the Subsidiary Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the insolvency, bankruptcy, liquidation or dissolution of any Subsidiary Borrower;

(iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations;

(v) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Credit Agreement or the Subsidiary Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(vi) the full or partial release of a Subsidiary Borrower or any other obligor;

(vii) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender as security for any of the Guaranteed Obligations shall fail to be perfected;

(viii) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of the Collateral or any other collateral, if any, for the Guaranteed Obligations;

(ix) the failure of Administrative Agent to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such Collateral; or

(x) any other act or omission of Administrative Agent or any Subsidiary Borrower which would otherwise constitute or create a legal or equitable defense in favor of the Guarantors.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever (including, without limitation, the extension of credit by Lenders to any Subsidiary Borrower, the occurrence of any breach or default by any Subsidiary Borrower in respect of the Guaranteed Obligations, and the sale or foreclosure on the Collateral or any other collateral, if any, for the Guaranteed Obligations), and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Borrower under this Credit Agreement or the Subsidiary Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(c) Reinstatement. The obligations of the Guarantors under Section 6.01(a) hereof shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantors agree that they will, jointly and severally, indemnify the Lenders and the Administrative Agent on demand for all reasonable costs and expenses (including, without limitation, fees of outside counsel) reasonably incurred by the Lenders or the Administrative Agent in connection with such rescission or restoration with respect to an applicable Subsidiary Borrower, including any such costs and expenses reasonably incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(d) Subrogation. The Guarantors hereby agree that until the payment and satisfaction in full of all Guaranteed Obligations they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 6.01(a) hereof, whether by subrogation or otherwise, against any Subsidiary Borrower.

(e) Remedies. The Guarantors agree that, as between the Guarantors, the Administrative Agent and the Lenders, the obligations of the Subsidiary Borrowers under this Credit Agreement, and the Subsidiary Notes may be declared to be forthwith due and payable in accordance with Section 11 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11 hereof) for purposes of Section 6.01(a) hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any such Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Borrower) shall forthwith become due and payable by the applicable Guarantor for purposes of Section 6.01(a) hereof.

(f) Continuing Guarantees. The guarantees in Section 6.01 hereof are continuing guarantees (the “Guarantees”), and shall apply to all Guaranteed Obligations whenever arising.

6.02 Instruments for the Payment of Money. Each of the Guarantors hereby acknowledges that the guarantee in Section 6.01 hereof constitutes an instrument for the payment of money, and consents and agrees, to the extent permitted by law, that any Lender, the Letter of Credit Issuer or the Administrative Agent, at its sole option, in the event of a dispute by a Guarantor in the payment of any money due hereunder, shall have the right to bring motions and/or actions under New York CPLR Section 3213.

SECTION 7. CONDITIONS PRECEDENT TO LENDING

7.01 Obligation of Lenders. The obligation of Lenders and the Letter of Credit Issuer to honor the terms and conditions herein is subject to Administrative Agent’s receipt of the following on or prior to the Closing Date:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower and the Investment Manager;

(b) Notes. A Note for each Lender, duly executed and delivered by the Initial Borrower, in an aggregate amount equal to such Lender’s total Commitment;

(c) Security Agreements. Each of (i) the Borrower Security Agreement, duly executed and delivered by the Initial Borrower, the Investment Manager and the Administrative Agent, (ii) the Feeder Fund Security Agreement, duly executed and delivered by the Onshore Feeder, General Partner and the Initial Borrower; (iii) the Feeder Fund Security Agreement, duly executed and delivered by the Offshore Feeder, General Partner and the Initial Borrower; (iv) the Apollo Investor Security Agreement, duly executed by the applicable Apollo Investor, General Partner, the Onshore Feeder and the Administrative Agent; and (v) the Apollo Investor Security Agreement, duly executed by the Apollo Investor, General Partner, the Offshore Feeder and the Administrative Agent.

(d) Collateral Account Control Agreements. Collateral Account Control Agreements (substantially in the form of Exhibit I-1, “Collateral Account Control Agreement”), duly executed and delivered by Goldman Sachs Bank USA, the Initial Feeder Funds or the Initial Borrower, as applicable, and Administrative Agent;

(e) Financing Statements.

(i) searches of Uniform Commercial Code, as adopted by the state of New York and any other state whose laws govern perfection (and the effect of perfection or non-perfection) of security interests in any Collateral for the Obligations (“UCC”), filings (or their equivalent) in each jurisdiction where any Collateral is located or where a filing has been or would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and those in favor of the Administrative Agent or on behalf of the Lenders, or, if necessary, copies of proper financing statements, if any, filed on or before the date of this Credit Agreement necessary to terminate all security interests and other rights of any Person in any Collateral previously granted other than those in favor of the Administrative Agent or an behalf of the Lenders; and

(ii) duly authorized UCC financing statements, and any amendments thereto, for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral.

(f) Investment Management Agreements. True and complete copies, certified by a Responsible Officer of Borrower Representative, of any investment management agreement to which the Initial Borrower and Initial Feeder Funds are a party;

(g) Responsible Officer’s Certificate. A certificate signed by a Responsible Officer of (i) Borrower Representative (substantially in the form of Exhibit L-1), stating that: (A) all of the representations and warranties contained in Section 8 hereof and the other Loan Documents made by the Initial Borrower and the Investment Manager are true and correct in all material respects as of such date (except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects of such earlier date); and (B) no event has occurred and is continuing, or would result from the Borrowing, which constitutes a Default or an Event of Default and (ii) General Partner (substantially in the form of Exhibit L-2), stating that: (A) all of the representations and warranties contained in Section 8 hereof and the other Loan Documents relating to the Initial Feeder Funds and the General Partner are true and correct in all material respects as of such date (except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects of such earlier date); and (B) no event has occurred and is continuing, or would result from the Borrowing, which constitutes a Default or an Event of Default;

(h) Organizational Documents. True and complete (except to the extent redacted as necessary) copies of (i) the Organizational Documents of the Initial Borrower and each Feeder Fund as in effect on the date of this Credit Agreement, and (ii) certificates of good standing (or other similar instruments) of the Initial Borrower and each Feeder Fund, and, if appropriate, each of the states wherein the Initial Borrower must be qualified to do business (unless the failure to be so qualified would not have a Material Adverse Effect);

(i) General Partner’s Organizational Documents. True and complete (except to the extent redacted as necessary) copies of: (i) the Organizational Documents of General Partner as in effect on the date of this Credit Agreement, and (ii) certificates of good standing (or other similar instruments) of General Partner, and, if appropriate, each of the states wherein General Partner must be qualified to do business (unless the failure to be so qualified would not have a Material Adverse Effect);

(j) Resolutions. Resolutions of (i) the Initial Borrower and (ii) the General Partner with respect to the Initial Feeder Funds, each approving the execution, delivery and performance of this Credit Agreement, the Notes and/or the other Loan Documents (as applicable) to which it is a party, and the transactions contemplated herein and therein, certified that such resolutions are true and correct, have not been altered or repealed, and are in full force and effect;

(k) Incumbency Certificates. A signed certificate of (i) a Responsible Officer for the Initial Borrower who shall certify the names of the Persons authorized to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person and (ii) a Responsible Officer for General Partner who shall certify the names of the Persons authorized to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Feeder Funds, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on each such certificate until it shall receive a further certificate canceling or amending such prior certificate and submitting the signatures of the Persons named in such further certificate;

(l) Investor Lists. Each Feeder Fund shall have delivered to the Administrative Agent a written notice stating for each Investor such Investor’s name, address, and, to the extent available, facsimile number, telephone number, e-mail address and the name of a contact person authorized to receive Call Notices and related correspondence;

(m) Opinion of Counsel. A written favorable opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to the Initial Borrower, Initial Feeder Funds, Investment Manager and the General Partner, and (ii) Walkers (Cayman) LLP, special Cayman Islands counsel to the Offshore Feeder, in each case covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and substantially in a form acceptable to Administrative Agent;

(n) Investor Documents. Unless otherwise agreed by Administrative Agent, a copy of each Investor’s executed Subscription Agreement and side letter, if any (in each case, redacted as required);

(o) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date of this Credit Agreement, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Initial Borrower hereunder, including the reasonable and documented fees and out-of-pocket disbursements invoiced through the date of this Credit Agreement of Administrative Agent’s (i) special counsel, Mayer Brown LLP and (ii) Cayman Islands counsel (excluding any fees paid by SMBC to syndicate members in consideration of participation in this Credit Facility), provided, that, the Administrative Agent shall provide the Borrowers with reasonably advanced notice if such expenses are estimated to exceed $100,000, provided further, that SMBC shall not be required to pay any brokerage fee or commission arising from this Credit Facility;

(p) Consents, Licenses, Approvals, Etc. Copies certified by the Loan Parties of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Loan Parties of, and the validity and enforceability of, the Loan Documents to which such Person is a party, which consents, licenses and approvals shall be in full force and effect;

(q) Collateral Documents. The Collateral Documents required to be delivered under Section 5.01 hereof, each in form and substance reasonably satisfactory to Administrative Agent, duly executed by the appropriate Persons, together with evidence that (to the extent necessary) the applicable Collateral Documents have been duly filed, evidenced, and documented, that all recording taxes and fees have been paid, and that all other actions have been taken in the manner necessary to establish, protect, and preserve the rights granted to the Lenders and the Letters of Credit thereunder;

(r) ERISA Certification. To the extent that any Borrower has any ERISA Investors as of the Closing Date, a certificate of the Responsible Officer, issued in consultation with counsel, dated as of the date of this Credit Agreement, to the effect that, based on the representations made by the Investors in their respective Subscription Agreements, the underlying assets of such Borrower do not constitute Plan Assets as of the date of this Credit Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(s) [Reserved];

(t) [Reserved];

(u) [Reserved];

(v) [Reserved];

(w) [Reserved];

(x) Additional Information. Such other information and documents as may reasonably be required by Administrative Agent and its counsel, including a Beneficial Ownership Certification in relation to a Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

7.02 [Intentionally Omitted].

7.03 All Loans and Letters of Credit. The obligation of Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) or to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions that:

(a) Representations and Warranties. All of the representations and warranties set forth in Section 8 hereof are and will be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which will be true and correct in all respects) both immediately before and, after giving effect to such Borrowing or the issuance of such Letter of Credit on the date of such Borrowing or the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (except for (i) such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) the representations and warranties set forth in: (i) Section 8.08 hereof, which shall be updated and made as of the date of the most recently delivered financial statements delivered pursuant to Section 9.01 hereof; (ii) Section 8.17 hereof, which shall be updated and made as of the date a revised Exhibit A-1 is delivered to Administrative Agent in accordance with this Credit Agreement; and (iii) Section 8.18 hereof, which shall be updated and made as of the date of the Request for Borrowing or the Request for Letter of Credit);

(b) No Default. No Default or Event of Default has occurred and is continuing nor will occur after giving effect to such Borrowing as a result of such Borrowing;

(c) Included Investor Status. No Exclusion Event has occurred, subject to Section 1.02(d), with respect to any other Included Investor, unless Administrative Agent has been notified of the same prior to or concurrently with the delivery of the relevant Request for Borrowing, and the calculations of the Available Commitment in the relevant Request for Borrowing reflect the exclusion of the subject Investor as an Included Investor;

(d) Available Commitment. After giving effect to any contemplated Borrowing, the Principal Obligation will not exceed the Available Commitment;

(e) Letter of Credit Fronting Fee. In the case of an issuance or renewal of Letters of Credit, Administrative Agent shall have received the fronting fee set forth in Section 2.15(b) hereof;

(f) Request for Borrowing or Request for Letter of Credit. Administrative Agent shall have received a Request for Borrowing or, as applicable, a Request for Letter of Credit, which shall constitute a certification by Borrower Representative that all the conditions set forth in this Section 7.03 have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such borrowing or the issuance of such Letter of Credit);

(g) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the applicable Borrower;

(h) Investment Exclusion Event. Other than as disclosed to the Administrative Agent in writing, the Borrowers have, as of the date of such borrowing or the issuance of such Letter of Credit, no knowledge or reason to believe that any Investor in any Feeder Fund would be entitled to exercise any excuse or exemption right (including without limitation any Investment Exclusion Event) under the applicable Partnership

Agreement (or other governing document), Subscription Agreement or side letter with respect to any Investment or any costs or expenses relating or allocable to an Investment, for which the proceeds of the related Loan or Letter of Credit, as applicable, are to be used (provided, that if the Borrowers have in connection with a Borrowing or Letter of Credit disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused portion of the applicable Investor’s or Investors’ Remaining Capital Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Borrowing or Letter of Credit, but the Borrowers shall not be prohibited from borrowing or obtaining a Letter of Credit upon satisfaction of the other conditions therefor);

(i) Investment Period. Either (A) the Investment Period has not expired or terminated or (B) the Investment Period has expired or terminated and, in the case of this clause (B) only, the proceeds of such Borrowing or Letter of Credit shall only be used for the purposes (the “Subject Purposes”): (i) of funding of “Portfolio Investments in Progress” or “Operating Expenses” relating to “Portfolio Investments in Progress” or (ii) of funding of “Follow-On Investments” and “Operating Expenses” relating to “Follow On Investments” (as each such term is defined in the Partnership Agreements) or (iii) permitted under the Partnership Agreements. In the case of clause (ii) or (iii) above, after giving effect to such Borrowing or issuance of Letter of Credit, the amount of the proceeds of such Borrowing or issuance of Letter of Credit to be so used, together with Capital Contributions and Borrowings or Letters of Credit used for such Subject Purposes as of the date of such Borrowing or issuance of a Letter of Credit, do not exceed the limits on available additional Capital Contributions governing such Subject Purposes as described in Partnership Agreements of the Initial Borrower and the Initial Feeder Funds.

7.04 Qualified Borrower Loans and Letters of Credit. The obligation of Lenders to advance a Borrowing to a Qualified Borrower or to cause the issuance of a Letter of Credit for a Qualified Borrower is subject to the additional conditions that:

(a) Representations and Warranties. All of the representations and warranties contained in Section 8 hereof shall be true and correct in all material respects (except for representation and warranties that are qualified by materiality, which will be true and correct in all respects) on the date of delivery of the initial Qualified Borrower Promissory Note by such Qualified Borrower (except for such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except for representation and warranties that are qualified by materiality, which will be true and correct in all respects));

(b) No Default. No Default or Event of Default has occurred and is continuing nor will occur after giving effect to such Borrowing by such Qualified Borrower;

(c) Request for Borrowing or Request for Letter of Credit. Administrative Agent shall have received from the Borrower Representative, on behalf of such Qualified Borrower, a Request for Borrowing or, as the case may be, a Request for Letter of Credit, which should constitute a certification by the Borrower Representative that all the conditions set forth in Section 7.04 hereof have been satisfied (both as of the date of such request and as of the date of such Borrowing or the issuance of such Letter of Credit);

(d) Qualified Borrower Joinder and Investor Documents. Administrative Agent shall have received from such Qualified Borrower, in each case complying with the terms and provisions hereof:

(i) a duly executed Qualified Borrower Promissory Note;

(ii) a duly executed Qualified Borrower Joinder Agreement;

(iii) if requested by the Administrative Agent in its reasonable discretion, a Security Agreement, duly executed and delivered by the Administrative Agent, such Qualified Borrower and, to the extent required in accordance with the terms hereof, its general partner or equivalent and, if such Qualified Borrower (or the general partner of such Qualified Borrower, if applicable) is a Cayman Islands exempted company or limited liability company, a copy of the draft entries of particulars of the Security Agreement in the register of mortgages and charges of such Qualified Borrower (or the general partner of such Qualified Borrower, if applicable) detailing the collateral granted by such Qualified Borrower (and the general partner of such Qualified Borrower, if applicable) pursuant to the Security Agreement;

(iv) to the extent the Capital Contributions in respect of such Qualified Borrower are funded to an Additional Collateral Account and if requested by the Administrative Agent in its reasonable discretion, a Collateral Account Control Agreement (including, if necessary, control agreement for the Collateral Account attached thereto), duly executed and delivered by the depository bank, the Administrative Agent, such Qualified Borrower, and, to the extent required in accordance with the terms hereof, its general partner, or equivalent; and

(v) the documentation otherwise described in Sections 7.01(e), (f), (n) and (p) with respect to such Qualified Borrower, as applicable;

(e) Authorizations of, and Organizational Documents of, Qualified Borrower. Administrative Agent shall have received from the Qualified Borrower (i) appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note and the other Loan Documents to which each such party is a party and the transactions contemplated herein and therein, and accompanied by a certificate of a Responsible Officer of the Qualified Borrower (or its general partner or equivalent, as applicable) stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect, (ii) copies of such Qualified Borrower’s Organizational Documents certified by such Responsible Officer as being true, correct and complete (except to the extent redacted as necessary) and (iii) certificates of existence, formation and/or registration (if applicable) and good standing (or other similar instruments) of such Qualified Borrower from the applicable authority for the state or jurisdiction of formation and/or registration (as applicable) and, if appropriate, each of the states wherein such Qualified Borrower must be qualified to do business (unless the failure to be so qualified would not have a Material Adverse Effect);

(f) Incumbency Certificate. Administrative Agent shall have received from the Qualified Borrower a signed certificate of a Responsible Officer of such Qualified Borrower, which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and each of the other Loan Documents to which it is a party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the applicable Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(g) Opinion of Counsel to Qualified Borrower. Administrative Agent shall have received a favorable opinion of counsel for the Qualified Borrower, in form and substance satisfactory to Administrative Agent in its sole discretion and addressed to Administrative Agent and Lenders;

(h) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrower Representative, on behalf of such Qualified Borrower;

(i) Letter of Credit Fronting Fee. In the case of an issuance or renewal of Letters of Credit, Administrative Agent shall have received the fronting fee set forth in Section 2.15(b) hereof; and

(j) Additional Information and Documents. Administrative Agent shall have received such other information and documents, including any “know your customer” information and documents, as may reasonably be required by Administrative Agent and its counsel.

Upon satisfaction of all of the other conditions set forth in this Section 7.04 by a Qualified Borrower, the Administrative Agent and the Lenders shall promptly counter-execute and deliver a Qualified Borrower Joinder Agreement, Security Agreement and Collateral Agreement with respect to such Qualified Borrower as described in Section 7.04(d) hereof.

7.05 Addition of Feeder Funds. The designation of an additional entity as a Feeder Fund hereunder is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice and each of the following:

(a) Approval of Feeder Fund. In order for an entity to be approved as a Feeder Fund, (i) the Borrowers must obtain the written consent of the Administrative Agent, and (ii) the provisions of this Section 7.05 shall be satisfied;

(b) Documentation. The Administrative Agent shall have received duly executed and delivered documentation with respect to such entity substantially similar to the documentation, in the reasonable discretion of the Administrative Agent, executed by the Initial Feeder Funds on the Closing Date, including but not limited to (i) a favorable opinion of counsel in form and substance satisfactory to the Administrative Agent in its sole discretion and addressed to the Administrative Agent and Lenders, (ii) such entity’s Organizational Documents certified by a Responsible Officer as being true, correct and complete (except to the extent redacted as necessary) and certificates of existence, formation and/or registration (if applicable) and good standing (or other similar instruments) of such Feeder Fund from the applicable authority for the jurisdiction of formation and/or registration (as applicable), (iii) a Feeder Fund Security Agreement and a Feeder Fund Acknowledgment and Confirmation, and (iv) such other Collateral Documents and Loan Documents and filings as the Administrative Agent may reasonably request, including, if such Feeder Fund (or the general partner of such Feeder Fund, if applicable) is a Cayman Islands exempted company or limited liability company, a copy of the draft entries of particulars of the Collateral Documents in the register of mortgages and charges of such Feeder Fund (or the general partner of such Feeder Fund, if applicable) detailing the collateral granted by such Feeder Fund (and the general partner of such Feeder Fund, if applicable) pursuant to the Collateral Documents;

(c) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Loan Party on or prior to the date such entity becomes a Feeder Fund hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Loan Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(d) Investor Notice. In connection with the security interest in and to the Collateral granted by a Feeder Fund (and its general partner, if applicable), that Feeder Fund (and its general partner, if applicable) shall, within thirty (30) calendar days following the Closing Date (and promptly to any additional Investors upon the admission of any such additional Investor), deliver a notice (substantially in the form attached hereto as Exhibit K-1, the “Investor Notice (Cayman)”), to each Investor of a Cayman Islands entity, informing them of the entry into the applicable Feeder Fund Acknowledgment and Confirmation, and the applicable Feeder Fund Security Agreement and the rights of the applicable Borrower to issue Call Notices in accordance with the Organizational Documents of such Feeder Fund; and

(e) Additional Information. The Administrative Agent shall have received such other information and documents, including any “know your customer” information and documents, in respect of such entity as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 7.05 described above, such entity shall be deemed a Feeder Fund hereunder.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

Each Borrower (each as to itself and on behalf of its applicable Feeder Funds and the General Partner) represents and warrants to Lenders that:

8.01 Organization and Good Standing of Initial Borrower and Feeder Funds. Each of the Initial Borrower and the Initial Feeder Funds are duly organized, formed and/or registered or incorporated (as applicable), validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, registration and/or formation or incorporation (as applicable). Each Qualified Borrower is a limited partnership, exempted limited partnership, limited liability company, exempted company or corporation or other entity duly organized, formed and/or registered or incorporated (as applicable) and existing under the laws of its state or jurisdiction of organization, formation and/or registration or incorporation (as applicable). Each Borrower is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to result in a Material Adverse Effect.

8.02 Intentionally Omitted.

8.03 Organization and Good Standing of General Partner . General Partner is duly organized, formed and/or registered or incorporated (as applicable), validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, formation and/or registration or incorporation (as applicable), and General Partner is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to result in a Material Adverse Effect.

8.04 Authorization and Power; Enforceable Obligations. Each of the Loan Parties and General Partner has all necessary limited partnership power, exempted limited partnership power, partnership power, limited liability company power, corporate power or other requisite power, as the case may be, and requisite authority and legal right to execute, deliver, and perform its obligations under each of the Loan Documents to be executed by it; the execution, delivery and performance by each of the Loan Parties and General Partner, as applicable, of each of the Loan Documents to which it is a party have been duly authorized by all necessary limited partnership, exempted limited partnership, limited liability company, corporate or other action on its part, as the case may be; and each of the Loan Documents to which it is a party has been duly and validly executed and delivered by each of the Loan Parties and General Partner, as applicable, and constitutes a legal, valid and binding obligation of such Loan Party or General Partner, as applicable, in accordance with its terms, subject to the effects of Debtor Relief Laws and general equity principles.

8.05 No Breach or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, conflicts with or results in a breach in any material respect of the Organizational Documents of any Loan Party or General Partner, or any applicable law, rule, or regulation or any order, writ, injunction or decree of any Governmental Authority or any other material agreement or instrument to which such Loan Party or General Partner is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Credit Agreement) upon any Property of such Loan Party or General Partner pursuant to the terms of any such agreement or instrument. No consent, approval, authorization, filing, registration or order of any court or Governmental Authority or third party is required in connection with the execution, delivery and performance by any of the Loan Parties or General Partner of the Loan Documents or to consummate the transactions contemplated hereby or thereby, or for the legality, validity or enforceability thereof, except for those that have already been obtained and filings and recordings in respect of the Liens on the Collateral.

8.06 Location of Books and Records. The location where the Loan Parties and General Partner keep their respective books and records, including all computer tapes and records relating to the Collateral is at the address set forth in Section 8.12 hereof as the Initial Borrower’s and the Initial Feeder Funds’ registered office in Delaware, the Cayman Islands, principal place of business, or such other place of which the Borrowers have notified Administrative Agent in accordance with the terms hereof.

8.07 Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable first priority security interests in and Liens on all of the Collateral in which each of the Borrowers, Feeder Funds and General Partner has any right, title or interest, in favor of Administrative Agent for the benefit of Lenders, subject to no other Liens other than Permitted Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles or indicated in the relevant opinion of counsel provided pursuant to Section 7.01(m) hereof. Such security interests in and Liens on the Collateral in which each of Borrower, Feeder Funds and General Partner has any right, title, or interest shall, upon filing the UCC financing statements (or, with respect to any Cayman Islands entity, upon delivery of the relevant Investor Notices), be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future change in each of the Borrowers’, Feeder Funds’ or General Partner’s name, identity or structure, or the location of the chief executive office, jurisdiction of, formation and/or registration or incorporation (as applicable) of each Borrower, Feeder Fund and General Partner, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law. Each Lien referred to in this Section 8.07 is and shall be the sole and exclusive Lien on the Collateral other than Permitted Liens in which each of the Borrowers, Feeder Funds and General Partner has any right, title or interest.

8.08 Financial Condition. Each Borrower has delivered to Administrative Agent the most-recently available copies, if any, of the financial statements and reports described in Section 9.01(a)(ii) and (iii) hereof, and copies of its financial statements, if any, as of the Closing Date. Such statements fairly present, in all material respects, the financial condition of such Loan Party as of their respective dates, and have been prepared in accordance with Generally Accepted Accounting Principles applicable to fair value accounting, except as provided therein.

8.09 Full Disclosure.

(a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each of the Loan Parties and General Partner to Administrative Agent in connection with the negotiation, preparation or delivery of this Credit Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Other than any projections (as to which no representation or warranty is made), all written information furnished after the date of this Credit Agreement by or on behalf of each of the Loan Parties and General Partner to the Administrative Agent in connection with this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the actual knowledge of a Responsible Officer of each Borrower, there is no fact that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Administrative Agent for use in connection with the transactions contemplated hereby or thereby.

(b) As of the Closing Date, to the best of the applicable Responsible Officer’s knowledge, the information provided in the Beneficial Ownership Certification of such Borrower (if any) is complete and correct in all material respects.

8.10 No Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the actual knowledge of any Loan Party or General Partner, threatened in writing) or other legal or arbitrable proceedings affecting any Loan Party or General Partner or affecting any of the Property of any of them before any Governmental Authority that:

(a) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect; or

(b) makes a claim or claims in an aggregate amount greater than $80,000,000, other than claims for which the Loan Parties or General Partner have provided notification in writing to the Administrative Agent.

8.11 Taxes. To the extent that failure to do so would (individually or in the aggregate) result in a Material Adverse Effect, each Loan Party and General Partner has filed all federal income Tax returns and all other Tax returns that are required to be filed by it and has paid all Taxes set forth on such returns or pursuant to any assessment received by it, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

8.12 Legal Names; Jurisdiction of Formation; Principal Office. On the Closing Date:

(a) the exact legal name of the Initial Borrower is ACMP Holdings, LLC, the exact legal name of the Offshore Feeder is Apollo Capital Markets Partnership (Offshore), L.P., the exact legal name of the Onshore Feeder is Apollo Capital Markets Partnership, L.P. and the exact legal name of General Partner is ACS GP, LLC;

(b) none of the Initial Borrower, the Initial Feeder Funds or General Partner has used any previous names, assumed names or trade names except as otherwise disclosed in writing to the Administrative Agent;

(c) (i) the jurisdiction of formation and registration of the Initial Borrower, the Onshore Feeder and the General Partners is Delaware; and (ii) the jurisdiction of formation and registration of the Offshore Feeder is the Cayman Islands; and

(d) (i) the principal place of business of the Initial Borrower, the Onshore Feeder and the General Partner is at One Manhattanville Road, Suite 201, Purchase, NY 10577.

8.13 ERISA. (a) The underlying assets of each Borrower do not constitute Plan Assets because it satisfies an exception to holding Plan Assets under the Plan Asset Regulations; (b) assuming that no portion of the assets used by any Lender under the Loan Documents constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations, unless the applicable Lender has relied on an applicable prohibited transaction exemption (all of the conditions of which are satisfied), the transactions contemplated by the Loan Documents do not constitute a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), or (C) of the Internal Revenue Code that will subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under Section 502(i) of ERISA or such Sections of the Internal Revenue Code or applicable similar laws; and (c) no Loan Party or Controlled Group Member has established, maintains, contributes to, or has any liability to any Plan that could reasonably be expected to result in a Material Adverse Effect.

8.14 Included Investor Status. No Exclusion Event has occurred with respect to any Included Investor, unless Administrative Agent has been notified of the same in writing prior to or concurrently with the delivery of the relevant Request for Borrowing, and the calculation of the Available Commitment in the relevant Request for Borrowing reflects the exclusion of the Investor subject to such Exclusion Event from inclusion as an Included Investor.

8.15 Compliance with Law. Each Loan Party and General Partner is, to its actual knowledge, in compliance in all material respects with all material laws, rules, regulations, orders, and decrees which are applicable to such Loan Party, General Partner or its respective Properties unless non-compliance would not have a Material Adverse Effect.

8.16 Environmental Liability. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties or General Partner: (a) has received any Environmental Complaint, or any notice or other similar communication, or (b) has knowledge of any Environmental Liability.

8.17 Borrower Structure.

(a) As of the date of this Credit Agreement, (i) General Partner is the general partner of each of the Initial Feeder Funds; and (ii) the only Investors of the Feeder Funds and the Initial Borrower are set forth on Exhibit A-1 attached hereto and incorporated herein by reference (or on a revised Exhibit A-1 delivered to Administrative Agent in accordance with Section 10.05 hereof).

(b) By virtue of the corresponding provisions of the Partnership Agreements, each of the Investors has acknowledged that Administrative Agent is authorized, in the name of the General Partner, as applicable, to deliver Call Notices to the Investors and that the Investors are required to fund Capital Contributions pursuant to such Call Notices; and Administrative Agent shall have received executed copies of such agreements or any other such notice (including any correspondence related to it) sent to the Investors.

(c) Borrowers have delivered to Administrative Agent in writing notice information for all Investors as required pursuant to Sections 7.01(l) and 9.01(e)(ii) hereof and such information is true, correct and complete.

8.18 Capital Commitments, Remaining Capital Commitments and Capital Contributions. As of the date of this Credit Agreement:

(a) the total aggregate Capital Commitments and total Remaining Capital Commitments of the Investors and the Included Investors, as applicable, are set forth on Exhibit A-1 and Exhibit A-2 hereto;

(b) there are no Call Notices outstanding except as otherwise disclosed in writing to Administrative Agent. To the actual knowledge of the Borrowers and General Partner, no Investor is in default under the applicable Organizational Documents, including, but not limited to, such Investor’s Subscription Agreement; and

(c) except for the Initial Feeder Funds, the Initial Borrower has no other members.

8.19 Fiscal Year. The fiscal year of the Loan Parties (other than any Qualified Borrower) is the calendar year.

8.20 Margin Stock. None of the Loan Parties or General Partner is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock (as defined in Regulation T or Regulation U), and no proceeds of any Loan or Letter of Credit will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation D, T, U, or X. None of the Loan Parties or General Partner or any Person acting on behalf of any Loan Party or General Partner has taken or will take any action which might cause any Loan Documents to violate Regulation D, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

8.21 Investment Company Act. None of the Loan Parties or General Partner is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.22 Insurance. Each Loan Party has, with respect to its properties and business, insurance which meets the requirements of Section 9.09 hereof as of the date of this Credit Agreement, and the Closing Date.

8.23 Regulatory Status. None of the Loan Parties or General Partner is a Bank Holding Company or a direct or indirect Subsidiary of a Bank Holding Company.

8.24 Anti-Money Laundering. The General Partner maintains policies and procedures reasonably designed to ensure compliance by each Loan Party and Parallel Fund Borrower and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and such Loan Party or Parallel Fund Borrower and, to the knowledge of such Loan Party or Parallel Fund Borrower, its officers, employees and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Loan Party and Parallel Fund Borrowers or (ii) to the knowledge of such Loan Parties and Parallel Fund Borrowers, their respective directors, officers or employees that will act in any capacity in connection with or benefit from the Credit Facility established hereby, is a Sanctioned Person. None of the Loan Parties or Parallel Fund Borrowers (a) are located, incorporated, formed and/or registered, organized, or resident (as applicable) in a Sanctioned Country, (b) have any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person, except to the extent that such business affiliations, commercial dealings, or investments do not cause (x) to the knowledge of such Loan Parties or Parallel Fund Borrowers, any Lender, or (y) any Loan Party or Parallel Fund Borrower to violate any Sanctions, or (c) to the knowledge of such Loan Parties and Parallel Fund Borrowers, are the subject of any action or investigation under any Sanctions or Anti-Corruption Laws.

8.25 Insider. No Loan Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary, or of any Subsidiary, of a bank holding company of which any Lender is a Subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

8.26 USA PATRIOT Act. Each Borrower and, to the knowledge of General Partner, each Investor, is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.27 Side Letter Disclosure. If required in a side letter by any Investor, the applicable Loan Party has, as of the date of such side letter (or, if applicable, such other date on which disclosure has been required to be made to such Investor pursuant to such side letter) accurately and truthfully disclosed in all material respects (or to the extent set forth in such side letter made representations relating to) (a) all third-party placement agent arrangements applicable to such Investor in connection with such Investor’s investment in such Loan Party, and (b) all disclosures required pursuant to such side letter relating to the fee disclosure, gift, “pay-to-play”, political campaign contributions or other similar policies or requirements of such Investor to the extent expressly set forth in such side letter.

SECTION 9. AFFIRMATIVE COVENANTS

So long as any Loan or Letter of Credit is outstanding and until the payment in full of all Obligations and termination of this Credit Agreement, each Borrower (each as to itself and on behalf of its applicable Feeder Funds and the General Partner), as applicable, covenants and agrees that, without the written consent of Administrative Agent, based upon the approval of the Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted or required below):

9.01 Financial Statements, Reports and Notices. The Loan Parties shall deliver to Administrative Agent the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of each Borrower’s fiscal year, a report setting forth, as of the end of such fiscal year, such Borrower’s balance sheet, income statement, and a statement of cash flows; together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with Generally Accepted Accounting Principles and present fairly, in all material respects, the financial condition and results of operations of such Borrower;

(ii) Quarterly Reports. As soon as available, but no later than ninety (90) days after the end of each of the first three (3) fiscal quarters of each Borrower, an unaudited report setting forth as of the end of such fiscal quarter, such Borrower’s consolidated balance sheet of such Borrower and its consolidated Subsidiaries, the related income statement and unaudited statement of net asset value of such Borrower and its consolidated Subsidiaries; and

(iii) Compliance Certificates. Simultaneously with the delivery of each set of financial statements referred to in Section 9.01(a)(i) and Section 9.01(a)(ii), above, but in no event later than ninety (90) days after the end of each of the first three (3) fiscal quarters of each Borrower’s fiscal year, and no later than one hundred twenty (120) days after the end of each fiscal year of such Borrower, a compliance certificate (substantially in the form attached hereto as Exhibit O, the “Compliance Certificate”), certified by the chief financial officer or other Responsible Officer of the Borrower Representative, as applicable, to be true and correct, (A) stating: (1) that no Default or Event of Default exists and, to the knowledge of such Borrower, the Applicable Rating Requirement continues to be met by the applicable Included Investors (or in the event such statements are not correct, stating the circumstances thereof and the action(s) such Borrower proposes to take in connection therewith, if any); and (2) certifying Borrowers’ compliance with Section 10.11 hereof, and (B) a description of (1) the Remaining Capital Commitments of each Included Investor of such Borrower, (2) the aggregate Remaining Capital Commitments of all of its Investors and (3) the Available Commitment under this Credit Agreement.

(b) Other Reporting. Simultaneously with the delivery to the Investors, copies of all other material statements, reports, and notices, and other material matters at any time or from time to time prepared by the Loan Parties and furnished to the Investors, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the applicable Organizational Documents, or any notices relating in any way to any Investor’s Capital Commitments and Remaining Capital Commitments, and any notice relating in any way to a breach of the applicable Organizational Documents by any related Loan Party;

(c) Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, copies of any notice of withdrawal by any Investor pursuant to the applicable Partnership Agreement;

(d) Beneficial Ownership Certification. Promptly following request from the Administrative Agent, each Borrower shall notify the Administrative Agent of any change in the information provided in such Borrower’s Beneficial Ownership Certification (if any) that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification;

(e) Investor Information. (i) Within ten (10) days after any Person is admitted as an Investor, a certificate from a Responsible Officer of the applicable Borrower or Feeder Fund certifying that the Subscription Agreement of such Investor and is substantially similar to the Subscription Agreements delivered by the Borrower pursuant to Section 7.01(n) hereof; and (ii)(x) within ten (10) days after any Person is admitted as an Investor or (y) simultaneously with the delivery of the next Compliance Certificate after any Borrower or General Partner becomes aware of any change in name or notice information of any Investor, a written notice stating for the applicable Investor such Investor’s name, address, and, to the extent available, facsimile number, telephone number, and email address, and the name of a contact person authorized to receive Call Notices and related correspondence;

(f) Removal of General Partner. Promptly following the election of the Investors of a Borrower or Feeder Fund to remove the General Partner as general partner (or the equivalent of any Qualified Borrower) pursuant to such Borrower’s or Feeder Fund’s Organizational Documents, notice of the occurrence of each such event and of General Partner’s removal;

(g) Notice of Defaulting Investors. General Partner and each Borrower, as applicable, shall promptly notify Administrative Agent in writing upon obtaining actual knowledge: (i) that any Investor has violated or breached any material term of any Borrower’s, Feeder Fund’s or General Partner’s Organizational Documents or its Subscription Agreement, or has become a Defaulting Investor; or (ii) of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Investor to become a Defaulting Investor; and

(h) Other Information. Such other information concerning the business, properties, or financial condition of any Loan Party as Administrative Agent shall reasonably request, and which information is not otherwise subject to confidentiality restrictions with third parties.

9.02 Litigation. Each Loan Party and General Partner will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Lender notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting any Loan Party, General Partner or affecting any of the Property of either of them before any Governmental Authority that: (a) makes a claim or claims in an aggregate amount greater than $80,000,000; or (b) individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

9.03 Maintenance of Existence and Rights. Each Loan Party and General Partner will:

(a) (i) preserve and maintain its legal existence; and (ii) to the extent that failure to do so would have a Material Adverse Effect, preserve and maintain all of its rights, privileges, licenses and franchises (provided that nothing in this Section 9.03(a) shall prohibit any transaction expressly permitted under Section 10.01 hereof);

(b) use the proceeds of any Call Notices only for such purposes as are permitted by the Organizational Documents;

(c) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all applicable environmental laws and all applicable laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(d) keep adequate records and books of account, in which complete entries will be made in accordance with Generally Accepted Accounting Principles applicable to fair value accounting consistently applied; and

(e) to the extent that failure to do so would have a Material Adverse Effect, pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

9.04 Notice of Default. Each Borrower and General Partner will furnish to the Administrative Agent, promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and the action which the applicable Borrower and General Partner are taking or propose to take with respect thereto. Each Borrower and General Partner shall promptly notify the Administrative Agent in writing upon becoming aware that an Investor has violated or breached any of the terms of the applicable Partnership Agreement or its Subscription Agreement (or, if the applicable Borrower is not a partnership or exempted limited partnership, the applicable Organizational Documents of such Borrower), in any respect that could reasonably be expected to result in a Material Adverse Effect.

9.05 Other Notices. Each Borrower and General Partner will, promptly upon receipt of knowledge thereof, notify Administrative Agent of any of the following events that could reasonably be expected to have a Material Adverse Effect:

(a) any change in the financial condition or business of any Loan Party or General Partner;

(b) any default under any material agreement, contract, or other instrument to which any Loan Party or General Partner is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by any Loan Party or General Partner;

(c) any uninsured claim against or affecting any Loan Party or General Partner or any of their properties;

(d) the commencement of any material litigation brought against any Loan Party or General Partner and any material determination in, any litigation brought by any third party or any proceeding before any Governmental Authority affecting any Loan Party or General Partner.

(e) any Environmental Complaint, or any Environmental Liability which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; or

(f) the existence of any Environmental Lien on any properties or assets owned or operated by any Loan Party or General Partner; or\any material remedial action taken by any Loan Party or General Partner in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability.

9.06 Compliance with Loan Documents and Organizational Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Loan Party and General Partner will promptly comply with its Organizational Documents, the Organizational Documents of any other Loan Party applicable to it, and any and all covenants and provisions applicable to it of this Credit Agreement, the Notes, and all of the other Loan Documents executed by it. General Partner will manage and operate, or will caused to be managed and operated, the assets, properties, business and investments of each Loan Party in accordance with its Organizational Documents, and the Loan Parties and General Partner shall use the proceeds of any Call Notices only for such purposes as are permitted by the Organizational Documents and the Loan Documents.

9.07 Books and Records; Access. Following fifteen (15) Business Days prior written notice, each Borrower will give any representative of Administrative Agent or the applicable Lenders, or any of them, reasonable access during normal business hours to, and permit representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Loan Party and relating to its affairs, and, subject to the rights of tenants, to inspect any of the properties of such Loan Party and to discuss its business affairs with its officers; provided, however, that, so long as no Event of Default exists, any such inspection shall be conducted only by Administrative Agent on behalf of Lenders.

9.08 Compliance with Law. Each Loan Party and General Partner will comply in all material respect with all laws, rules, regulations, and all orders of any Governmental Authority applicable to it or its assets, including, without limitation, Environmental Laws, ERISA and any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, except, in each instance, where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

9.09 Insurance. Each Loan Party will maintain workmen’s compensation insurance (if applicable), liability insurance, and such other applicable insurance on its present and future applicable investments, properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of the real estate industry and where the failure of which to maintain such insurance is reasonably likely to have a Material Adverse Effect.

9.10 Authorizations and Approvals. Each Loan Party and General Partner will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable each of them, as the case may be, to comply with its obligations hereunder, under the other Loan Documents and its Organizational Documents.

9.11 Limitation on and Maintenance of Liens. Each Borrower and General Partner shall: (a) defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than any Permitted Liens and the security interest created under the Collateral Documents, (b) defend the right, title and interest of Lenders in and to any of the Collateral against the claims and demands of all persons whomsoever, and (c) perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Lenders to report, file, and record every instrument that Administrative Agent may reasonably deem necessary in order to perfect and maintain Lenders’ Liens and security interests in the Collateral and otherwise to preserve and protect the rights of Lenders. Each Borrower and General Partner shall not grant or create (nor shall they suffer any other Person to grant or create) any other Liens on any Collateral, whether junior, equal, or superior in priority to the Liens created by the Loan Documents other than Permitted Liens.

9.12 Further Assurances. Each Loan Party and General Partner will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, deem reasonably necessary or proper in connection with this Credit Agreement or any of the other Loan Documents, the obligations of the Loan Parties and General Partner hereunder or thereunder, or for better assuring and confirming unto Lenders, or for the Lenders to realize on, all or any part of the security for any of such obligations.

9.13 Investor Financial and Rating Information. Upon the reasonable request of the Administrative Agent, General Partner shall deliver any Investor financial information requested by the Administrative Agent to the extent available to General Partner (subject to confidentiality obligations and/or as otherwise agreed between the Administrative Agent and the General Partner). General Partner will promptly notify Administrative Agent in writing (but in no event later than five (5) Business Days) after becoming aware of: (a) any decline in the Rating of any Included Investor, or decline in the capital status of any Included Investor that is a Bank Holding Company, whether or not such change results in an Exclusion Event, (b) any other Exclusion Event, or (c) any Included Investor being deemed a Defaulting Partner under the Organizational Documents.

9.14 Covenants of Qualified Borrowers. The representations, covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Joinder Agreement by such Qualified Borrower.

9.15 Borrowing Base Deficiency; Discharge of Liabilities. (a) If at any time there exists a Borrowing Base Deficiency, Borrowers shall cure same in accordance with Section 2.01(e) hereof; and (b) each Borrower will pay and discharge, at or before maturity, all of its material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its Properties is bound, except where such failure would not cause a Material Adverse Effect.

9.16 Private Funds Act. Any Loan Party organized, incorporated, formed and/or registered (as applicable) under the laws of the Cayman Islands shall provide to the Administrative Agent either: (a) evidence, in a form and substance satisfactory to the Administrative Agent in its reasonable discretion, that such Loan Party under the Private Funds Act (As Revised) of the Cayman Islands, together with any regulations issued thereunder, as amended, restated, replaced and/or re-named from time to time (the “Private Funds Act”) has, in accordance with the requirements of the Private Funds Act, been duly registered with the Cayman Islands Monetary Authority (“CIMA”), or (b) confirmation, in a form and substance satisfactory to the Lender, from such Loan Party that no registration of that Loan Party is required under the Private Funds Act. Notwithstanding Section 9.04, the Borrowers shall provide notice to the Administrative Agent of any failure to comply with this Section 9.16 within two (2) Business Days of realizing such failure. The Loan Parties shall issue Call Notices to the applicable Investors for the repayment of the Obligations hereunder simultaneously with such notice referred to in the preceding sentence (unless otherwise agreed to by the Administrative Agent).

SECTION 10. NEGATIVE COVENANTS

So long as any Loan or Letter of Credit is outstanding and until payment in full of all Obligations and termination of this Credit Agreement, each Borrower (each as to itself and on behalf of its applicable Feeder Funds and the General Partner), as applicable, agrees that, without the written consent of Administrative Agent, based upon the approval of Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted or required below):

10.01 Prohibition of Fundamental Changes; Change of Name and Principal Office.

(a) Prohibition of Fundamental Changes. None of the Loan Parties shall (and shall not permit any other Loan Party to) enter into any transaction of merger, or consolidation or amalgamation, or Divide, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided that a Loan Party may merge or consolidate with: (i) any wholly-owned Subsidiary of a Loan Party; or (ii) any other Person, if the Loan Party is the surviving entity; and, provided further, that, if after giving effect thereto, no Default or Event of Default would exist hereunder;

(b) Change of Name. None of the Loan Parties shall (and shall not permit any other Loan Party to) change its name, identity or corporate structure (or the equivalent) or reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Administrative Agent at least thirty (30) days prior written notice thereof and shall have delivered to Administrative Agent all Uniform Commercial Code financing statements and amendments thereto as Administrative Agent shall request and taken all other actions deemed necessary by Administrative Agent to continue Lenders’ perfected status in the Collateral with the same or better priority; and

(c) Chief Executive Office; Jurisdiction. None of the Loan Parties shall (and shall not permit any other Loan Party to): (i) move its principal place of business/registered office from the address referred to in Section 8.12 hereof; (ii) change its jurisdiction of organization, incorporation, formation and/or registration (as applicable) from the jurisdiction referred to in Section 8.12 hereof; or (iii) change the location where it maintains its records with respect to the Collateral; unless, in each case, it shall have provided Administrative Agent thirty (30) days prior written notice of such change and shall have delivered to Administrative Agent all Uniform Commercial Code financing statements and amendments thereto as Administrative Agent shall request and taken all other actions deemed necessary by Administrative Agent to continue, to the maximum extent permitted by law, its perfected status in the Collateral with the same or better priority.

10.02 Negative Pledge upon the Collateral. Without the approval of the Required Lenders, none of the Loan Parties will (and will not permit any other Loan Party to) create or suffer to exist any mortgage, pledge, security interest, conditional sale or other title retention agreement, charge, encumbrance, or other Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, other than to the Lenders pursuant to the Collateral Documents and Permitted Liens.

10.03 Fiscal Year and Accounting Method. No Loan Party will change its fiscal year or method of accounting (unless required in accordance with Generally Accepted Accounting Principles) without the consent of Administrative Agent.

10.04 Organizational Documents. Except as pursuant to the terms hereof, none of the Loan Parties or General Partner shall (and shall not permit any other Loan Party to) alter, amend, modify, terminate, or change any provision of its Organizational Documents, including, but not limited to, the Subscription Agreements, or designate any partnership interests into classes, sub-classes, tranches, series or sub-series of partnership interests pursuant to its Organizational Documents, or enter into any side letter, as the case may be, affecting the Investors’ debts, duties, obligations, and liabilities to the Loan Parties and General Partner, as the case may be, and the rights, titles, security interests, liens, powers and privileges of the Loan Parties, General Partner, Administrative Agent or Lenders, in each case relating to any of the Collateral during the time that there exists any outstanding Obligations hereunder or that this Credit Agreement remains in effect.

With respect to any proposed amendment, modification or change to any Organizational Document of any Loan Party, any Subscription Agreement, or proposed terms of any side letter, as the case may be, the applicable Loan Party shall notify Administrative Agent of such proposal. Administrative Agent shall determine, in its sole discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such Organizational Document or any Subscription Agreement or the proposed terms of any side letter, as the case may be, is a material amendment within five (5) Business Days of the date on which it is deemed to have received such notification pursuant to Section 13.07 hereof, and shall promptly notify such Loan Party of its determination. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders will be required (unless the approval of all Lenders is required consistent with the terms hereof), and Administrative Agent shall promptly notify the Lenders in writing of such request for such approval (and requesting the approval of the Lenders within fourteen (14) days of such written notice), distributing, as appropriate, the proposed amendment or the proposed side letter and any other relevant information provided by such Loan Party. If Administrative Agent determines that the proposed amendment or the proposed side letter is not a material amendment, such Loan Party may make such amendment or enter into such side letter without the consent of Lenders or the Administrative Agent; provided, however, that such Loan Party shall promptly deliver to the Administrative Agent an executed copy of such amendment or side letter upon the execution and effectiveness of such amendment or side letter.

Notwithstanding the foregoing, a Loan Party may, without the consent of Administrative Agent or the Lenders, amend its Organizational Documents or enter into any side letter: (i) to admit new Investors; and (ii) to reflect Transfers of Interests in the Loan Parties to the extent permitted by this Credit Agreement.

10.05 Transfer by, or Withdrawal of, Investors.

(a) Transfers of Interests. The Borrowers and Feeder Funds may admit additional Investors and Investors may Transfer their Interest, including its Capital Commitments, without the approval of the Administrative Agent or any Lender (subject to any required mandatory prepayment pursuant to Section 2.01(e) hereof (after giving effect to such contemplated Transfer)).

(i) If an Included Investor Transfers (by assignment or otherwise) its Capital Commitments to existing or new Investors that do not qualify as Included Investors, the portion of the Capital Commitment which is the subject of such Transfer shall be excluded from the calculation of the Available Commitment until the Administrative Agent has approved such Transfer for the purposes of inclusion in the Available Commitment (which approval shall not be unreasonably withheld, delayed or conditioned).

(ii) No consent of Administrative Agent or Lenders shall be required for any Transfer of an Interest, including Capital Commitments, by an Included Investor in the event of a Transfer: (1) to an existing or new Investor that qualifies as an Included Investor; (2) to one or more of such Included Investor’s Subsidiaries or Affiliates, so long as the Transferor provides a guarantee of the Capital Contribution obligations of the Transferee; (3) to a successor trust or trustee, or where the Transferee qualifies as an Included Investor; or (4) by virtue of a merger, reorganization or other business combination, where the surviving entity Transferee qualifies as an Included Investor.

(iii) Notwithstanding the foregoing, in the event that any Included Investor proposes to transfer its Capital Commitments to an Investor who would not qualify as an Included Investor pursuant to the provisions hereof, the Borrowers must make any required mandatory prepayment pursuant to Section 2.01(e) hereof (after giving effect to such contemplated Transfer) prior to the effectiveness of such Transfer.

(iv) Together with the delivery of the financial statements referred to in Section 9.01(a)(i) and Section 9.01(a)(ii), Borrower Representative shall deliver an updated Exhibit A-1 identifying any such Transfers in the preceding fiscal quarter.

(b) Negative Pledge on General Partner’s Interest. Without the approval of the Required Lenders, General Partner will not pledge or otherwise grant a security interest or lien on its Interest in any Feeder Fund (other than in favor of the Lenders) other than Permitted Liens.

(c) Redemption of Interest; Withdrawal of Investors.

Without the consent of all Lenders, no Borrower or Feeder Fund will redeem (whether completely or partially) the Interest or permit the withdrawal or redemption, as applicable, of an Included Investor in a Borrower or Feeder Fund, unless such withdrawal or redemption: is required to keep such Borrower in compliance with Sections 8.13 and 10.07 hereof or in accordance with the terms of its Organizational Documents, and is made in accordance with this Credit Agreement (which will be subject to consent of the Administrative Agent in its sole discretion). In the event that

(i) the Interest of an Included Investor will be redeemed (whether completely or partially) and will not be Transferred to an existing Included Investor or

(ii) an Included Investor is permitted hereunder to withdraw or redeem its interest from a Borrower or Feeder Fund, Borrower Representative shall:

(A) make the calculations described in Section 2.01(e) hereof prior to such redemption or withdrawal, as applicable, but taking into consideration the Remaining Capital Commitments of the applicable Included Investor as if such redemption or withdrawal, as applicable, has occurred;

(B) deliver to Administrative Agent a revised Exhibit A-1 to this Credit Agreement containing the name and address of each applicable Investor and its Capital Commitment and Remaining Capital Commitment taking into consideration the Remaining Capital Commitments of such Included Investor as if such redemption or withdrawal, as applicable, has occurred and certifying the accuracy of the information contained in such revised Exhibit A-1; and

To the extent such redemption or withdrawal, as applicable, would cause a mandatory prepayment event under Section 2.01(e) hereof, prior to the effectiveness of any such redemption or withdrawal, as applicable, make a Capital Demand on the applicable Investors, including the Investor that is being redeemed or that is permitted to withdraw from Borrower, in an amount necessary to make such mandatory prepayments (including, without limitation, any amounts required under Section 3.03(a) hereof).

(d) Documentation Requirements. Unless otherwise agreed by the Administrative Agent, each Borrower and General Partner shall deliver:

(i) with respect to any Person admitted as a substitute or new Included Investor (whether due to a Transfer by an existing Investor or otherwise) (a “Subsequent Investor”), as a condition to its admission as an Included Investor, a duly executed copy of the Subscription Agreement of such Investor; and

(ii) with respect any existing Included Investor that is a Transferee from another Investor, a copy of such transfer documents.

(e) Funding Requirements. Prior to the effectiveness of any Transfer of its Interest in a Borrower or Feeder Fund by an Included Investor, Borrower Representative shall calculate whether, taking into account the Capital Commitments and Remaining Capital Commitments of the Included Investors as if such Transfer had occurred, the Transfer would cause the Principal Obligation to exceed the Available Commitment, and shall make any necessary prepayments under Section 2.01(e) hereof prior to permitting such Transfer.

10.06 Capital Commitments and Capital Contributions. None of the Borrowers, Feeder Funds or General Partner shall: (a) consent to the reduction, suspension, abatement, assumption, deferral, termination or cancellation of the Capital Commitment and Remaining Capital Commitment of any Investor that is not an Included Investor (except in connection with a Transfer, redemption or withdrawal as an Investor in accordance with Section 10.05 hereof) without the prior written approval of the Administrative Agent (which consent shall not be unreasonably withheld); and (b) without the prior written approval of the Administrative Agent and all Lenders (which consent may be withheld in the sole discretion of the Administrative Agent and the Lenders): (i) issue any Call Notices other than as contemplated by Section 5.02(c) hereof; (ii) except in connection with a Transfer, redemption or withdrawal as an Investor in accordance with Section 10.05 hereof, consent to the reduction, suspension, abatement, assumption, withdrawal, deferral, termination or cancellation of the Capital Commitment and Remaining Capital Commitment of any Included Investor; (iii) relieve, excuse, prohibit, delay, postpone, compromise or abate any Investor from making its Capital Contributions under any Borrower’s Organizational Documents, if the proceeds from this Capital Contribution are to be applied to the Obligations of any Borrower hereunder; or (iv) permit any Investor (other than a Feeder Fund) to make a Capital Contribution directly to the Initial Borrower, unless the Initial Borrower has pledged a Collateral Account to the Administrative Agent and executed any Collateral Account Control Agreement that the Administrative Agent may require.

10.07 ERISA Compliance. None of the Borrowers shall take any action, or omit to take any action, that would cause it to cease to qualify as a VCOC or REOC or for any other exemption from Plan Assets status under the Plan Asset Regulations or cause its underlying assets to constitute Plan Assets. Assuming that no portion of the assets used by a Lender in connection with the transactions contemplated under the Loan Documents constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations or of any plan subject to similar laws, unless the applicable Lender has relied on an applicable prohibited transaction exemption (all of the conditions of which are satisfied), no Loan Party shall take any action, or omit to take any action, that would give rise to a nonexempt prohibited transaction that will subject the Administrative Agent or the Lenders, or any of them, to any tax or penalty on prohibited transactions imposed under Sections 4975(c)(1)(A)-(C) of the Internal Revenue Code or Section 502(i) of ERISA or applicable similar laws. No Loan Party or Controlled Group Member shall establish, maintain, or have an obligation to contribute to, or have any liability to, any Plan that could reasonably be expected to result in a Material Adverse Effect.

10.08 Sanctions. No Borrower will request any Borrowing, and such Borrower shall not directly or indirectly use the proceeds of any Borrowing, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any applicable Sanctions. In addition, no Loan Party or Parallel Fund Borrower shall become a Sanctioned Person during the term of this Credit Agreement.

10.09 Dissolution. Without the consent of all Lenders, none of the Loan Parties or General Partner will take any action to terminate, wind-up, dissolve or liquidate itself so long as the Obligations remains outstanding and this Credit Agreement remains in effect.

10.10 Limitations on Distributions.

(a) No Loan Party shall make distributions except as permitted under its Organizational Documents.

(b) No Loan Party shall make distributions if such distribution would result in any Default pursuant to Section 11.01(b) hereof, or an Event of Default is ongoing.

10.11 Limitation on Debt and Guarantees. No Loan Party shall incur any Indebtedness in excess of that permitted in accordance with its Organizational Documents as in effect on the Closing Date.

10.12 Limitations on the General Partner’s Activities. General Partner shall not:

(a) other than pursuant to Section 10.05 hereof, consent to a Transfer of the Interest of any Investor of any Borrower;

(b) engage in any activities or operate any other business other than to serve as general partner of a Feeder Fund (and any other similar investment vehicle sponsored by Affiliates of the General Partner);

(c) incur any debt for borrowed money (other than liability of the General Partner for debts of a Borrower Party or otherwise in accordance with its Organizational Documents); or

(d) take any actions that will cause any Borrower to dissolve, terminate, merge or consolidate in violation of Section 10.01 hereof.

10.13 Alternative Investment Vehicles and Parallel Funds. None of the Borrowers, Feeder Funds or General Partner shall require the applicable Investors to fund Capital Contributions to any Alternative Investment Vehicle (including any Alternative Investment Vehicle that is a Feeder Fund) or any Parallel Fund unless:

(a) the applicable Borrower or General Partner shall have given Administrative Agent prior written notice of the formation of such Alternative Investment Vehicle or Parallel Fund; and

(b) one of the following shall have occurred:

(i) such Alternative Investment Vehicle or Parallel Fund has pledged to the Administrative Agent, for the benefit of the Lenders, corresponding Additional Collateral Accounts of such Alternative Investment Vehicle or Parallel Fund, and, if required by Administrative Agent, other collateral with respect to the Alternative Investment Vehicle or Parallel Fund and/or manager of such Alternative Investment

Vehicle or Parallel Fund similar to the collateral described in Section 5.01 (a)(i), (a)(ii) and (a)(iii) hereof, and, within thirty (30) days of the formation of such Alternative Investment Vehicle or Parallel Fund, delivered such documents, including the Organizational Documents of such Alternative Investment Vehicle or Parallel Fund, joinder agreements and legal opinions, as may be reasonably requested by the Administrative Agent;

(ii) such Borrower or General Partner has either:

(A) made a mandatory prepayment of any amount that would be required as a result of the reduction in the Remaining Capital Commitments due to funding of Capital Contributions to such Alternative Investment Vehicle or Parallel Fund, as determined by Administrative Agent, or

(B) Administrative Agent is otherwise satisfied that no mandatory prepayment will result from funding of Capital Contributions to such Alternative Investment Vehicle or Parallel Fund; or

Administrative Agent is otherwise satisfied that appropriate agreements have been effected to protect the interests of the Lenders with respect to the Collateral.

10.14 Margin Stock. None of the Loan Parties or General Partner shall (and shall not permit any other Loan Party to) engage in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or Letter of Credit will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. None of the Loan Parties or General Partner or any person acting on behalf of any Loan Party or General Partner, has taken or will take any action which might cause any transaction contemplated pursuant to any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

10.15 Transactions with Affiliates. No Loan Party will enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of such Loan Party unless such transaction is: (a) in the ordinary course of business of such Loan Party (which, for clarification purposes, includes distributions by such Loan Party to its Investors); or (b) upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate. For the avoidance of doubt, no Loan Party shall make a payment in a transaction to an Affiliate that is not otherwise permitted by this Section 10.15.

SECTION 11. EVENTS OF DEFAULT

11.01 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a) any Borrower shall default in the payment of any principal of or interest on the Obligations when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b) any Loan Party shall default in the payment of any other amount payable by it hereunder or under any other Loan Document, and such default shall have continued unremedied for five (5) Business Days; or

(c) any representation or warranty made by any Loan Party or General Partner under this Credit Agreement, or any of the other Loan Documents executed by it, or in any certificate or statement furnished or made to Lenders or any of them by any Loan Party or General Partner pursuant hereto or in connection herewith or with the Loans, shall prove to have been false or misleading in any material respect as of the date on which such representation or warranty is made; and, if the adverse effect of the failure of such representation or warranty is susceptible to cure, such Person shall fail to cure such adverse effect within thirty (30) days after written notice is delivered by the Administrative Agent to Borrower Representative; or

(d) default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Sections 2.01(e), 9.03, 10.01, or 10.05 through 10.13 hereof), or of the covenants or agreements of any Borrower, Feeder Fund or General Partner contained in any other Loan Documents, and such default shall continue uncured to the reasonable satisfaction of the Administrative Agent for a period of thirty (30) days after written notice thereof has been given by the Administrative Agent to Borrower Representative (provided that such 30 day cure period shall not apply respecting covenants of the Loan Parties and General Partner obligating the Loan Parties and General Partner to deliver notices to the Administrative Agent or the Lenders); or

(e) [Reserved]; or

(f) default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 2.01(e) or 10 (other than Sections 10.02, 10.03 or 10.04); or

(g) any of the Loan Documents executed by any Loan Party or General Partner shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against such Loan Party or General Partner, as applicable, in accordance with the terms thereof or shall in any way be terminated or become or be declared by any Loan Party or General Partner to be ineffective or inoperative, or the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents shall have been materially impaired, or any of the Loan Documents shall in any way whatsoever cease to give or provide the respective Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby or any Borrower or General Partner shall grant, or suffer to exist any Lien on the Collateral except the Liens contemplated hereby and under the Collateral Documents and Permitted Liens; or

(h) default shall occur in the (x) payment of any recourse Indebtedness of any Loan Party (other than the Obligations) in an aggregate amount of $120,000,000 or more, and such default shall continue for more than the applicable period of grace, if any, or (y) observance or performance of any agreement or condition relating to any recourse Indebtedness of any Loan Party in an aggregate amount of $120,000,000 or more, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition (if not waived) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or

(i) any Loan Party or General Partner: (i) applies for or consents to the appointment of a receiver, trustee, custodian, intervenor, liquidator or provisional liquidator of itself or of all or a substantial part of its assets; (ii) files a voluntary petition in bankruptcy or admits in writing that it is unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) files an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; (vi) takes partnership or corporate action for the purpose of effecting any of the foregoing; or (vii) takes any action in any jurisdiction analogous to the foregoing; or

(j) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking winding up or reorganization (however called) of a Loan Party or General Partner, or appointing a receiver, custodian, trustee, intervenor, liquidator or provisional liquidator (however called) of a Loan Party or General Partner, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or

(k) any final, non-appealable judgment(s) for the payment of money in excess of the sum of $120,000,000 in the aggregate shall be rendered against any Loan Party and such judgment or judgments would reasonably be expected to have a Material Adverse Effect; or

(l) the General Partner shall cease to be the sole general partner of the Initial Feeder Funds, except as permitted pursuant to the terms hereof, or General Partner by action of the Investors, shall be removed as the sole general partner of the Initial Feeder Funds, or the Investors shall notify the Initial Feeder Funds, that they have voted to remove the General Partner under the applicable Organizational Documents; provided, that with respect to a Qualified Borrower, there shall be no Event of Default under this clause (l) as long as any other Borrower shall be the sole general partner, sole managing member, controlling shareholder or sole manager of such Qualified Borrower and the Investors have not notified such Qualified Borrower that they have voted to remove such other Borrower as sole general partner, sole managing member, controlling shareholder or sole manager under the applicable Organizational Documents; or

(m) any Borrower or Feeder Fund shall be dissolved pursuant to its Organizational Documents; or

(n) Investors having Capital Commitments aggregating ten percent (10%) or greater of the total Capital Commitments of Investors in the Borrowers or Feeder Funds shall default in their obligation to fund any Capital Demand within twenty (20) Business Days of the due date set forth in the Call Notice; or

(o) [reserved];

(p) (i) the occurrence of any event that causes a dissolution, liquidation or commencement of winding up of any Loan Party or General Partner; or (ii) any breach of any applicable Organizational Document by the Borrowers or General Partner which shall continue uncured for thirty (30) days after written notice by Administrative Agent thereof and could reasonably have a Material Adverse Effect or (iii) the General Partner challenges or declares unenforceable any provisions of its Organizational Documents, in each case that has or could reasonably be expected to have a Material Adverse Effect; or

(q) any Loan Party shall admit in writing its inability to pay its debts as such debts become due.

11.02 Remedies Upon Event of Default. An Event of Default shall be deemed to be continuing unless cured or expressly waived in writing by Required Lenders. Upon the occurrence and during the continuance of one or more Events of Defaults hereunder, (i) each Lender’s obligation to make additional Loans to Borrowers shall automatically terminate without further action by any Person and (ii) any right to call Capital Contributions and issue Call Notices shall be immediately and automatically revoked and/or terminated. If an Event of Default exists and is continuing, then Administrative Agent may, and upon the direction of the Required Lenders, shall: (i) suspend the Commitments and/or reduce the Available Commitment to an amount equal to the amount of the Principal Obligation until such Event of Default is cured; (ii) terminate the Commitments of Lenders and any obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the Letter of Credit Liability hereunder), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Loan Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) require that each Loan Party Cash Collateralize its respective Letter of Credit Liability (in an amount equal to the then-outstanding amount thereof); (v) exercise any right, privilege, or power set forth in Sections 5.02 and 5.04 hereof, including, but not limited to, the initiation of Call Notices of the Remaining Capital Commitments; or (vi) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Section 11.01(i) or

Section 11.01(j) hereof shall occur and be continuing, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by Administrative Agent or Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Loan Party hereby expressly waives.

11.03 Performance by Administrative Agent. Should any Loan Party or General Partner fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, such Loan Party shall, at the request of Administrative Agent, promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at its principal office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of any Loan Party, General Partner or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Loan Party or General Partner or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with any Loan Party, General Partner or any related Person. The powers conferred on the Administrative Agent and the Lenders are solely to protect the Lenders’ interest in the Collateral and shall not impose any duty upon it to exercise any such power. Lenders shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither any of them nor any of their officers, directors, employees or agents shall be responsible to any Loan Party or General Partner.

SECTION 12. ADMINISTRATIVE AGENT

12.01 Appointment.

(a) Authority of Administrative Agent. Each Lender hereby irrevocably designates and appoints SMBC as Administrative Agent of such Lender under this Credit Agreement and the other Loan Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto, in each case to the extent permitted under applicable Law. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent.

(b) Release of Collateral. The Lenders irrevocably authorize Administrative Agent, at the Administrative Agent’s option and in its discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all Obligations, including all fees and indemnified costs and expense that are then due and payable pursuant to the terms of the applicable Loan Documents.

12.02 Delegation of Duties. Administrative Agent may execute any of its duties hereunder and under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by Administrative Agent concerning all matters pertaining to such duties. Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons.

12.03 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d) Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.02 and 13.01 hereof); or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders) unless and until notice describing the same is given to Administrative Agent by a Borrower, a Lender or the Letter of Credit Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; (v) the satisfaction of any condition set forth in Section 7 hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent; (vi) the title of any Person to any Collateral; (vii) any defect or failure in the title of any Person, whether that defect or failure was known to the Administrative Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not; or (viii) the provision of notice of the Collateral being given to any third party or otherwise perfecting or registering the security created by the Collateral.

12.04 Reliance on Communications.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and future holders of the Loans.

(b) Each Loan Party and General Partner shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by Administrative Agent to a Loan Party or General Partner, as applicable, so long as Administrative Agent is purporting to act in its respective capacity as Administrative Agent pursuant to this Credit Agreement, and none of the Loan Parties or General Partner shall be responsible or liable to Administrative Agent or any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. Each of the Loan Parties and General Partner shall be entitled to treat Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until Borrower Representative shall have received notice of resignation, and such Persons shall not be obligated to recognize any successor Administrative Agent until Borrower Representative shall have received written notification reasonably satisfactory to it of the appointment of such successor.

12.05 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than Section 11.01(a) hereof) unless Administrative Agent has received notice from a Lender or any Borrower Party referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders to the extent permitted under applicable Laws.

12.06 Non-Reliance on Administrative Agent and Lenders. Each Lender expressly acknowledges that neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished by any Borrower Party to the Administrative Agent hereunder or under the other Loan Documents, which the Administrative Agent must distribute promptly to the other Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

12.07 Indemnification. The Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Commitments, this Credit Agreement or any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Administrative Agent. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.07 shall survive the payment of the Obligations.

12.08 Administrative Agent in Its Individual Capacity. Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrowers and any other Borrower Party as though Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made with it, the Letters of Credit issued by it and all obligations owing to it, Administrative Agent shall have the same rights, powers and obligations under this Credit Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its individual capacity.

12.09 Successor Agent. Administrative Agent may, subject to the consent of Borrower Representative (which consent may be withheld in Borrower Representative’s reasonable discretion but shall not be required when a Default or Event of Default exists), resign upon thirty (30) days prior written notice to the Lenders and Borrower Representative. If, in accordance with the immediately preceding sentence, the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders (subject, except when an Event of Default exists, to the consent of Borrower Representative, not to be unreasonably withheld), and any such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any of the holder of the Loans and Notes. If no successor Administrative Agent has been appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of its resignation, then the retiring Administrative Agent, on behalf of the Lenders, may appoint an Administrative Agent (subject, except when an Event of Default exists, to the consent of Borrower Representative, not to be unreasonably withheld); provided such successor is an Eligible Assignee. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and shall assume the duties and obligations of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Credit Agreement and the other Loan Documents and the provisions of this Section 12.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement and the other Loan Documents.

12.10 Resignation of Letter of Credit Issuer. The Letter of Credit Issuer may, subject to the consent of Borrowers (which consent may be withheld in Borrower Representative’s reasonable discretion but shall not be required when a Default or Event of Default exists), resign at any time and any resignation by SMBC as Administrative Agent hereunder in accordance with Section 12.09 shall also constitute its resignation as Letter of Credit Issuer. In the event of any such resignation, Lenders shall appoint from among the Lenders a successor Letter of Credit Issuer hereunder (subject, except when an Event of Default exists, to the consent of Borrower Representative, not to be unreasonably withheld); provided, however, that no failure by Lenders to appoint any such successor shall affect the resignation of SMBC as Letter of Credit Issuer. If SMBC resigns as Letter of Credit Issuer, it shall retain all the rights and obligations of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Liability with respect thereto (including the right to require the Lenders to fund payment of any amount drawn under a Letter of Credit issued by SMBC as Letter of Credit Issuer pursuant to Section 2.12(c)(i) hereof). Upon the acceptance of a successor’s appointment as Letter of Credit Issuer hereunder: (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (b) the retiring Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Letter of Credit Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Letter of Credit Issuer and Administrative Agent under Sections 2.10, 2.11 and 2.12 hereof and otherwise hereunder) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12 Other Agents; Arrangers and Manager. None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “co-lead arranger” or “book manager” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

SECTION 13. MISCELLANEOUS

13.01 Amendments. Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed, with respect to this Credit Agreement, by Administrative Agent, on the one hand, and the Loan Parties and General Partner, on the other hand; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce (other than pursuant to Section 3.06 hereof) or increase the amount of the Commitment of such Lender or alter the provisions relating to any fees (or any other payments) payable to such Lender;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate and subject to Section 4.02(d)), or reduce the fees or other amounts payable to such Lender or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder; and

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the Transfer of Interests in a Loan Party permitted hereunder.

(b) all Lenders:

(i) extend the Maturity Date (other than in accordance with Section 2.14);

(ii) permit the cancellation, withdrawal, deferral, excuse or reduction of the Capital Commitment, Remaining Capital Commitment or the Capital Contribution of any Included Investor (to the extent consent is required under the terms of the Credit Agreement);

(iii) amend the definition of “Applicable Rating Requirement,” “Available Commitment,” “Collateral,” “Borrowing Base Deficiency,” “Included Investor”, and “Pro Rata Share” (or any constituent defined terms used in the definitions of such defined terms);

(iv) change the percentages specified in the definition of Required Lenders herein;

(v) change any of Section 2.01, 11.01, 11.02 or 13.18 hereof;

(vi) modify the conditions or procedure to any Borrowings;

(vii) modify or release any Collateral prior to the Obligations having been paid in full and while this Credit Agreement remains in effect, except as otherwise contemplated herein or therein, and except in connection with the Transfer of Interests in a Loan Party permitted hereunder;

(viii) consent to the assignment or pledge by any Loan Party of any of its rights and obligations under (or in respect of) any of the Loan Documents; or

(ix) amend the terms of this Section 13.01.

Notwithstanding clauses (a) and (b) above: (A) no provision of Section 12 hereof may be amended or modified without the consent of Administrative Agent; (B) no provision of Section 2.12 hereof nor other provisions relating to Letters of Credit hereunder may be amended or modified without the consent of the applicable Letter of Credit Issuer; (C) Section 9 and Section 10 hereof specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 9 or Section 10 hereof shall require the consent of the Lenders that are specified therein as required for a waiver thereof and (D) the Administrative Agent shall be permitted to amend the Credit Agreement or any Loan Documents without Lender consent to correct any typographical or grammatical error.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 10 hereof: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow any Borrower Party or General Partner to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Loan Party, if such modification, waiver, or consent is of an administrative nature.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request.

13.02 Sharing of Offsets. Each Lender and Administrative Agent agrees that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder, under any Loan Document or its Note than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lender’s Note or the Obligations to such Lender under this Credit Agreement or under any Loan Document, then such Lender shall purchase participations in the Obligations under this Credit Agreement or under any Loan Document held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, any Loan Document, the Notes and the Obligations thereunder held by Lenders shall be made in accordance with Section 13.04 hereof (determined as of the date of such receipt and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

13.03 Sharing of Collateral. To the extent permitted by applicable law, each Lender and Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Demand or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it hereunder or under any Loan Document which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder, under any Loan Document or its Note than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any other Lender’s Note or the Obligations to such Lender hereunder or under any Loan Document, then, in accordance with the covenants and agreements contained in Section 13.04 hereof, such Lender or Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations hereunder or under any Loan Document held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, any Loan Document, the Notes and the Obligations thereunder held by Lenders shall be made in accordance with Section 13.04 hereof (determined as of the date of such receipt and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs Administrative Agent to coordinate and implement the sharing of Collateral contemplated by this Section 13.03 prior to the distribution of proceeds from Capital Demands or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or Administrative Agent, in their respective capacity as Lenders.

13.04 Payments Set Aside. To the extent that any Loan Party makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this section shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

13.05 Waiver. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Administrative Agent and Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to Section 13.01 hereof, Administrative Agent acting on behalf of all Lenders, and Borrowers may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of Lenders, General Partner or the Loan Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Loan Parties hereunder, any such agreement, waiver or consent made with such written consent of Administrative Agent being effective to bind all Lenders, except as provided in Section 13.01 hereof.

13.06 Payment of Expenses; Indemnity.

(a) Borrowers agree jointly and severally to pay within fifteen (15) Business Days of receiving a bill from Administrative Agent:

(i) all of the documented out-of-pocket costs and expenses of Administrative Agent (including without limitation the reasonable and documented fees and expenses of (x) one primary outside U.S. legal counsel and (y) one Cayman Islands legal counsel) reasonably incurred by it, in connection with:

(A) the development, negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, the other Loan Documents or any other documents prepared in connection herewith or therewith (as well as the consummation of the transactions contemplated hereby and thereby),

(B) any and all amendments, modifications and supplements thereof or thereto, and

(C) all the due diligence, inspection, testing and review costs and expenses incurred by Administrative Agent with respect to the Collateral under this Credit Agreement;

(ii) all of the documented out-of-pocket costs and expenses of each Lender (including without limitation the fees and expenses of outside legal counsel) reasonably incurred by such Lender, in connection with all amendments, modifications and supplements to this Credit Agreement, the Notes, the other Loan Documents or any other documents prepared in connection herewith or therewith, which amendments, modifications or supplements arise from or otherwise relate to any Default or Event of Default; and

(iii) in the event that an Event of Default exists, all documented out of pocket costs and expenses of the Administrative Agent and the Lenders, reasonably incurred by them in connection with the presentation and enforcement of rights of the Lenders and Letter of Credit Issuer under the Loan Documents.

Notwithstanding the foregoing, no Loan Party shall be required to reimburse the Administrative Agent in connection with any fee paid to syndicate members in connection with any syndication of the Commitments, nor shall the Administrative Agent be required to pay any brokerage fee or commission arising in connection with the transactions contemplated hereby.

(b) Borrowers agree jointly and severally to indemnify Administrative Agent and each of the Lenders and Letter of Credit Issuer and their respective directors, officers, employees, attorneys, advisors and agents (each such Person, including, without limitation, Administrative Agent and each of Lenders, being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than punitive, special, indirect or consequential damages), liabilities, costs and expenses of any kind, including reasonable counsel fees and expenses, which may be imposed on, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i) the execution, delivery or performance of this Credit Agreement, any other Loan Document, any transaction contemplated hereby or thereby or any agreement or instrument contemplated thereby,

(ii) the use or misuse of any of the proceeds of the Loans or the Letters of Credit,

(iii) the fraudulent actions or intentional misrepresentations of any Loan Party in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents,

(iv) any claim, litigation, investigation or administrative or judicial proceeding relating to any of the foregoing or the Organizational Documents, whether or not any Indemnitee is a party thereto, or

(v) the grant to the Administrative Agent or any Lender of the Lien in the Collateral and the exercise by the Administrative Agreement or any Lender of its rights and remedies under any agreements creating any such Lien;

provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses (A) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) if such Indemnitee is a party other than Administrative Agent and Agent-Related Persons and such liability does not involve an act or omission of any Borrower Party and is brought by another Indemnitee against such Indemnitee, or (C) arising out of any settlement entered into without the prior written consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, the Borrowers’ equity holders or creditors and whether or not the transactions contemplated hereby are consummated. Borrowers also agree jointly and severally to reimburse an Indemnitee as and when billed by such Indemnitee for all such Indemnitee’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnitee’s rights under this Credit Agreement, Notes, any other Loan Documents or any transaction contemplated hereby or thereby, including without limitation the reasonable and documented fees and disbursements of its counsel. Except as otherwise set forth herein, Borrowers also agree that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrowers or the Borrowers’ Subsidiaries or Affiliates or to the Borrowers’ or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith, or willful misconduct.

(c) Administrative Agent and Lenders will indemnify Loan Parties against any cost or losses actually incurred as a result of its gross negligence or willful misconduct in the disclosure or misuse of Confidential Information in violation of the confidentiality provisions in the Loan Documents.

(d) WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, BORROWERS INTEND AND AGREE THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF OUTSIDE COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT BY SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(e) The provisions of this Section 13.06 shall remain operative and in full force and effect regardless of the expiration of the Stated Maturity Date, the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of Lenders; provided, however, that the provisions of this Section 13.06 shall terminate three (3) years following payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents. All amounts due under this Section 13.06 shall be payable promptly on written demand therefor.

13.07 Notices.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows:

(i) If to any Loan Party, Investment Manager, General Partner, Administrative Agent, Letter of Credit Issuer or any Lender, at its notice address and numbers set forth in Schedule 13.07 attached hereto. Each Lender agrees to provide to Administrative Agent a written notice stating such Lender’s address, facsimile number, telephone number, and the name of a contact person, and Administrative Agent may rely on such written notice unless and until a Lender provides Administrative Agent with a written notice designating a different address, facsimile number, telephone number or contact person.

(ii) Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 13.07. With respect to any notice received by Administrative Agent from any Loan Party, Investment Manager or General Partner not otherwise addressed herein, Administrative Agent shall notify Lenders promptly of the receipt of such notice, and shall provide copies thereof to Lenders. When determining the prior day’s notice required for any request for credit extension or other notice to be provided by any Loan Party, Investment Manager or General Partner hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) shall not be counted except if specified herein, but the day of the related Loan or Letter of Credit or other relevant action shall be counted.

(b) Effectiveness of Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(c) Electronic Communications. Notices and other communications to Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 hereof if such Lender or the Letter of Credit Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent, Investment Manager, General Partner or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(d) Effectiveness of E-mail Notice. Unless Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.08 Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the state of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles that might otherwise apply, except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents (except, as to any other Collateral Documents, as expressly set forth therein), and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

13.09 Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER

LOAN DOCUMENTS, AS EXPRESSLY SET FORTH THEREIN), OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE ADDRESS OF A BORROWER, INVESTMENT MANAGER OR GENERAL PARTNER, AS APPLICABLE, AS SET FORTH IN SECTION 13.07 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED; and

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

13.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.11 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

13.12 Entirety and Amendments. This Credit Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Credit Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Credit Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Credit Agreement and the other Loan Documents. This Credit Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower Parties that are the parties thereto and Administrative Agent, on behalf of Lenders.

13.13 Parties Bound: Assignment.

(a) Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Loan Parties or General Partner may assign or otherwise transfer any of their respective rights under this Credit Agreement or the other Loan Documents without the prior written consent of all Lenders, and provided further that the rights of each Lender to transfer, assign or grant a participation in its rights and/or obligations hereunder shall be limited as set forth in this Section 13.13.

(b) Participations. Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Loans; provided that:

(i) any such participation shall be in a minimum amount of $5,000,000 and, if in a greater amount, in integral multiples of $1,000,000 and must be of a constant, and not varying percentage of such Lender’s economic interest under this Credit Agreement;

(ii) such Participant must be an Eligible Assignee;

(iii) such Participant must deliver to Borrower Representative a fully completed Qualified Purchaser Certificate;

(iv) the sum of the then aggregate number of Lenders plus Participants may not exceed thirty (30);

(v) with respect to any Participant, Borrower Representative has not, within three (3) Business Days of receipt of the Qualified Purchaser Certificate executed by such Participant, notified Administrative Agent in writing that Borrower Representative in good faith believes that such Participant is not a Qualified Purchaser;

(vi) prior to such grant, such Lender obtains the written consent of the Administrative Agent and Borrowers (which consent shall not unreasonably be withheld, and which consent of Borrowers shall not be required (A) if an Event of Default exists under Section 11.01(a), 11.01(b), 11.01(i), or 11.01(j) hereunder, (B) if any other Event of Default exists and has not been cured or waived within 30 days, or (C) in the case of the sale of a participation to an Affiliate of such Lender (provided that a Lender’s sale to an Affiliate of such Lender which Affiliate is a Competitor shall be subject to the written consent of the Borrowers) or to a Federal Reserve Bank);

(vii) In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower Representative, Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement (it being understood that the documentation required under Section 4.04(e) shall be delivered to the participating Lender). Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (x) reductions or increases in the amount, or altering the term, of the Commitment of such Participant; (y) changes to the Maturity Date, interest rate(s), fees, scheduled payment dates, or the application of payments as provided in this Credit Agreement; and (z) changes to the definition of Required Lenders. Borrowers agree that each Participant shall be entitled to the benefits of Section 4 hereof with respect to its participating interest; provided, however, in no event shall Borrowers be obligated to pay to such Participant amounts greater than those Borrowers would have been required to pay to the granting Lender in the absence of such participation. In the event that a Lender sells participations in its Loans, such Lender, acting solely for this purpose as a non-fiduciary agent solely for the purpose set forth in this Section 13.13(b) on behalf of Borrowers, shall maintain (or cause to be maintained) a register for the recordation of the names and addresses of all Participants in such Lender’s Loans, and the Commitments of, and principal amounts of each Participant’s participation in such Loans from time to time (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. A Lender’s Loan (and such Lender’s Note, if any evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Loan (and the applicable Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. Each Participant Register and copies of documentation evidencing each participation shall be available for inspection by Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(c) Assignments. Any Lender may and, following a demand by Borrower Representative (following a claim or demand by such Lender for payment of any amount under Section 4.01 or 4.04 hereof) shall, at any time assign to one or more Persons (an “Assignee”) all, or a proportionate part of all of its rights and obligations under this Credit Agreement and its Note (including all or a portion of its Commitment and the Loans at the time owing to it), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided, however, that:

(i) such Assignee must be an Eligible Assignee;

(ii) this Section 13.13(c) shall not restrict an assignment or any Lender from pledging a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender to a Federal Reserve Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, but no such pledge or assignment to a Federal Reserve Bank shall release the assigning Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto;

(iii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it, or the assignment of all of such assigning Lender’s rights and obligations under this Credit Agreement, to another Lender, any assignment shall be in a minimum amount of $5,000,000 and, if in a greater amount, in integral multiples of $1,000,000, and in no event shall assigning Lender’s Commitment be less than $5,000,000 upon giving effect to such assignment;

(iv) any assignment of a Commitment must be approved by the Administrative Agent, the Letter of Credit Issuer and the Borrower Representative (to the extent required hereunder) unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(v) if the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to Borrower Representative and Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.04 hereof;

(vi) the parties to each such assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance Agreement, the Assignee shall pay to the assigning Lender an amount equal to the purchase price agreed between such assigning Lender and such Assignee;

(vii) each assignment made as a result of a demand by Borrower Representative shall be arranged by Borrower Representative after consultation with Administrative Agent and shall be an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement;

(viii) such Assignee must deliver to Borrower Representative a fully completed Qualified Purchaser Certificate;

(ix) the sum of the then aggregate number of Lenders plus Participants may not exceed thirty (30);

(x) with respect to any Assignee, Borrower Representative has not, within three (3) Business Days of receipt of the fully completed Qualified Purchaser Certificate executed by such Assignee, notified Administrative Agent in writing that Borrower Representative in good faith believes that such Assignee is not a Qualified Purchaser;

(xi) prior to such assignment, such Lender obtains the written consent of the Administrative Agent and Borrowers (which consent shall not unreasonably be withheld, and which consent of Borrowers, for the avoidance of doubt, shall not be required under any clause of Section 13.13(c) (A) if an Event of Default exists under Section 11.01(a), 11.01(b), 11.01(i), or 11.01(j) hereunder, (B) if any other Event of Default exists and has not been cured or waived within 30 days, or (C) in the case of the assignment to an Affiliate of such Lender (provided that a Lender’s sale to an Affiliate of such Lender which Affiliate is a Competitor shall be subject to the written consent of the Borrowers) or to a Federal Reserve Bank); and

(xii) the assigning Lender shall pay a fee of $3,500 to the Administrative Agent.

Any assignment by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 13.13(c) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.13(b) hereof so long as the terms of Section 13.13(b) hereof have been satisfied. Otherwise, such assignment shall be null and void.

(d) Consequences of Assignment. From and after the effective date specified in each Assignment and Acceptance Agreement and payment by such Assignee to such assignor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee provided that the parties have complied with Section 13.13(c) above, such Assignee shall be a Lender party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, shall have all the rights and obligations of a Lender with a Commitment/Loans as set forth in such Assignment and Acceptance Agreement, and the assignor Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance Agreement covering all of the obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon the consummation of any assignment pursuant to Section 13.13(c) hereof, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to such Assignee and the transferor Lender.

(e) Disclosure of Information. Any Lender may furnish any information concerning any Loan Party, General Partner or any Investor in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 13.20 hereof.

(f) Register. Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at Administrative Agent’s Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Liability owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Loan Party, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.14 Lender Default. If for any reason any Lender shall fail or refuse to abide by its obligations hereunder, and such Lender shall not have cured such failure within five (5) Business Days of its occurrence (a “Lender Default”), then, in addition to the rights and remedies that may be available to Administrative Agent, Lenders, or Borrowers at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans, the Letters of Credit and this Credit Agreement, shall be suspended during the pendency of such failure or refusal. Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire, or to arrange to have such other Eligible Assignee to acquire, at par all of such Lender’s Commitment, including its Pro Rata Share in the Obligations under this Credit Agreement. In the event that Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not in Default (a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Lender’s Commitment, including its Pro Rata Share in the outstanding Obligations under this Credit Agreement.

13.15 Replacement of Lenders. If any Lender requests compensation under Section 4.01 or Section 4.04 hereof, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01 or Section 4.04 hereof, or if any Lender is a Defaulting Lender, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.05(c), then Borrower may, at its sole expense and effort, upon notice by Borrower Representative to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.13 hereof), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.04) and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) Borrower shall have paid to Administrative Agent a processing and recordation fee in the amount of $3,500;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.03 hereof) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.01 or Section 4.04 hereof or payments required to be made pursuant to Section 4.01 or Section 4.04 hereof, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

13.16 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Credit Agreement so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders shall refund to Borrowers the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

13.17 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

13.18 Survival. The obligations of Borrowers under Section 4.01 and 13.06 hereof shall survive the repayment of Loans or the Letters of Credit and the termination of this Credit Agreement. In addition, each representation and warranty made or deemed to be made by a Request for Borrowing or a Request for Letter of Credit, herein or pursuant hereto, shall survive the making of such representation and warranty, and none of the Administrative Agent, the Letter of Credit Issuer nor any Lender shall be deemed to have waived, by reason of making any Loan or issuing any Letter of Credit, any Default that may arise because any such representation or warranty shall have proved to be false or misleading at the time made, notwithstanding that the Administrative Agent, the Letter of Credit Issuer or the Lenders may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made or such Letter of Credit was issued.

13.19 Limited Liability of Investors, Investment Manager . Notwithstanding any other provision to the contrary in the Loan Documents and except with respect to any losses arising from (a) the Borrowers’ intentional misrepresentation hereunder, fraud, or willful misapplication of proceeds in contravention of this Credit Agreement, for which there shall be full recourse to the applicable Borrower (but not to any of such Borrower’s Investors), and (b) Investment Manager’s intentional misrepresentation hereunder, fraud, or willful misapplication of proceeds in contravention of this Credit Agreement, for which there shall be full recourse to Investment Manager, none of the Investors, Investment Manager nor General Partner, nor any manager, principal, shareholder, member, officer, employee, director, advisor of Investment Manager shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 13.19 or in any of the other provisions of the Loan Documents shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of the Loan Parties, or of any Investor to make its Capital Contributions to the applicable Loan Party, in accordance with the terms of the applicable Organizational Documents. Notwithstanding anything contained in this Section 13.19, the payment and performance of the Obligations shall be fully recourse to each Borrower and its respective properties and assets.

13.20 Availability of Records; Confidentiality. Each of the Loan Parties and General Partner acknowledges and agrees that Administrative Agent may provide to Lenders, and that Administrative Agent and each Lender may provide to any Participant or Assignee or proposed Participant or Assignee, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of the Loan Parties and General Partner, any Investor or received by any of Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability or the Commitments of Lenders; provided, however, that, prior to any such delivery or communication, the Lender, Participant, or Assignee, as the case may be, shall have agreed in writing to (a) preserve the confidentiality of all data and information which constitutes Confidential Information and (b) use such information only in connection with the Loans, and such agreement shall provide that Borrowers shall have the right to rely thereon and enforce such agreement. Borrowers, General Partner, the Administrative Agent and the Lenders:

(a) acknowledge and agree that:

(i) the identities of the Investors, any structural or financial information delivered by the Investors, the amounts of their respective Capital Commitments and Remaining Capital Commitments and details regarding their investments under the Organizational Documents and any other information regarding the Investors or the terms of their investment in any of the Borrowers (including the terms of, and information contained in, their Subscription Agreements and side letters) (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and

(ii) information with respect to Investments has been and will be delivered on a confidential basis;

(b) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and

(c) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 13.20.

Anything herein to the contrary notwithstanding, the provisions of this Section 13.20 shall not preclude or restrict any such party from disclosing any Confidential Information:

(a) with the prior written consent of the Loan Parties or General Partner;

(b) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party;

(c) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 13.20;

(d) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit;

(e) as required in connection with any litigation or other proceeding between a Lender and a Borrower Party and/or an Investor;

(f) in connection with (i) the exercise of any the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents; or (ii) any suit, action or proceeding relating to the Loans or any of the Loan Documents or the enforcement of rights hereunder or thereunder; or

(g) as otherwise specifically required by law or, in the opinion of legal counsel, is required by law.

13.21 Tax Disclosure. Notwithstanding anything herein to the contrary, the Administrative Agent, the Letter of Credit Issuer, each Lender, General Partner, Investment Manager and each Loan Party (each a “Transaction Party”) may disclose, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case within the meaning of United States Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) that are provided to any Transaction Party relating to such tax treatment and tax structure, it being understood and agreed that (i) the name of, or any other identifying information regarding (A) the Loan Parties or any existing or future investor (or any affiliate thereof) in the Loan Parties, or (B) any investment or transaction entered into by the Loan Parties, (ii) any performance information relating to the Loan Parties or their investments, and (iii) any performance or other information relating to previous funds or investments sponsored by Apollo, do not constitute such tax treatment or tax structure information.

13.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party and General Partner acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by Administrative Agent, are arm’s-length commercial transactions between the Loan Parties and General Partner and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand; (ii) each Loan Party and General Partner has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each Loan Party and General Partner is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, General Partner or any of their respective Affiliates, or any other Person; and (ii) neither Administrative Agent have any obligation to the Loan Parties, General Partner or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, General Partner and their respective Affiliates, and neither Administrative Agent have any obligation to disclose any of such interests to the Loan Parties, General Partner or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party and General Partner hereby waives and releases any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.23 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Credit Agreement by telecopier or by electronic mail (in portable document format (“PDF”)) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

13.24 USA PATRIOT Act Notice. Each of the Lenders and the Administrative Agent (for itself and not on behalf of any Lender or Letter of Credit Issuer) hereby notifies Borrowers and General Partner that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001))(the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses of Borrowers and other information that will allow such Lender, Letter of Credit Issuer or the Administrative Agent, as applicable, to identify Borrowers in accordance with the Patriot Act.

13.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers.

SECTION 14. MULTIPLE OBLIGOR

14.01 Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that the obligations under the Loan Documents be honored and enforced as joint and several obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Liability. The Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities. The Borrowers’ respective Loans and Obligations shall constitute the joint and several obligation of each Borrower.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Lenders) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against the other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing the other Borrower’s obligations. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrower. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

14.02 Waivers.

(a) Waivers of Rights and Defenses. Each Borrower waives any right to require the Administrative Agent to (i) proceed against any particular Borrowers, any particular Collateral, or in any particular order of realization, (ii) proceed against or exhaust any Collateral, or (iii) pursue any other right or remedy. Each Borrower agrees that the Administrative Agent may proceed against each or any Borrower with respect to the obligations of such Borrower under this Credit Agreement and the other Loan Documents without taking any actions against any other Borrower(s) and without proceeding against or exhausting any other Collateral. Each Borrower agrees that the Administrative Agent (on behalf of the Lenders) may unqualifiedly exercise (or refrain from exercising) in its sole discretion any or all rights and remedies available to it against any Borrower without impairing the Administrative Agent’s rights and remedies in enforcing the obligations of any Borrower under this Credit Agreement or the other Loan Documents, under which every Borrower’s liabilities shall remain independent and unconditional. Each Borrower agrees and acknowledges that the Administrative Agent’s exercise of certain of such rights or remedies may affect or eliminate such Borrower’s right of subrogation or recovery (if any) against any or all of the other Borrowers and that such Borrower may incur a partially or totally non-reimbursable liability in performing its obligations under the Loan Documents. Without limiting the generality of any other waivers in this Credit Agreement, each Borrower expressly waives any statutory or other right that such Borrower might otherwise have to require the Administrative Agent to exhaust the Collateral held with respect to the other Loan Parties before the Administrative Agent may proceed against the Collateral owned by such Borrower.

(b) Additional Waivers. Each Borrower waives diligence and all demands, protest, presentments and notices of every kind or nature except notices of default, notices to cure and notices that, in any of the foregoing cases, are either required by law or by the Loan Documents, including notices of protest, dishonor, nonpayment, acceptance of the obligations of such Borrower under this Agreement and the other Loan Documents and the creation, renewal, extension, modification or accrual of any such obligations. No failure or delay on the Administrative Agent’s or any Lender’s part in exercising any power, right or privilege under the Loan Documents shall impair or waive any such power, right or privilege.

14.03 Full Knowledge. Each Borrower acknowledges, represents and warrants that such Borrower has had a full and adequate opportunity to review the Loan Documents, the transactions contemplated therein and all underlying facts relating to such transactions. Each Borrower represents and warrants that such Borrower fully understands: (a) the remedies the Administrative Agent (on behalf of the Lenders) may pursue against such Borrower and each other Borrower in the event of a default under the Loan Documents, (b) the value (if any) of any Collateral, and (c) such Borrower’s and each other Borrower’s financial condition and ability to perform under the Loan Documents. Each Borrower agrees to keep itself fully informed regarding all aspects of such Borrower’s and each other Borrower’s financial condition and the performance of such Borrower’s and each other Borrower’s obligations under this Credit Agreement and the other Loan Documents. Each Borrower agrees that neither the Administrative Agent nor any Lender has any duty, whether now or in the future, to disclose to any Borrower any information pertaining to such Borrower, any Collateral or any other Borrower.

14.04 Deferral of Reimbursement. Each Borrower waives any right to be reimbursed by any other Borrower for any payment(s) made by such Borrower or from such Borrower’s property on account of the obligations of such other Borrower under this Credit Agreement or any other Loan Document, unless and until all such obligations under the Loan Documents then required to be performed have been paid and performed (as applicable) in full. Each Borrower acknowledges that such Borrower has received adequate consideration for execution of the Loan Documents to which such Borrower is a party by virtue of Lenders’ making the Loans (which benefit each and every Borrower). No Borrower requires or expects, and no Borrower is entitled to, any other right of reimbursement against any other Borrower as consideration for entering into the Loan Documents to which such Borrower is a party.

14.05 Lenders’ Disgorgement of Payments. Upon payment of all or any portion of the Loans, every Borrower’s obligations under the Loan Documents shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any bankruptcy, insolvency or similar proceeding or otherwise, avoided or recovered directly or indirectly from the Administrative Agent or any Lender as a preference, fraudulent or otherwise, irrespective of (a) any notice of revocation given by such Borrower prior to such avoidance or recovery, or (b) payment in full of the Loans. Each Borrower’s liability under the Loan Documents shall continue until all periods have expired within which the Administrative Agent or Lenders could (on account of bankruptcy or insolvency proceedings, whether or not then pending, affecting any Borrower or any other person) be required to return or repay any amount paid at any time on account of the Loans. If, in any such proceeding, any party seeks to require the Administrative Agent or any Lender to disgorge or repay any payments previously made by any Borrower to the Administrative Agent or Lender, then all Borrowers shall jointly and severally be obligated to pay the Administrative Agent or such Lender, within fifteen (15) days after written request therefor, an amount equal to the amount adjudicated to be disgorged or repaid.

REMAINDER OF PAGE INTENTIONALLY BLANK

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

ACMP HOLDINGS, LLC, as a Borrower

By:	Apollo Capital Markets Management, L.P., its investment manager

By:	ACMP Capital Management, LLC, its general partner

	By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

SMBC-Apollo CMP

Revolving Credit Agreement

INVESTMENT MANAGER:

APOLLO CAPITAL MARKETS MANAGEMENT, L.P.

By:	ACMP Capital Management, LLC, its General Partner

	By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

SMBC-Apollo CMP

Revolving Credit Agreement

ADMINISTRATIVE AGENT:

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:	/s/ William Wallace
Name: William Wallace
Title: Managing Director

LETTER OF CREDIT ISSUER:

SUMITOMO MITSUI BANKING CORPORATION, as Letter of Credit Issuer

By:	/s/ William Wallace
Name: William Wallace
Title: Managing Director

SMBC-Apollo CMP

Revolving Credit Agreement

LEAD ARRANGERS:

SUMITOMO MITSUI BANKING CORPORATION, as Lead Arranger

By:	/s/ William Wallace
Name: William Wallace
Title: Managing Director

MIZUHO BANK, LTD., as Lead Arranger

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

SMBC-Apollo CMP

Revolving Credit Agreement

INITIAL LENDERS:

(i) Prior to the Automatic Step-Up Date, $[***], (ii) on and after the Automatic Step-Up Date, $[***], and (iii) if a Successful Syndication has not occurred on or prior to the Syndication Deadline, after the Syndication Deadline, [***].	SUMITOMO MITSUI BANKING CORPORATION, as an Initial Lender

By:	/s/ William Wallace
Name: William Wallace
Title: Managing Director

SMBC-Apollo CMP

Revolving Credit Agreement

$[***]	MIZUHO BANK, LTD.
as an Initial Lender

By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

SMBC-Apollo CMP

Revolving Credit Agreement

SCHEDULE 13.07

Addresses for Notices

Name	Type of Loan Party	General Partner / Managing Member / Investment Manager	Jurisdiction of Formation	Principal Office, Chief Executive Office and Principal Place of Business	Collateral Account

ACMP Holdings, LLC	Initial Borrower	Apollo Capital Markets Management, L.P.	Delaware	One Manhattanville Road, Suite 201, Purchase, New York 10577	Goldman Sachs Bank USA, ABA No. [***], Account No. [***]

Apollo Capital Markets Partnership (Offshore), L.P.,	Offshore Feeder and Initial Feeder Fund	ACS GP, LLC	Cayman Islands	One Manhattanville Road, Suite 201, Purchase, New York 10577	Goldman Sachs Bank USA, ABA No. [***], Account No. [***]

Apollo Capital Markets Partnership, L.P.	Onshore Feeder and Initial Feeder Fund	ACS GP, LLC	Delaware	One Manhattanville Road, Suite 201, Purchase, New York 10577	Goldman Sachs Bank USA, ABA No. [***], Account No. [***]

ACS GP, LLC	General Partner	Apollo Management Holdings, L.P.	Delaware	One Manhattanville Road, Suite 201, Purchase, New York 10577	N/A

Apollo Capital Markets Management, L.P.	Investment Manager	ACMP Capital Management, LLC	Delaware	One Manhattanville Road, Suite 201, Purchase, New York 10577	N/A

SMBC-Apollo CMP

Revolving Credit Agreement